UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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Allegion Public Limited Company
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2023

Notice of Annual General Meeting of Shareholders and Proxy Statement

ALLEGION™

PIONEERING SAFETY™

NOTICE OF 2023 ANNUAL GENERAL MEETING OF SHAREHOLDERS
Dear Fellow Shareholders:
We are pleased to invite you to the Annual General Meeting of Shareholders of Allegion plc. Details for the meeting, including the items to be considered and voted upon by our shareholders, are as follows:

When	June 8, 2023, at 4:30 p.m., local time

Location	The Shelbourne, 27 St. Stephen’s Green, Dublin 2 Ireland

Record Date	Only shareholders of record as of the close of business on April 13, 2023 are entitled to receive notice of, and to vote at, the Annual General Meeting.

Items to be Voted on	1. Elect as directors the nine nominees named in the proxy statement.
2. Approve the compensation of our named executive officers on an advisory (non-binding) basis.
3. Approve the Allegion plc Incentive Stock Plan of 2023.
4. Ratify the appointment of our independent registered public accounting firm and authorize the Audit and Finance Committee of the Board of Directors to set the independent registered public accounting firm’s remuneration for the fiscal year ended December 31, 2023.
5. Renew the Board of Directors’ existing authority to issue shares under Irish law.
6. Renew the Board of Directors’ existing authority to issue shares for cash without first offering shares to existing shareholders (Special Resolution under Irish law).
7. Conduct such other business properly brought before the meeting (including any adjournments, postponements or continuations thereof).
Your vote is very important. Whether or not you plan to attend the Annual General Meeting, please vote your shares as soon as possible over the Internet or telephone (using the control number on your Notice of Internet Availability of Proxy Materials, proxy card or a voting instruction form), or by completing, signing, dating, and mailing your proxy card or voting instruction form.

Online	By Mail	By Phone	In Person
Visit www.proxyvote.com	Return your proxy card or voting instruction form	Call 1-800-690-6903	Attend the meeting
If you are a beneficial owner of shares held in “street name” through a bank or broker, please refer to the voting instruction form sent to you by your bank or broker to see what voting methods are available to you.

By Order of the Board of Directors,
Eric Gunning
Corporate Secretary
If you are a shareholder of record who is entitled to attend and vote, then you are entitled, using the form provided (or the form in Section 184 of the Companies Act 2014), to appoint a proxy or proxies to attend the Annual General Meeting and vote on your behalf. Any proxy is not required to be a shareholder of the Company. If you wish to appoint as proxy any person(s) other than the individuals specified on the proxy card provided, please contact the Corporate Secretary at our registered office.
Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to be held on June 8, 2023: The Proxy Statement, Annual Report on Form 10-K, and the Irish Statutory Accounts are available at www.proxyvote.com.

Registered Office Address: Block D, Iveagh Court, Harcourt Road Dublin 2, D02 VH 94, Ireland Company No. 527370	U.S. Mailing Address: c/o Schlage Lock Company LLC 11819 N. Pennsylvania Street Carmel, Indiana 46032, U.S.A.

Page
SUMMARY INFORMATION	i
PROPOSALS REQUIRING YOUR VOTE	1
Item 1. Election of Directors	1
Item 2. Advisory Vote on Executive Compensation	9
Item 3. Approval of the Allegion plc Incentive Stock Plan of 2023	10
Item 4. Approval of Appointment of Independent Registered Public Accounting Firm and Authorization to Set Independent Registered Public Accounting Firm’s Renumeration for Fiscal 2023	17
Audit and Finance Committee Report	17
Fees of the Independent Registered Public Accounting Firm	18
Item 5. Renewal of the Board’s Existing Authority to Issue Shares under Irish Law	19
Item 6. Renewal of the Board’s Existing Authority to Issue Shares for Cash Without First Offering Shares to Existing Shareholders (Special Resolution under Irish Law)	20
CORPORATE GOVERNANCE	22
Corporate Governance Guidelines and Practices	22
Director Independence	26
Communication with Directors	27
Code of Conduct	27
Related Person Transactions	27
Anti-Hedging / Anti-Pledging Policy and Other Restrictions	27
Committees of the Board	28
ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”) HIGHLIGHTS	34
Corporate Citizenship	35
COMPENSATION OF DIRECTORS	37
COMPENSATION DISCUSSION AND ANALYSIS	39
Executive Summary	39
Compensation Philosophy and Design Principles	42
How We Make Compensation Decisions	44
Compensation Elements	46
2022 Compensation Decisions	47
2022 Annual and Long-Term Incentive Program Designs and Payouts	48
2023 Total Direct Compensation at Target	54
Other Compensation and Tax Matters	54

TABLE OF CONTENTS (Con’t)

GLOSSARY OF TERMS

The below are terms commonly used in this proxy statement.
AGM	Annual General Meeting of Shareholders
AIP	Annual Incentive Plan
AOP	Annual Operating Plan
CCPA	California Consumer Privacy Act
CD&A	Compensation Discussion and Analysis
CEO	Chief Executive Officer
CFO	Chief Financial Officer
CIC	Change in Control
CISO	Chief Information Security Officer
CPO	Chief Privacy Officer
DEI	Diversity, Equity and Inclusion
EBITDA	Earnings Before Interest, Tax, Depreciation and Amortization
EHS	Environmental, Health and Safety
ELT	Executive Leadership Team
EPS	Earnings Per Share
ESG	Environmental, Social and Governance
GAAP	Generally Accepted Accounting Principles
GDPR	General Data Protection Regulation
GHG	Greenhouse Gas
LTI	Long-term Incentive Program
NEO	Named Executive Officer
NYSE	New York Stock Exchange
PSU	Performance Stock Unit
RSU	Restricted Stock Unit
SASB	Sustainability Accounting Standards Board
SEC	U.S. Securities and Exchange Commission
TCFD	Task Force on Climate-related Financial Disclosures

The Board of Directors (the “Board” or “Board of Directors”) of Allegion plc (the “Company,” “we,” “us” or “our”) is soliciting your proxy to vote at the Annual General Meeting of Shareholders (“AGM,” the “Annual General Meeting,” or the “meeting”), and any adjournments, postponements or continuations thereof. This proxy statement (“Proxy Statement”) and the enclosed proxy card or voting instruction form, or the Notice Regarding the Availability of Proxy Materials, are first being mailed or otherwise furnished on or about April 27, 2023 to shareholders of record as of the close of business on April 13, 2023 (the “Record Date”).

SUMMARY INFORMATION

This summary highlights information contained elsewhere in this Proxy Statement. It is not intended to contain all information that you should consider before voting and we encourage you to read the entire Proxy Statement carefully before voting. For more information regarding the Company’s performance for the fiscal year ended December 31, 2022 (“fiscal 2022”), please review the Company’s Annual Report on Form 10-K.

ANNUAL GENERAL MEETING OF SHAREHOLDERS

When		June 8, 2023, at 4:30 p.m., local time

Location		The Shelbourne, 27 St. Stephen’s Green, Dublin 2 Ireland

Items to be Voted on	1.	Elect as directors for a period of one year expiring at the end of the Annual General Meeting of Shareholders of the Company in 2024, the following nine nominees:
		(a)	Kirk S. Hachigian	(f)	Dean I. Schaffer
		(b)	Steven C. Mizell	(g)	John H. Stone
		(c)	Nicole Parent Haughey	(h)	Dev Vardhan
		(d)	Lauren B. Peters	(i)	Martin E. Welch III
		(e)	Ellen Rubin

	2.	Approve the compensation of our named executive officers on an advisory (non-binding) basis.
	3.	Approve the Allegion plc Incentive Stock Plan of 2023.
	4.	Ratify the appointment of our independent registered public accounting firm and authorization to set independent registered public accounting firm’s renumeration for fiscal 2023.
	5.	Renew the Board of Directors’ existing authority to issue shares under Irish law.
	6.	Renew the Board of Directors’ existing authority to issue shares for cash without first offering shares to existing shareholders (Special Resolution under Irish law).
	7.	Conduct such other business properly brought before the meeting (including any adjournments, postponements or continuations thereof).

Record Date		The close of business on April 13, 2023

Voting		Shareholders as of the Record Date are entitled to vote at the Annual General Meeting. Each ordinary share is entitled to one vote for each director nominee and each of the other proposals.

Attendance		All shareholders of record as of the Record Date may attend the Annual General Meeting.
i

MEETING AGENDA AND VOTING RECOMMENDATIONS
The following items will be voted on by our shareholders at the Annual General Meeting.

	Proposals	Vote Required	Board Recommendation	Page
1.	Election of the nine director nominees named in the Proxy Statement	Majority of votes cast	FOR EACH NOMINEE	1
2.	Advisory approval of the compensation of the Company’s named executive officers (“Say-on-Pay”)	Majority of votes cast	FOR	9
3.	Approval of the Allegion plc Incentive Stock Plan of 2023	Majority of votes cast	FOR	10
4.	Ratification of the appointment of PricewaterhouseCoopers as our independent registered public accounting firm and authorization of the Audit and Finance Committee of the Board of Directors to set the independent registered public accounting firm’s remuneration for the fiscal year ending December 31, 2023	Majority of votes cast	FOR	17
5.	Renewal of the Board of Director’s existing authority to issue shares under Irish law	Majority of votes cast	FOR	19
6	Renewal of the Board of Directors’ existing authority to issue shares for cash without first offering shares to existing shareholders (Special Resolution under Irish law)	75% of votes cast	FOR	20

CORPORATE GOVERNANCE HIGHLIGHTS
We are committed to good corporate governance practices that promote the long-term interests of our shareholders, customers, suppliers, employees, communities in which we operate and other stakeholders, strengthen our Board of Directors and management accountability, and help build public trust. We continue to monitor emerging best practices in corporate governance and adopt measures as appropriate. The following is a summary of our corporate governance practices. More details are provided under the “Corporate Governance” section of this Proxy Statement.
Effective January 1, 2023, independent director Kirk S. Hachigian was appointed Chair of the Board. Following the retirement of David D. Petratis as the Executive Chairperson effective on December 31, 2022, the only director on the Board who is not independent is John H. Stone, who became our President and Chief Executive Officer (“CEO”) in July 2022.

Board Composition, Independence and Participation

✓	Eight of the nine director nominees are independent under New York Stock Exchange (“NYSE”) listing standards and the Company’s Corporate Governance Guidelines.
✓	The Chair of the Board is independent, and the roles of Chair of the Board and CEO are separate and held by different individuals.
✓
All of the members of the Board’s three committees, the Audit and Finance Committee, the Compensation and Human Capital Committee, and the Corporate Governance and Nominating Committee (each, a “Committee” and collectively, the “Committees”) are independent.

✓	Term limit (10 years) for non-employee directors. No waivers have been granted.
✓	Non-employee directors may not serve on the board of more than four other public companies. Further, non-employee directors who serve as an executive officer of a public company may not serve on the board of more than one other public company.
✓	No member of the Audit and Finance Committee may serve on more than two other public company audit committees.
✓	Five of the nine (56%) director nominees are women and/or racially/ethnically diverse, and two of our diverse directors serve as Chairs of the Company’s committees.
✓	The Board has a good balance of new and experienced directors, with the tenure of incumbent directors averaging 4.5 years as compared to the S&P 500 average of 7.8 years.
✓	Average age of director nominees is 61.3 years, compared the S&P 500 average of 63.1 years.
✓	Each of the Committees has the authority to hire independent experts and consultants, as needed.
✓	Each of the directors nominees* attended 100% of the Board meetings and at least 90% of the Committee meetings on which he or she served during 2022.
✓	Independent directors have full access to management and other employees.
*    Mr. Stone was appointed to the Board on July 11, 2022 and Ms. Rubin was appointed to the Board on April 13, 2023. Board and Committee meetings held prior to their respective appointment dates are not included for purposes of attendance calculations.

Board Conduct and Oversight

✓	Our Code of Conduct applies to all directors, officers and employees.
✓	The Board spends the majority of its time reviewing and engaging on strategic matters.
✓
The Board has oversight of risk management, including information technology, cybersecurity, privacy, disruptive technology and other top enterprise risks, and receives regular briefings from management on such matters.

✓	The Board, either directly or through its Committees, has oversight of ESG initiatives, including strategies, goals, performance, and reporting.
✓	Our insider trading policy prohibits our executive officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan.
✓	The Board and each of the Committees conduct self-assessments of their performance and effectiveness annually.
✓	Board and Committee self-assessments include one-on-one interviews with the Chair and each director to ensure thoughtful, candid feedback.
✓	Executive sessions of independent directors, chaired by the independent Chair of the Board or the Chair of the respective Committee, are generally held at each of the Board and Committee meetings.
✓	Our Corporate Governance Guidelines and all Committee Charters are reviewed at least annually.
✓	Emerging topics and developments in corporate governance best practices are reviewed on an ongoing basis.
✓	Succession planning is conducted at all levels, including for the Board, CEO and senior management.
✓	The Board monitors relations with shareholders, customers, suppliers, employees, the communities in which the Company operates and other stakeholders.
✓	All Board members have access and full support for continuing education training.

Shareholder Rights and Engagement

✓	Hold annual election of directors.
✓	Majority voting standard in uncontested director elections.
✓	Hold shareholder advisory vote on the executive compensation of our named executive officers (“Say-on-Pay” votes) annually.
✓	No option repricing without shareholder approval.
✓
Hold Investor Day event periodically (next one scheduled for May 2, 2023) in person and/or via live webcast with recordings available on our website following the event to provide updates on our business and strategy, and facilitate exposure to our leadership team.

✓	Attend major investor conferences each year, with senior management participation.
✓
Expanded our website disclosure to highlight our ongoing ESG progress and advancements, and to provide a materiality matrix of our ESG priorities. In addition, starting for the 2023 plan year, the Company has adopted an ESG scorecard, which has been incorporated into its Annual Incentive Plan design for its executive officers, and the Company’s performance against certain quantitative ESG metrics will factor into the executive officers’ individual performance scores.

Shareholder Engagement Highlights

Engaged through:
✓ Quarterly earnings call
✓ Investor conferences
✓ Individual investor meetings
✓ AGM
✓ Stakeholder outreach such as perception
studies
✓ Investor Day (next one scheduled to be held on
May 2, 2023)
✓ Data verification process of proxy
advisory firms
✓ ESG related reports
Engagements include: ✓ President and CEO ✓ CFO and other senior management ✓ Treasurer and Investor Relations team ✓ Non-employee directors (through the AGM) ✓ Subject matter experts ✓ Other employees
Engaged with: ✓ Institutional investors ✓ Retail shareholders ✓ Pension funds ✓ Proxy advisory firms ✓ Industry associations and thought leaders	Information shared through: ▪SEC filings including 10-K, 10-Q, 8-K and Proxy Statement ▪Quarterly earnings call ▪Press releases ▪Company website ▪Media and digital platforms

How we responded:

▪In 2023, upon retirement of our long-standing chair of Chair and President, we split the CEO and Chair of the Board roles and appointed independent director Kirk Hachigian as our Chair of the Board.
▪Starting in 2023, we updated our Annual Incentive Plan to include an ESG scorecard for executive officers measured against certain quantitative ESG metrics.
▪We have refreshed our board to include four highly qualified and diverse directors over the last three years.
▪We continue to update our ESG disclosures to highlight the steps we have taken and continue to take to deliver on our strategy.

v

OUR DIRECTOR NOMINEES
Set forth below is summary information about each director nominee.

					Committee Memberships
Nominee	Age	Director Since	Principal Occupation	Independent

Kirk S. Hachigian	63	2013	Former Non-Executive Chair of JELD-WEN Holding, Inc.	✓	•	•	C
Steven C. Mizell	63	2020	Executive Vice President and Chief Human Resources Officer at Merck & Co., Inc.	✓	•	C	•
Nicole Parent Haughey	51	2017	Former Chief Operating Officer of Island Creek Oysters	✓	•	•	•
Lauren B. Peters	61	2021	Former Executive Vice President and Chief Financial Officer of Foot Locker, Inc.	✓	C	•	•
Ellen Rubin	54	2023	Founder and CEO, Causely, Inc.	✓	•	•	•
Dean I. Schaffer	71	2014	Former Partner of Ernst & Young LLP	✓	•	•	•
John H. Stone	52	2022	President and Chief Executive Officer of Allegion plc
Dev Vardhan	63	2020	Former Senior Partner at McKinsey & Company	✓	•	•	•
Martin E. Welch III	74	2013	Former Executive Vice President and Chief Financial Officer of Visteon Corporation	✓	•	•	•

Audit and Finance Committee	Compensation and Human Capital Committee	Corporate Governance and Nominating Committee	C	Chair

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”)
We are committed to conducting business in a safe, environmentally responsible and sustainable manner, in compliance with all applicable EHS laws and regulations - and in a manner that helps promote and protect the health and safety of our environment. This commitment is congruent with our Company values which include: “Be safe, be healthy,” “Do the right thing” and “Be empowered and accountable.” These values are a way of life at Allegion and guide how we conduct our business. Highlights of our ESG efforts are discussed in the “ESG Highlights” section starting on page 34 of this Proxy Statement. Additional information about our ESG efforts, policies, goals and key achievements, including our Material Matrix identifying ESG factors of importance to both our business and stakeholders, and our EEO-1 report containing the Company’s most recent year’s demographic data are available on our website at www.allegion.com under the heading, “ESG.”

EXECUTIVE COMPENSATION
Our executive compensation program is designed to create a pay-for-performance culture by aligning the compensation program to the achievement of our strategic objectives and with shareholder interests. Our strategy is built on five growth pillars: (i) expand in core markets; (ii) be the partner of choice; (iii) deliver new value in access; (iv) capital allocation; and (v) enterprise excellence.
The primary objectives of our executive compensation program are to:
▪Create and reinforce our pay-for-performance culture;
▪Align the interests of management with our shareholders and other stakeholders;
▪Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay;
▪Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and
▪Integrate with our performance management process of goal setting and formal evaluation.

Practices we DO have		Practices we DON’T have

✓	Incentive award metrics that align pay to strategic business performance measures	x	Repricing of options without shareholder approval
✓	Directors and executives must hold robust share ownership requirements, with all directors and executives in compliance, or on track to achieve compliance, with these obligations	x	Hedging or pledging transactions, speculative transactions, or short sales by executive officers or directors
✓	Maintain incentive compensation recoupment (i.e., “claw-back policy”)	x	Automatic single-trigger equity vesting upon a change in control
✓	Severance benefits triggered only upon a qualifying termination following a change-in-control	x	Excessive perquisites
✓	Significant percentage of executive compensation target opportunity is contingent on performance measured against pre-established performance goals	x	Excessive severance benefits or other non-performance based compensation
✓	Conduct competitive benchmarking to ensure executive pay is aligned to market	x	Employment agreements with defined term lengths
✓	Independent compensation consultant is retained by and reports to the Compensation and Human Capital Committee	x	Uncapped incentive compensation opportunities
✓	Annual Say-on-Pay vote by shareholders	x	Tax gross-ups under change-in-control agreements

Pay for Performance
Our executive compensation program is market competitive for target total direct compensation, aligned with peer group median and designed to result in greater variance in actual total compensation based on the Company’s performance. A significant percentage of our executives’ total direct compensation is in the form of performance-based compensation over short- and long-term time horizons, such as annual cash incentives, Performance Stock Units (“PSUs”) and other equity vehicles that vest over three years.
The following is a summary of our corporate financial performance in fiscal 2022 related to our executive annual and long-term incentive programs:
▪Adjusted revenue of $3,092 million, achieved 102% of target;
▪Adjusted Earnings Before Interest, Tax, Depreciation and Amortization (“EBITDA”) of $696 million, achieved 101% of target;
▪Adjusted available cash flow of $413 million, achieved 91% of target;
▪Adjusted earnings per share (“EPS”) of $5.70, achieved 69% of the 2020-2022 performance period; and
▪Total Shareholder Return (“TSR”) of -6.89% for the 2020-2022 performance period, which fell into the 10th percentile of the S&P 400 Capital Goods Index.
Based on this performance, for named executive officers (“NEOs”) in corporate functions, we achieved a payout of 89.93% of target under the Annual Incentive Plan (“AIP”) (subject to region- and individual-specific performance) and a PSU vesting percentage of 35% for the 2020-2022 performance period. These payouts were based on pre-established goals under each program.
For details regarding the financial measures and the Compensation and Human Capital Committee actions with respect to our AIP and LTI program design and payouts, please see “2022 Annual and Long-Term Incentive Program Designs and Payouts” in the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement.

ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS
At the AGM, our shareholders will vote, on an advisory basis, on the compensation of our NEOs as disclosed in this Proxy Statement. While the vote is advisory in nature, our Compensation and Human Capital Committee intends to carefully consider the shareholder voting results for this proposal as it evaluates the Company’s compensation plans and compensation philosophy in future years. Before considering this proposal, please read the CD&A and the Executive Compensation sections of this Proxy Statement for a thorough discussion of our executive compensation program and our executive compensation philosophy.

2024 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Deadline for receipt of written notice of shareholder proposals to be considered for inclusion in the proxy statement for the 2024 AGM:	December 24, 2023
Deadline for receipt of written notice of proposals and nominations for director to be properly brought before the 2024 AGM (but not included in the proxy statement):	March 11, 2024

PROXY STATEMENT

PROPOSALS REQUIRING YOUR VOTE

Item 1. Election of Directors
The size of the Board is currently fixed at nine directors. Under our Articles of Association, all of our directors are subject to annual election, and in uncontested elections, each director nominee will be elected if a majority of the votes cast “for” a director nominee exceeds the number of votes cast “against” that director nominee (with abstentions and broker non-votes not counted as a vote cast “for” or “against” that nominee’s election). If a director is not re-elected in a director election, the director shall retire at the end of the AGM.
Based on the recommendation of the Corporate Governance and Nominating Committee, each of the following director nominees has been nominated for election to the Board for a one-year term beginning at the AGM to be held on June 8, 2023 and expiring at the end of the 2024 AGM and until their respective successors are duly elected and qualified or until his or her earlier death, resignation or removal. Certain biographical information for each of the director nominees is set forth in the following section.
Each director nominee has consented to stand for election and has agreed to serve if elected. We currently have no reason to believe that any of the nominees would be unable or unwilling to serve if elected. However, if before the AGM, any director nominee becomes unable to serve, or chooses not to serve, the Board may nominate another individual as a substitute. If that happens, the persons named as proxies in the proxy card will vote for the substitute. Alternatively, the Board may either let the vacancy stay unfilled until an appropriate candidate is identified or reduce the size of the Board to eliminate the vacancy.
The Board unanimously recommends a vote FOR the following nominees.
Proxies solicited on behalf of the Board will be voted “for” the election of each of the director nominees, unless your proxy card is marked otherwise (if you are a shareholder of record) or you have provided a different instruction to your bank or broker (if you are a “street name” stockholder).
If you are a street name shareholder and you fail to provide voting instructions to your bank or broker, your bank or broker will not be permitted to vote your shares (a broker non-vote). Votes to “abstain” with respect to any director nominee and broker non-votes will not be counted as a vote cast “for” or “against” that nominee’s election and will not affect the outcome of the election.

Kirk S. Hachigian

Age	63

Director Since	2013

Chair of the Board Since	2023; previously served as the Company’s lead independent director (Lead Director) from 2013 to 2021 and from April 2022 to present

Experience
Former Chair of JELD-WEN Holding, Inc. (NYSE: JELD) (global manufacturer of doors and windows) from 2014 to 2019, Interim CEO from February 2018 to June 2018, and President and CEO from 2014 to 2015
Chair, President and CEO of Cooper Industries plc (global manufacturer of electrical components for the industrial, utility and construction markets) from 2006 to 2012

Other Current Public Company Directorships	NextEra Energy, Inc. (NYSE: NEE) Paccar Inc. (NASDAQ: PCAR)

Former Public Company Directorships	JELD-WEN Holding, Inc. Cooper Industries plc

Director Qualifications
Mr. Hachigian’s experiences as former Chair and CEO of JELD-WEN Holding, Inc. and Cooper Industries plc bring substantial expertise to all of our operational, strategy and financial matters, including global manufacturing, engineering, marketing, human capital, mergers and acquisitions, labor relations, channel management and investor relations. His prior work and international experiences add value and benefit our Board and management team as we pursue future business opportunities globally. He has a successful track record of creating value for shareholders, for instance by completing the $13 billion merger of Cooper Industries with Eaton Corporation in 2012. In addition, his leadership of an organization incorporated in Ireland provides valuable oversight experience to our Irish financial reporting and accounting requirements. His executive leadership positions directly correspond to key elements of our growth and operational strategies.

Steven C. Mizell

Age	63

Director Since	2020

Experience
Executive Vice President and Chief Human Resources Officer at Merck & Co., Inc. (NYSE: MRK) (an American multinational pharmaceutical company) from 2018 to present
Executive Vice President and Chief Human Resources Officer at The Monsanto Company (agrochemical and agricultural biotechnology company) from 2007 to 2018

Other Current Public Company Directorships	Group 1 Automotive, Inc. (NYSE: GPI)

Former Public Company Directorships	Oshkosh Corporation (NYSE: OSK)

Director Qualifications
Mr. Mizell joined Merck in 2018 and has responsibility for all aspects of human resources for more than 68,000 global employees. Prior to that, he served as Monsanto’s Executive Vice President and Chief Human Resources Officer, overseeing the company’s approach to talent acquisition and development, employee wellness, and diversity, equity and inclusion. Mr. Mizell holds degrees from Georgia Institute of Technology and Carnegie Mellon University and has served in key human resources management roles at companies across beverage, defense, energy, pharmaceutical and technology sectors. Mr. Mizell is an experienced board member and his broad business experience and global human resources leadership brings great perspective and value to our Board and management. Mr. Mizell has served as Chair of our Compensation and Human Capital Committee since May 2021.

Nicole Parent Haughey

Age	51

Director Since	2017

Experience
Chief Operating Officer of Island Creek Oysters (a private aquaculture company located in Duxbury, MA) from 2020 to 2021
Chief Operating Officer of Mimeo.com (a technology company in printed and digital content management and distribution) from 2016 to 2018
Vice President, Corporate Strategy and Business Development of United Technologies Corporation (a global manufacturing company) from 2013 to 2015
Managing Partner and Co-Founder of Vertical Research Partners, LLC (an equity research and consulting firm) from 2009 to 2013

Other Current Public Company Directorships	None

Former Public Company Directorships	Altra Industrial Motion Corp. (NASDAQ: AIMC)

Director Qualifications
Ms. Parent Haughey has nearly three decades of experience in leadership roles across financial services, manufacturing, technology and hospitality. She recently served as the Chief Operating Officer at Island Creek Oysters and was responsible for driving continued revenue growth and profitability of the company’s B2B and B2C businesses and oversaw procurement, operations and sales in pursuit of that mission. Ms. Parent Haughey’s experience as a former chief operating officer and a senior leader of global companies brings significant expertise to our Board. Her understanding of strategic planning, finance, capital allocation, mergers and acquisitions, and sales and marketing benefits the Board as it oversees and develops the Company’s long-term growth strategies. In addition, Ms. Parent Haughey’s knowledge of the investment community and markets provides key insights into investors and capital markets.

Lauren B. Peters

Age	61

Director Since	2021

Experience	Executive Vice President and CFO of Foot Locker, Inc. (NYSE: FL) (a global sportswear and footwear retailer) from 2011 to 2021

Other Current Public Company Directorships	La-Z-Boy, Inc. (NYSE: LZB) Victoria's Secret & Co. (NYSE: VSCO)

Former Public Company Directorships	None

Director Qualifications
Ms. Peters' experience as former Executive Vice President and CFO of Foot Locker, Inc., as well as an experienced board member, brings a deep expertise in positioning global, publicly held companies for growth. Ms. Peters held a nearly 25-year career at Foot Locker, which included building a world class finance organization and serving as an integral part of the executive leadership team with responsibility for financial planning and analysis, risk management and investor relations. Over the course of her career, Ms. Peters built a track record of expanding profits and implementing innovative solutions and technologies to enhance and streamline processes; and led major acquisitions and integrations in addition to a number of strategic investments. Ms. Peters’ experience as former Executive Vice President and CFO of Foot Locker, Inc. brings significant financial and accounting expertise to our Board. At one point, Ms. Peters was one of only 64 women serving as CFOs at Fortune 500 companies. Ms. Peters is a Certified Public Accountant (CPA) and has served as Chair of our Audit and Finance Committee since March 2022.

Ellen Rubin

Age	54

Director Since	2023

Experience
Founder and CEO of Causely, Inc. (an IT Operations company) from 2022 to present
General Manager of hybrid cloud services at Amazon Web Services (NYSE: AMZN) from 2020 to 2021
Founder and CEO of ClearSky Data, Inc. (an enterprise hybrid cloud storage company) from 2014 to 2020

Other Current Public Company Directorships	Chase Corp (NYSE: CCF)

Former Public Company Directorships	None

Director Qualifications
Ms. Rubin brings extensive entrepreneurial and leadership experience in the IT industry to our Board. She is the Founder and current CEO of Causely, a new venture in the IT operations space. Prior to that, she served as General Manager at Amazon Web Services (“AWS”) for several hybrid cloud services and was the Founder and CEO of ClearSky Data, Inc., prior to its acquisition by AWS. Earlier in her career she was VP Marketing at Netezza, a leader in the data warehousing market that went public in 2007 and was subsequently acquired by IBM. Ms. Rubin has been recognized as one of the Top 10 Women in the Cloud by CloudNOW, as a Woman to Watch by Mass High Tech and Rising Star Entrepreneur by the New England Venture Capital Association. Ms. Rubin's proven leadership and knowledge within the information technology space, combined with her unique experience serving as CEO and founder across multiple organizations that have introduced disruptive technologies to enterprise customers, will serve us well as we execute against our seamless access and other strategic pillars of growth.

Dean I. Schaffer

Age	71

Director Since	2014

Experience	Independent Tax Consultant since 2017 Partner of Ernst & Young LLP (an international public accounting firm) from 1975 to 2014

Other Current Public Company Directorships	None

Former Public Company Directorships	None

Mr. Schaffer’s experience as a former partner of an international accounting firm brings significant expertise to our Board in the areas of taxation, governance, strategy, and mergers and acquisitions. During his career, Mr. Schaffer served on Ernst & Young’s Americas Executive Board, as the co-lead of the Americas Office of the Chair Global Accounts Network and senior partner in the New York office and worked with many of the firm’s largest clients. Mr. Schaffer’s expertise benefits our Board as it oversees our financial reporting and our governance and as it develops our tax and growth strategies. Mr. Schaffer served as Chair of our Compensation and Human Capital Committee from 2016 through April 2021.

John H. Stone

Age	52

Director Since	2022

Experience
President and CEO, Allegion plc, from 2022 to present
President, Worldwide Construction, Forestry and Power Systems at Deere & Company (NYSE: DE) (a an agricultural machinery and heavy equipment company) from 2020 to 2022 and Senior Vice President, Intelligent Solutions Group from 2016 to 2020

Other Current Public Company Directorships	None

Former Public Company Directorships	None

Director Qualifications
Mr. Stone has led the Company as our President and Chief Executive Officer since July 2022, effectively using his proven ability to formulate and deliver operating and business process excellence. Mr. Stone is a seasoned executive with 18 years of senior leadership experience in engineering, international, manufacturing, mergers and acquisitions, and human capital that is valuable to our Board. He has a proven track record of driving innovation to adopt smarter, safer and more sustainable agricultural and construction solutions during his time at Deere & Company.

Dev Vardhan

Age	63

Director Since	2020

Experience	Senior Partner at McKinsey & Company (global management consulting firm) from 1993 to 2021

Other Current Public Company Directorships	None

Former Public Company Directorships	None

Director Qualifications
Mr. Vardhan retired in 2021 as a senior partner in McKinsey & Company’s Chicago office. During his more than 25 years of experience at McKinsey, Mr. Vardhan advised and helped hundreds of CEOs, general managers and functional leaders strategize and drive digital and business transformation. Mr. Vardhan has deep functional expertise in digital and business transformation and his broad background in supporting global organizations in manufacturing and supply-chain design, M&A and innovation has many synergies with Allegion’s seamless access strategy and with our strategic pillars for growth, bringing great value and insight to our Board.

Martin E. Welch III

Age	74

Director Since	2013

Experience
Executive Vice President and CFO of Visteon Corporation (NASDAQ: VC) (a global automotive parts supplier) from 2011 to 2012
Executive Vice President and CFO of United Rentals, Inc. (NYSE: URI) (an equipment rental company) from 2005 to 2009

Other Current Public Company Directorships	None

Former Public Company Directorships	Global Brass and Copper Holdings, Inc.

Director Qualifications
Mr. Welch’s experience as a former CFO brings substantial financial expertise to our Board. His senior leadership experience with global manufacturing companies brings a deep understanding of financial matters, mergers and acquisitions, investments and strategic transactions as well as how to guide companies through changing markets. Mr. Welch’s experience benefits our Board as it develops our growth strategy, guiding the Company through an evolving marketplace and helping to drive our operational improvement. In addition, Mr. Welch’s experience as a business adviser to a private equity firm benefits the Company’s long-term strategic planning. Mr. Welch served as Chair of our Audit and Finance Committee from 2013 through February 2022.

Diversity, Age and Tenure:
The following pie charts show the independence, tenure, diversity and age range of our director nominees.

BOARD EXPERTISE AND SKILLS
Our director nominees possess a varied and balanced mix of skills, business and leadership experience, board experience and viewpoints. While each director is individually qualified to make substantial contributions to the Board, we believe our directors’ collective experience, diverse backgrounds and viewpoints enhance the overall quality and effectiveness of the Board’s deliberations and decision making. Key knowledge, skills and experiences of our director nominees are summarized in the table below. If any individual director is not listed as having a particular attribute, it does not signify a director’s lack of ability to contribute in that area.

	K. Hachigian	S. Mizell	N. Parent Haughey	L. Peters	E. Rubin	D. Schaffer	J. Stone	D. Vardhan	M. Welch III
Knowledge and Skills
Financial Expertise based on experience gained as a CFO, audit professional or financial analyst			•	∗		•			∗
Finance / Capital Allocation skills based on experience as a CEO, CFO or other financial professional	•		•	•	•	•	•		•
International experience outside of the United States	•	•		•		•	•	•	•
Technology / Engineering experience or education	•	•	•		•		•	•
Marketing / Sales experience in understanding, assessing, developing and implementing marketing, sales and customer engagement strategies	•		•	•	•		•	•
Services experience based on current or prior industry experience			•	•	•	•	•	•	•
Compensation / HR experience based on HR expertise or CEO / head of business role with people management or as Compensation and Human Capital Committee Chair	•	•	•	•	•	•	•
Strategy / M&A experience and knowledge based on evaluating and implementing business and investment strategies, incl. M&A	•	•	•	•	•	•	•	•	•
Experience
CEO / Business Head based on current or prior role(s)	•		•		•		•
Industrial / Manufacturing experience and knowledge based on industry experience	•		•		•		•	•	•
Academia / Education based on experience teaching at or serving in an advisory or Board capacity at higher education institutions			•			•			•
Government / Public Policy based on experience working in highly regulated industries or in a government capacity		•						•
Financial Services experience and skills based on experience as a financial professional or analyst			•	•					•
Boards of Other Public Companies based on current or prior service on other public boards	•	•	•	•	•				•
∗ Designated as SEC Audit Committee Financial Expert

Item 2. Advisory Vote On Executive Compensation
We are presenting the following proposal, commonly known as a “Say-on-Pay” proposal, which gives shareholders the opportunity to express their views on our NEOs compensation as a whole and our compensation program as described in this Proxy Statement by voting for or against the following resolution:
“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the Company’s Proxy Statement.”
While the Board intends to carefully consider the outcome of the vote on the proposal, the vote is advisory and non binding.
The primary objectives of our executive compensation program are to:
▪Create and reinforce our pay-for-performance culture;
▪Align the interests of management with our shareholders and other stakeholders;
▪Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay;
▪Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk; and
▪Integrate with our performance management process of goal setting and formal evaluation.
By following these objectives, we believe that our compensation program for NEOs is strongly aligned with the long-term interests of our shareholders.
At our 2020 AGM, we held an advisory vote seeking how frequently we should submit our “say-on-pay” proposal to shareholders (commonly referred to as a “say-on-frequency” proposal). Based on the results of such advisory vote, the Company will hold “say-on-pay” votes annually. We will re-evaluate this determination after the next shareholder advisory “say-on-frequency” vote (which will be at the Company’s 2026 annual meeting of shareholders unless presented earlier).
The affirmative vote of a majority of the votes cast will be required for shareholders to approve this proposal. Abstentions and broker non-votes will have no effect on the outcome of the advisory vote as they are not counted as a vote cast.
The Board unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of our NEOs as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosures contained in this Proxy Statement.

Item 3.	Approval of the Allegion plc Incentive Stock Plan of 2023 (“2023 Stock Plan”)
We are asking our shareholders to consider and vote upon a proposal to approve the 2023 Stock Plan, which, if approved, will supersede and replace the Allegion plc Incentive Stock Plan of 2013 (“the 2013 Stock Plan”) in its entirety.
Summary of the 2023 Stock Plan
A summary of the material terms of the 2023 Stock Plan is set forth below. The following summary does not purport to be a complete description of all of the provisions of the 2023 Stock Plan and is qualified in its entirety by reference to the 2023 Stock Plan included as Annex A hereto, which is incorporated by reference into this proposal. The purpose of the 2023 Stock Plan is to aid the Company and its affiliates in recruiting and retaining key employees and directors (“Service Providers”) and to motivate such Service Providers to exert their best efforts on behalf of the Company and its affiliates by providing incentives through the granting of certain share-based awards. The Company expects that it will benefit from the added interest which such key Service Providers will have in the welfare of the Company as a result of their proprietary interest in the Company’s success. The 2023 Stock Plan provides for potential grants of: (i) incentive stock options qualified as such under U.S. federal income tax laws (“ISOs”), (ii) stock options that do not qualify as ISOs (together with ISOs, “Options”), (iii) share appreciation rights (“Share Appreciation Rights”), (iv) restricted share awards (“Restricted Shares”), (v) restricted share units (“Restricted Share Units”), and (vi) other share-based awards (together with Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units and other share-based awards, the “Awards”).
Key features of the 2023 Stock Plan include:
▪The total number of ordinary shares in the capital of the Company which may be issued under the 2023 Stock Plan is 2,675,000 plus any additional shares which may become available again under certain provisions described below.
▪No new awards will be granted under the 2013 Stock Plan following the AGM if the 2023 Stock Plan is approved by our shareholders.
▪The Compensation and Human Capital Committee, an independent committee of the Board, will administer the 2023 Stock Plan.
▪Certain shares subject to awards under the 2023 Stock Plan and the 2013 Stock Plan not delivered will again be available for issuance pursuant to new Awards under the 2023 Stock Plan; however, shares that are (i) subject to an Option or Share Appreciation Right (as opposed to a Full Value Award) that are retained or otherwise not issued by the Company in order to satisfy withholding obligations for tax related items; (ii) not issued or delivered as a result of the net-settlement of an outstanding Option or Share Appreciation Right; (iii) repurchased or redeemed on the open market with the proceeds of the exercise of an Option, or (iv) withheld by the Company from a grant of Restricted Shares to satisfy withholding obligations for tax-related items, will not become available for new Awards under the 2023 Stock Plan.
▪Options and Share Appreciation Rights may not be granted with a per share exercise price of less than 100% of the fair market value of a share on the date of grant.
▪Service-based Awards that are assumed by a successor in connection with a change in control will not vest solely as a result of the change in control.
▪There is no evergreen or automatic reload provision for the share reserve.
▪Options or Share Appreciation Rights may not be repriced without shareholder approval.
▪Payment of dividends or dividend equivalents is not permitted until the underlying award is vested.
▪Awards are generally nontransferable, but subject to applicable law, the Compensation and Human Capital Committee may permit Awards to be transferred in connection with estate planning or charitable transfers.
▪Awards are subject to any clawback or recoupment policy adopted by the Company or required by applicable law.
▪Total non-employee director compensation is subject to meaningful annual limits and there are also annual individual award limits applicable to other participants.

Equity Use
For our NEOs, equity-based incentive awards represent a significant portion of their compensation, with such awards representing approximately 61% of total target compensation in fiscal 2023.
Our run rate over the last three-years has averaged 0.44% (0.31% under ISS’ value-adjusted methodology), which is below Standard & Poor’s Global Industry Classification Standard run rate benchmark used by ISS for our industry of 0.77%. “Run rate” is calculated by dividing the total number of shares subject to equity awards granted in a given year by the total weighted average (basic) number of shares of stock outstanding during the period, and does not reflect any forfeitures or cancellations. ISS’ value-adjusted run rate is calculated as (i) the sum of (a) the number of options multiplied by the ISS Black-Scholes value, and (b) the number of full-value awards multiplied by the stock price, divided by (ii) the weighted average basic common shares multiplied by the stock price.
Potential Dilution and Overhang
As of April 13, 2023, the Record Date, our capital structure consisted of 87,946,355 shares of common stock outstanding. As of this same date, 1,905,928 shares of our common stock remained available for issuance under the 2013 Stock Plan, but as noted above no new awards will be granted under the 2013 Stock Plan if the 2023 Stock Plan is approved by our shareholders. Any awards granted after the Record Date will reduce the 2023 Stock Plan reserve, unless the 2023 Stock Plan is not approved by shareholders. As of the Record Date, 1,534,470 shares of our common stock were subject to outstanding awards under the 2013 Stock Plan, assuming target level of performance of performance-based awards.
In setting the number of shares authorized for issuance under the 2023 Stock Plan, the Board and Compensation and Human Capital Committee also considered the overhang (based on total outstanding award shares) and dilution (based on total potential award shares) that would result from approval of the 2023 Stock Plan, including the policies of certain institutional investors and major proxy advisory firms.

Assuming Approval of the 2023 Stock Plan
Options Outstanding as of the Record Date	1,078,971
Weighted Average Exercise Price of Options Outstanding	$102.25
Weighted Average Remaining Term of Options Outstanding	6.30 years
RSU Awards Outstanding as of the Record Date	298,540
PSU Awards Outstanding as of the Record Date, assuming target performance	156,959
Total Equity Awards Outstanding (Including Options, RSU Awards and PSU Awards)	1,534,470
Common Stock Outstanding as of the Record Date	87,946,355
Overhang as of the Record Date	1.74%
Shares Available for Future Grant under the 2023 Stock Plan	2,675,000
Dilution under the 2023 Stock Plan, as a Percentage of Common Stock Outstanding as of the Record Date	4.79%
(1) Overhang consists of the number of shares subject to equity awards outstanding divided by the number of shares of our common stock outstanding, each as of the Record Date.
(2) Dilution consists of the number of shares subject to equity awards outstanding and the number of shares available for future grant under the 2023 Stock Plan, divided by the number of shares of common stock outstanding, each as of the Record Date.
Administration
The 2023 Stock Plan will be administered by the Compensation and Human Capital Committee of the Board (or a subcommittee thereof) (hereinafter referred to in this Item 3 as the “Committee”). The Committee may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) and “independent directors” within the meaning of the NYSE’s listing standards. Unless otherwise limited by the 2023 Stock Plan or applicable law, the Committee has broad discretion to administer the 2023 Stock Plan, including the power to designate participants to receive

Awards, the number and type of Awards to be granted and the terms and conditions of Awards. The Committee may also accelerate the vesting of any Award and make all other decisions and determinations that may be required pursuant to the 2023 Stock Plan.
Eligibility
Employees of the Company and its affiliates and directors of the Company will be eligible to receive Awards under the 2023 Stock Plan. Participation in the 2023 Stock Plan will be determined by the Committee in its sole discretion. As of April 13, 2023, the Company and its affiliates have approximately 250 employees and 8 non-employee directors who will be eligible to participate in the 2023 Stock Plan.
Securities to be Offered
Subject to adjustment upon certain events, including any reorganization, recapitalization, merger, consolidation, spin-off, combination or other corporate exchange, the total number of ordinary shares in the capital of the Company which may be issued under the 2023 Stock Plan is 2,675,000 plus any additional shares which may become available again under certain share recycling and adjustment provisions described below. The maximum number of shares for which ISOs may be granted is 2,675,000.
Any shares, whether relating to an Award granted under the 2023 Stock Plan or the 2013 Stock Plan, (i) that are not issued (or, in the case of Restricted Shares, are reacquired by the Company) as a result of the termination, cancellation, expiration or lapsing of any Award for any reason; (ii) subject to an Award that are not issued because the Award is settled in cash; (iii) covered by a full value Award that are retained or are otherwise not issued by the Company in order to satisfy withholding obligations for tax-related items in connection with the full value Award; and (iv) subject to an Award that is converted to an award covering shares of another entity (other than an affiliate) in connection with a recapitalization, reorganization, merger, spin-off or other similar event, will be available again for grants of Awards under the 2023 Stock Plan. Conversely, the following will be counted against the maximum number of shares available for issuance pursuant to the 2023 Stock Plan: (i) shares subject to an Option or Share Appreciation Right that are retained or otherwise not issued by the Company in order to satisfy withholding obligations for tax-related items in connection with the Option or Share Appreciation Right or in payment of the exercise or purchase price of the Option; (ii) shares that are not issued or delivered as a result of the net-settlement of an outstanding Option or Share Appreciation Right; (iii) shares that are repurchased or redeemed on the open market with the proceeds of the exercise of an Option, or (iv) shares withheld by the Company from a grant of Restricted Shares to satisfy withholding obligations for tax-related items.
Director Compensation Limits
Notwithstanding any other provision in the 2023 Stock Plan, the sum of the grant date fair value of all Awards payable in shares and the maximum cash value of any other Award granted under the 2023 Stock Plan to an individual as compensation for services as a director of the Company who is not an employee, together with cash compensation paid to such non-employee director in the form of Board and Committee retainer, meeting or similar fees, during any calendar year may not exceed $1,000,000. The foregoing limit will be increased by $200,000 as the Board may deem necessary to compensate a non-employee director for service on a special purpose committee or for other special or extraordinary service, as determined in the discretion of the members of the Board excluding any non-employee director receiving such additional compensation. The foregoing limit may not be increased without the approval of the shareholders of the Company.
Individual Award Limits
No participant in the 2023 Stock Plan may receive in any calendar year: (i) Options or Share Appreciation Rights for more than 750,000 shares, or (ii) full value Awards with an aggregate grant date fair value of more than $15,000,000.
Minimum Vesting Term
Notwithstanding any provision of the 2023 Stock Plan to the contrary, all Awards granted under the 2023 Stock Plan will have a minimum vesting period of one year measured from the date of grant of the applicable Award, provided that 5% of the shares reserved for issuance under the 2023 Stock Plan may be granted without such minimum vesting period. The foregoing minimum vesting requirement will not apply to: (i) Awards granted under the 2023 Stock Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines; (ii) Awards that may be settled only in cash; or (iii) Awards granted to a non-employee director which vest on the earlier of the one-year anniversary of the date of grant and the next AGM (which is at least 50 weeks after the immediately preceding year’s AGM).
Award Agreements
Awards granted under the 2023 Stock Plan will be evidenced by award agreements, which need not be identical, that provide the terms and conditions of an Award. Each award agreement will be subject to the terms and conditions of the 2023 Stock Plan.
Types of Awards
Options
The 2023 Stock Plan provides for the grant of both ISOs and non-qualified options. We may grant Options to eligible participants, except that ISOs will be granted only to participants who are employees of the Company and its subsidiaries. No ISO may be granted to any participant who at the time of such grant, owns more than 10% of the total combined voting power of all classes of shares of the Company or of any of its subsidiaries, unless (i) the exercise price for such ISO is at least 110% of the fair market value of a share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date no more than five years from the date of grant.
The Committee will determine the number of shares subject to each Option. The exercise price of each Option granted under the 2023 Stock Plan will also be determined by the Committee, but may not be less than 100% of the fair market value per share on the date the Option is granted and will be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event more than ten years after the date it is granted. Payment of the exercise price may be made in a manner approved by the Committee, which may include (i) cash or its equivalent or (ii) if there is a public market for the shares underlying the Options at such time, through the delivery of instructions to a broker to sell share obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate price for the shares being purchased.
Share Appreciation Rights
A Share Appreciation Right is the right to receive an amount equal to the excess of the fair market value of one share on the date of exercise over the exercise price of the Share Appreciation Right. The Committee may grant Share Appreciation Rights to eligible individuals under the 2023 Stock Plan either in connection with an Option, or independent of an Option. The exercise price of a Share Appreciation Right cannot be less than 100% of the fair market value of a share on the date on which the Share Appreciation Right is granted. The term of a Share Appreciation Right may not exceed ten years. The Committee has the discretion to determine other terms and conditions of a Share Appreciation Right award.
Restricted Share Units
Restricted Share Units are rights to receive shares, cash, or a combination of both equal in value to the number of shares covered by the Restricted Share Units at the end of a specified period or upon the occurrence of a specified event. The Committee will subject Restricted Share Units to restrictions to be specified in the Restricted Share Unit award agreement, and those restrictions may lapse at such times as determined by the Committee.
Restricted Share Awards
A Restricted Share award is a grant of shares subject to restrictions on transferability and other restrictions as the Committee may impose (including, limitations on the right to vote Restricted Shares or the right to receive dividends or repayment of capital on the Restricted Shares). Any dividends that are distributed with respect to Restricted Shares will be paid in accordance with the applicable award agreement. For Restricted Shares subject to vesting, dividends will be accumulated and subject to any restrictions and risk of forfeiture to which the underlying Restricted Shares are subject.
Other Share-Based Award
The Committee is authorized to grant Awards (other than Options, Share Appreciation Rights, Restricted Share Units and Restricted Shares) to participants subject to such terms and conditions as may be specified by the Committee that involve or might involve the issuance of, consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise relate to, shares. Payment with respect to other share-based awards may be made in cash or cash equivalent, in shares, or any combination of the foregoing.

Substitute Awards
Awards may be granted under the 2023 Stock Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines. Such substitute Awards may be granted on such terms as the Committee deems appropriate and any shares issued pursuant to substitute Awards will not be counted against the maximum number of shares available for issuance pursuant to the 2023 Stock Plan.
Dividends and Dividend Equivalent Rights
Dividend equivalent rights may be granted at the discretion of the Committee, and represent the right to receive the value of dividends paid on shares underlying Restricted Share Units or any other share-based award that is a full value Award prior to vesting of the Award. Dividend equivalent rights provided in connection with an Award that is subject to vesting will either (i) not be paid or credited or (ii) be accumulated and subject to the same vesting restrictions applicable to the underlying Award. Dividend equivalent rights may be settled in cash, shares, or a combination thereof as determined by the Committee.
Transferability
Each Award will be exercisable only by a participant during the participant’s lifetime, or, if permissible, by the participant’s legal guardian or representative. No Award may be transferred by a participant other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than ISOs) to be transferred by a participant, without consideration, in connection with estate planning or charitable transfers, subject to compliance with applicable laws and such rules as the Committee may adopt consistent with any applicable award agreement.
Certain Transactions
If any change is made to our outstanding shares, by reason of any reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends, bonus issue, share split or any transaction similar to the foregoing, equitable adjustments will be made by the Committee as to (i) the number or kind of shares or other securities issued or reserved for issuance pursuant to the 2023 Stock Plan or pursuant to outstanding Awards, (ii) the maximum number of shares for which Options or Share Appreciation Rights may be granted during a calendar year to any participant, (iii) the option price or exercise price of any Share Appreciation Right and/or (iv) any other affected terms of such Awards.
In the event of a change in control, generally, (i) service-based Awards will accelerate unless an alternate award is provided that (a) is based on stock traded on an established securities market, (b) provides participants with rights and entitlements substantially equivalent to or better than the rights applicable under such Award, (c) has substantially equivalent economic value to such Award and (d) vests in full upon termination of a participant’s employment or service with the surviving entity without cause or with good reason on or within 24 months following such change in control, as provided in the 2023 Stock Plan, and (ii) the performance periods applicable to performance-based Awards will lapse and participants will be deemed to have earned a pro rata portion of the Award.
Clawback
All awards granted under the 2023 Stock Plan are subject to forfeiture and/or repayment to the Company under any written clawback policy that we may adopt and that we determine should apply to awards under the 2023 Stock Plan or that is required by law or the listing guidelines for the NYSE.
Plan Amendment and Termination
The Committee may amend, alter, suspend, discontinue, or terminate the 2023 Stock Plan, any Award or award agreement, provided that the rights of a participant granted an Award prior to such amendment may not be impaired without such participant’s consent. In addition, shareholder approval will be required for any amendment to the extent necessary to comply with applicable law or exchange listing standards. The Committee will not have the authority, without the approval of shareholders, to amend any Option or Share Appreciation Right to reduce its exercise price per share. The 2023 Stock Plan will remain in effect, subject to the right of the Board or the Committee to amend or terminate the 2023 Stock Plan, until all shares subject to the 2023 Stock Plan have been purchased or acquired.

U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal U.S. federal income tax consequences related to Awards under the 2023 Stock Plan. This summary describes the general federal income tax principles that apply, as based on current law and interpretational authorities which are subject to change at any time, and is provided only for general information. This summary does not purport to be complete discussion of all potential tax effects relevant to recipients of Awards under the 2023 Stock Plan. No attempt has been made to discuss any potential non-U.S., state, or local tax consequences. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Options and Share Appreciation Rights
If a participant is granted a non-qualified option or Share Appreciation Right under the 2023 Stock Plan, the participant should not have taxable income on the grant of the non-qualified option or Share Appreciation Right. Upon the exercise of a non-qualified option or Share Appreciation Right (which is settled in shares), a participant will recognize ordinary compensation income, subject to withholding obligations for an employee, in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our stock on the date the participant exercises such Option or Share Appreciation Right. When a participant sells the shares acquired as a result of the exercise of a non-qualified Option or Share Appreciation Right, any appreciation or depreciation in the value of the stock after the exercise date will be taxable as a long-term or short-term capital gain or loss for federal income tax purposes, depending on the holding period. The shares must be held for more than twelve months to qualify for long-term capital gain treatment.
A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfy the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss.
Other Awards
Individuals will not have taxable income at the time of grant of a Restricted Share Unit, but rather, will generally recognize ordinary compensation income at the time he or she receives cash or a share of stock in settlement of the Restricted Share Unit, as applicable, in an amount equal to the cash or the fair market value of the shares received. The current federal income tax consequences of other Awards authorized under the 2023 Stock Plan generally follow certain basic patterns: nontransferable Restricted Shares subject to a substantial risk of forfeiture result in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); dividend equivalents and other stock awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the award recipient recognizes ordinary income.
A participant who is an employee will be subject to withholding for federal, and generally for state and local, income taxes at the time he or she recognizes income under the rules described above. The tax basis in the stock received by a participant will equal the amount recognized by the participant as compensation income under the rules described in the preceding paragraph, and the participant’s capital gains holding period in those shares will commence on the later of the date the shares are received or the restrictions lapse.

Tax Consequences to the Company
Reasonable Compensation
In order for the amounts described above to be deductible by the Company (or its subsidiaries), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.
Golden Parachute Payments
Our ability (or the ability of one of our subsidiaries) to obtain a deduction for future payments under the 2023 Stock Plan could also be limited by the golden parachute rules of Section 280G of the Code, which prevent the deductibility of certain excess parachute payments made in connection with a change in control of an employer-corporation.
Compensation of Covered Employees
The ability of the Company (or its subsidiary) to obtain a deduction for amounts paid under the 2023 Stock Plan could be limited by Section 162(m) of the Code. Section 162(m) of the Code limits our ability to deduct compensation, for federal income tax purposes, paid during any year to a “covered employee” (within the meaning of Section 162(m) of the Code) in excess of $1,000,000.
New Plan Benefits
No Awards have been granted under the 2023 Stock Plan. Awards are subject to the discretion of the Committee and no determination has been made as to the types or amounts of awards that will be granted in the future to specific individuals pursuant to the 2023 Stock Plan. It presently is not possible to determine the benefits or amounts that will be received by or allocated to participants under the 2023 Stock Plan or would have been received by or allocated to participants for the last completed fiscal year if the 2023 Stock Plan then had been in effect because Awards under the 2023 Stock Plan will be made at the discretion of the Committee. Therefore, a New Plan Benefits table is not provided.
Vote Required for Approval
The affirmative vote of a majority of the votes cast will be required for shareholders to approve this proposal. Abstentions will have the same effect as a vote “against” this proposal, and broker non-votes will have no effect on the outcome of the vote as abstentions and broker non-votes are not counted as a vote cast.
The Board unanimously recommends a vote FOR the 2023 Stock Plan.

Item 4.	Approval of Appointment of Independent Registered Public Accounting Firm and Approval of Audit and Finance Committee Authority to set the Independent Registered Public Accounting Firm’s Renumeration for Fiscal 2023
At the AGM, shareholders will be asked to ratify the appointment of PricewaterhouseCoopers (“PwC”) as our independent registered public accounting firm for the fiscal year ending December 31, 2023, and to authorize the Audit and Finance Committee of our Board of Directors to set the independent auditors’ remuneration. PwC has acted as our independent auditor since 2013 and has the requisite understanding of our business affairs, accounting policies and practices, and internal control over financial reporting. Based on such understanding and their ability, we believe the continued retention of PwC is in the best interest of our shareholders.
Representatives of PwC will be present at the Annual General Meeting and will be available to respond to appropriate questions. They will have an opportunity to make a statement if they so desire.
Vote Required for Approval
The affirmative vote of a majority of the votes cast will be required for shareholders to approve this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote as abstentions and broker non-votes are not counted as a vote cast.
The Board and the Audit and Finance Committee unanimously recommend a vote FOR the proposal to ratify the appointment of PwC as independent registered public accounting firm of the Company and to authorize the Audit and Finance Committee to set the independent registered public accounting firm’s remuneration for fiscal 2023.

Audit and Finance Committee Report
While management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls, the Audit and Finance Committee reviews the Company’s audited financial statements and financial reporting process on behalf of the Board of Directors. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to issue a report thereon. The Audit and Finance Committee monitors those processes. In this context, the Audit and Finance Committee has met and held discussions with management and the independent registered public accounting firm regarding the fair and complete presentation of the Company’s results. The Audit and Finance Committee has discussed significant accounting policies applied by the Company in its financial statements, as well as alternative treatments. Management has represented to the Audit and Finance Committee that the Company’s consolidated financial statements were prepared in accordance with United States generally accepted accounting principles (“GAAP”), and the Audit and Finance Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit and Finance Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, as amended (Communication with Audit Committees), as adopted by the PCAOB.
In addition, the Audit and Finance Committee has received and reviewed the written disclosures and the PCAOB-required letter from PwC regarding PwC’s communications with the Audit and Finance Committee concerning independence and discussed with PwC its independence. The Audit and Finance Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with the registered public accounting firm’s independence. The Audit and Finance Committee has concluded that the independent registered public accounting firm is independent from the Company and its management.
The Audit and Finance Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit and Finance Committee meets separately with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.
In reliance on the reviews and discussions referred to above, the Audit and Finance Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 (“2022 Form 10-K”), for filing with the U.S. Securities and Exchange Commission (“SEC”).
AUDIT AND FINANCE COMMITTEE
Lauren B. Peters (Chair)
Kirk S. Hachigian
Steven C. Mizell
Dean I. Schaffer
Dev Vardhan
Martin E. Welch III

Fees of the Independent Registered Public Accounting Firm
The following table shows the fees we paid or accrued for audit and other services provided by PwC for the fiscal years ended December 31, 2022 and 2021:

	2022	2021
Audit Fees (a)	$4,729,000	$3,830,100
Audit-Related Fees (b)	1,744,800	169,500
Tax Fees (c)	594,000	388,500
All Other Fees (d)	900	900
Total	$7,068,700	$4,389,000
_______________
(a)Audit Fees for the fiscal years ended December 31, 2022 and 2021 were for professional services rendered for the audits of the Company’s annual consolidated financial statements, including its internal controls over financial reporting, quarterly reviews, statutory audits, and issuance of consents.
(b)Audit-Related Fees for the fiscal years ended December 31, 2022 and 2021 consist of M&A due diligence fees, employee benefit plan audits and other attest services that are not related to performing the audit or review of our consolidated financial statements.
(c)The Tax Fees for the fiscal years ended December 31, 2022 and 2021 relate to consulting and planning services.
(d)All Other Fees for the fiscal year ended December 31, 2022 and 2021 includes license fees for financial statement disclosure software.
The Audit and Finance Committee, pursuant to its charter, pre-approves all auditing and non-audit services and related fees to be performed by the Company’s independent registered public accounting firm. Furthermore, the Company follows internal procedures that: (i) provide for pre-approval of an annual budget for each type of service; (ii) require Audit and Finance Committee approval of specific services / projects over $50,000, even if included in the approved budget; and (iii) require Audit and Finance Committee approval if the forecast of expenditures exceeds the approved budget on any type of service. The Audit and Finance Committee pre-approved all of the services described above. The Audit and Finance Committee has determined that the provision of all such services is compatible with maintaining the independence of PwC.

Item 5.	Renewal of the Board’s Existing Authority to Issue Shares under Irish Law
Under Irish law, shareholders of an Irish public limited company grant authority to the company’s board of directors to issue any shares, including shares which are part of the company’s authorized but unissued share capital. Our current Board authorization is due to expire at the end of the 2023 AGM on June 8, 2023. Because our authorization is due to expire, we are presenting this proposal to renew the Board’s authority to issue our authorized shares on the terms set forth below.
We are seeking approval to authorize the Board to issue up to 33% of our issued ordinary share capital as of April 13, 2023 (the latest practicable date before this Proxy Statement), for a period expiring 18 months from June 8, 2023 (the date on which our existing Board authority expires) or at the end of the next AGM, whichever is earlier, unless previously renewed, varied or revoked.
Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. This authority is fundamental to our business and enables us to issue shares, including in connection with our equity compensation plans (where required) and, if applicable, funding acquisitions and raising capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares that are already authorized under our Articles of Association upon the terms below. In addition, we note that, because we are a NYSE listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for most other companies listed on the NYSE with whom we compete. Renewal of the Board’s existing authority to issue shares is fully consistent with NYSE rules and listing standards and with U.S. capital markets practice and governance standards. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.
Under Irish law, the resolution in respect of Item 5 is an ordinary resolution that requires the affirmative vote of a simple majority of the votes cast for it to be approved by our shareholders.
The text of this resolution in respect of this proposal is as follows:
“RESOLVED, that the Directors be and are hereby generally and unconditionally authorized with effect from the end of the 2023 Annual General Meeting on June 8, 2023 to exercise all powers of the Company to allot relevant securities (within the meaning of Section 1021 of the Companies Act 2014) up to an aggregate nominal amount of $290,223 (29,022,297 shares) (being equivalent to approximately 33% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 13, 2023), and the authority conferred by this resolution shall expire 18 months from June 8, 2023 or at the end of the next Annual General Meeting, whichever is earlier, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the Directors may allot relevant securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”
Vote Required for Approval
The affirmative vote of a majority of the votes cast will be required for shareholders to approve this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote as abstentions and broker non-votes are not counted as a vote cast.
The Board unanimously recommends a vote FOR the proposal to renewal the Board’s existing authority to issue shares.

Item 6.	Renewal of the Board’s Existing Authority to Issue Shares for Cash Without First Offering Shares to Existing Shareholders (Special Resolution under Irish Law)
Under Irish law, unless otherwise authorized, when an Irish public limited company issues shares for cash, it is required first to offer those shares on the same or more favorable terms to existing shareholders of the company on a pro-rata basis (commonly referred to as the statutory pre-emption right). Because our existing Board authorization will expire on June 8, 2023, we are presenting this proposal to renew the Board’s authority to opt-out of the statutory pre-emption rights provision on the terms set forth below.
We are seeking approval to authorize the Board to opt out of the statutory pre-emption rights provision in the event of: (1) the issuance of ordinary shares for cash in connection with any rights issue; and (2) any other issuance of ordinary shares for cash, if the issuance is limited to up to 5% of our issued ordinary share capital as of April 13, 2023 (the latest practicable date before this Proxy Statement), for a period expiring 18 months from June 8, 2023 (the date on which our existing authority expires) or at the end of the next AGM, whichever is earlier, unless previously renewed, varied or revoked.
Granting the Board this authority is a routine matter for public companies incorporated in Ireland and is consistent with Irish market practice. Similar to the authorization sought for Item 5, this authority is fundamental to our business and enables us to issue shares under our equity compensation plans (where required) and if applicable, will facilitate our ability to fund acquisitions and otherwise raise capital. We are not asking you to approve an increase in our authorized share capital or to approve a specific issuance of shares. Instead, approval of this proposal will only grant the Board the authority to issue shares in the manner already permitted under our Articles of Association upon the terms below. In addition, we note that, because we are an NYSE-listed company, our shareholders continue to benefit from the protections afforded to them under the rules and regulations of the NYSE and SEC, including those rules that limit our ability to issue shares in specified circumstances. Furthermore, we note that this authorization is required as a matter of Irish law and is not otherwise required for most other companies listed on the NYSE with whom we compete. Renewal of the Board’s existing authorization to opt out of the statutory pre-emption rights as described above is fully consistent with NYSE rules and listing standards and with U.S. capital markets practice and governance standards. Accordingly, approval of this resolution would merely place us on par with other NYSE-listed companies.

[Item 6 continues on next page]

Under Irish law, the resolution in respect of this Item 6 is a special resolution that requires the affirmative vote of at least 75% of the votes cast for it to be approved by our shareholders.
The text of the resolution in respect of this proposal is as follows:
“RESOLVED as a special resolution, that, subject to the passing of the resolution in respect of Item 5 as set out above and with effect from the end of the 2023 Annual General Meeting on June 8, 2023, the directors be and are hereby empowered pursuant to Section 1023 of the Companies Act 2014 to allot equity securities (as defined in Section 1023 of that Act) for cash, pursuant to the authority conferred by Item 5 as if sub-section (1) of Section 1022 did not apply to any such allotment, provided that this power shall be limited to:
(a)     the allotment of equity securities in connection with a rights issue in favor of the holders of ordinary shares (including rights to subscribe for, or convert into, ordinary shares) where the equity securities respectively attributable to the interests of such holders are proportional (as nearly as may be) to the respective numbers of ordinary shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with fractional entitlements that would otherwise arise, or with legal or practical problems under the laws of, or the requirements of any recognized regulatory body or any stock exchange in, any territory, or otherwise); and
(b)     the allotment (other than pursuant to sub-paragraph (a) above) of equity securities up to an aggregate nominal value of $43,973 (4,397,318 shares) (being equivalent to approximately 5% of the aggregate nominal value of the issued ordinary share capital of the Company as of April 13, 2023), and the authority conferred by this resolution shall expire 18 months from June 8, 2023 or at the end of the next Annual General Meeting, whichever is earlier, unless previously renewed, varied or revoked; provided that the Company may make an offer or agreement before the expiry of this authority, which would or might require any such securities to be allotted after this authority has expired, and in that case, the directors may allot equity securities in pursuance of any such offer or agreement as if the authority conferred hereby had not expired.”
Vote Required for Approval
The affirmative vote of 75% of the votes cast will be required for shareholders to approve this proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote as abstentions and broker non-votes are not counted as a vote cast.
The Board unanimously recommends a vote FOR the proposal to renew the Board’s existing authority to issue shares for cash without first offering shares to existing shareholders.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE GUIDELINES AND PRACTICES
Our Corporate Governance Guidelines, together with the charters of the three Board committees, provide a framework for our corporate governance. The following is a summary of our Corporate Governance Guidelines and our corporate governance practices. A copy of our Corporate Governance Guidelines, as well as the charters of each of the Board’s committees, are available on our website at www.allegion.com under the heading, “About Allegion – Corporate Governance.”
Role of the Board
The role of the Board is to oversee our management and governance, and to monitor management’s performance. The Board delegates to the CEO, and through the CEO to other officers, the authority and responsibility for managing our business.
Board Responsibilities
The Board’s core responsibilities include, among other things:
▪Selecting individuals for Board members and evaluating the performance of the Board, each of its committees and individual directors;
▪Selecting, monitoring, evaluating and compensating senior management;
▪Selecting the CEO and assuring that management succession planning is adequate;
▪Reviewing and approving significant corporate actions;
▪Reviewing and monitoring implementation of management’s strategic plans and capital allocation strategy;
▪Reviewing and approving our annual operating plans and budgets;
▪Monitoring corporate performance and evaluating results compared to relevant peers, our strategic plans and other long-range goals;
▪Reviewing our financial controls and reporting systems;
▪Reviewing and approving our financial statements and financial reporting;
▪Overseeing our ESG initiatives, strategies, goals, performance and reporting;
▪Overseeing our key programs, policies and strategies related to its management of human capital resources, including recruitment, development and retention of personnel, talent management, and DEI;
▪Reviewing the Company’s ethical standards and legal compliance programs and procedures;
▪Overseeing our management of enterprise risk, including information technology, cybersecurity, privacy, disruptive technology and other top enterprise risks, and receiving regular briefings from management on such matters; and
▪Monitoring relations with shareholders, customers, employees, the communities in which we operate and other stakeholders.
Board Leadership Structure
The Board believes that establishing the right leadership structure is one of its primary responsibilities and key to ensuring appropriate oversight of management and creating a strategic-asset Board. The right leadership structure may vary from time to time depending upon the needs of the Company and the Board’s assessment of the CEO. In evaluating its leadership structure, the Board considers a number of factors, including the CEO’s tenure, experience and leadership, the Board and Committee processes and procedures, investor feedback and best practices. The Board is committed to regularly evaluating its leadership structure. Accordingly, the Board does not have a policy on whether the roles of Chair of the Board and CEO should be separate or combined, and, if separate, whether the Chair should be selected from among the independent directors.

Following Mr. Petratis’ retirement, and effective on January 1, 2023, the Board elected independent director Mr. Hachigian as Chair of the Board. The Board at the time determined that separating the roles of Chair and CEO was appropriate given that our CEO, who joined us in July 2022, had been tasked with focusing on day-to-day leadership of management and execution of the Company’s operating and strategic goals, while building his public company governance experience as a management member of the Board. Under the Corporate Governance Guidelines, the Chair will serve for a one year term, which may be renewed by the Board each year. As independent Chair, Mr. Hachigian will lead the Board, presiding over Board meetings and prioritizing areas of focus including governance matters; provide advice and counsel to our CEO on the Company’s strategy and long-term plans; and facilitate independent Board oversight of management. Mr. Hachigian has an extensive understanding of the Board and strategic goals and public company governance (based on his current and past public company board memberships) and has demonstrated leadership through his previous service as the Board’s Lead Director (a position he held for the majority of his Board tenure).
As provided in our Corporate Governance Guidelines, the Board reserves the right to re-combine the roles of Chair and CEO as the Board deems appropriate and in the best interests of the Company and its shareholders. Whenever the Chair is also the CEO or a director who does not otherwise qualify as an independent director, the independent directors will elect from among themselves a Lead Director of the Board, who shall have the roles and responsibilities set forth in our Corporate Governance Guidelines.
Board Risk Oversight
The Board has oversight responsibility of the processes we established to identify, mitigate, report and monitor material risks applicable to us. The Board reviews our general risk management strategy and significant risks we face and ensures that appropriate risk mitigation strategies are implemented by management. Specifically, the Board considers strategic risks and succession planning and receives reports from each committee as to risks delegated within their areas of responsibility. The Board has delegated to its various committees the oversight of risk management practices for categories of risk relevant to their functions as follows:
▪The Audit and Finance Committee oversees risks associated with our systems of disclosure controls and internal controls over financial reporting, our compliance with legal and regulatory requirements and risks associated with foreign exchange, insurance, credit and debt. The Audit and Finance Committee also reviews reports from management on results of internal control reviews of information technology, cybersecurity and privacy controls and procedures.
▪The Compensation and Human Capital Committee considers risks related to the attraction and retention of talent, including DEI, succession and development plans, and risks related to compensation policies, incentive plans and programs.
▪The Corporate Governance and Nominating Committee oversees risks associated with our governance policies and practices as well as ESG matters.
Our General Counsel is our Chief Risk Officer and, in that role, the Chief Risk Officer, in consultation with our Chief Compliance Officer and the risk management team, as appropriate, periodically reports on enterprise risk management, risk management policies and practices to the relevant Board Committee and/or to the full Board so that any decisions can be made as to any required changes in our risk management and mitigation strategies or in the Board’s oversight of these.
Cybersecurity is a critical part of our enterprise risk management which the Board oversees. To more effectively address cybersecurity threats, we leverage a multi-layer approach, with our CISO leading a team that is responsible for forming our enterprise-wide information security strategy, training, policy, standards, architecture and processes to protect us against cybersecurity risks. Our cybersecurity programs generally align to ISO 27001 and when third party audit firms conduct audits on portions of our cybersecurity program or processes, they apply ISO 27001. Further, we have a comprehensive employee security awareness program in place and a security training program for technical personnel. Various trainings through these programs are provided regularly throughout the year. The CISO provides periodic briefings to the Board during the year regarding threat intelligence, cyber risk areas, cybersecurity technologies and best practices, and major cybersecurity incidents (if any).
The Board also oversees privacy matters including the global privacy program. Allegion’s CPO is responsible for and leads the Company’s global privacy program, and provides at least an annual update to the Board. The Global Privacy Program is a comprehensive program that addresses privacy regulations and laws applicable to our businesses globally including the GDPR and the CCPA. We have various privacy policies, statements, and notices, as well as accompanying procedures that govern how we collect, store, protect, and use customer, employee, and business partner data. We also train our employees on our privacy policies, statements, notices, and procedures.
As part of its oversight of our executive compensation program, the Compensation and Human Capital Committee considers the impact of the executive compensation program and the incentives created by the compensation awards on our risk profile. In addition, the Compensation and Human Capital Committee reviews potential risks associated with our compensation policies, incentive plans and programs, and whether such policies, plans and programs incentivize unnecessary and excessive risk taking. The Compensation and Human Capital Committee also engages an independent compensation consultant, currently Willis Towers Watson (“WTW”), to perform an annual assessment of risks as it relates to the Company’s compensation programs. In 2022, the Compensation and Human Capital Committee and the independent compensation consultant concluded that our compensation policies and procedures do not encourage excessive risk taking and are not reasonably likely to have a material adverse effect on the Company.
Finally, the Compensation and Human Capital Committee assists the Board in its oversight of our key programs, policies and strategies related to its management of human capital resources, including recruitment, development and retention of personnel, talent management, and DEI. In addition, the Compensation and Human Capital Committee also oversees the succession and development plans for executive officers, and reviews potential risks as part of such oversight.
Succession Planning
We believe that providing for continuity of leadership at both the Board and at the senior management level is critical to our success and we place a high priority on robust talent development. The Board regularly reviews long-term succession plans for the CEO and senior management. With the assistance of the CEO and our Chief Human Resources Officer, the Board, at least annually, formally reviews the performance of the members of senior management and succession plans for those members, including reviewing the qualifications, experience, development plans and progress of internal CEO and senior management candidates. Further, we provide multiple opportunities for the directors to engage with key talent and employees at various levels, such as exposure through presentations to the Board and dinner events in small group settings. In addition, an emergency CEO succession plan is reviewed and implemented by the Board each year to address unanticipated events and emergency situations.
The Corporate Governance and Nominating Committee, led by the Chair of the Board, regularly evaluates the composition of the Board and succession plans. The Corporate Governance and Nominating Committee considers the needs of the Board and the Company in light of the overall composition of the Board with a view of achieving a balance of diverse skills, experience and attributes that would enhance the quality of the Board’s deliberations and decisions, and contribute to the Board’s overall effectiveness and oversight of management, recognizing that our businesses and operations are diverse and global in nature. In addition, an evaluation of the Board, its effectiveness and its needs is part of the Board’s annual self-evaluation process.
Board Size and Composition
The Board has the authority to set the size of the Board which is currently set at nine directors. The Board consists of a substantial majority of independent directors, with eight independent, non-employee directors and one executive director that also serves as our President and CEO. The Board may increase or decrease the size of the Board as it deems appropriate to function effectively as a body, subject to the Company’s Articles of Association. In addition, our Corporate Governance Guidelines require that all members of the committees of the Board must be independent directors. The Board has the following three standing committees: the Audit and Finance Committee; the Compensation Committee; and the Corporate Governance and Nominating Committee.
The current membership for each Board Committee is provided below under “Committees of the Board.”
Limit on Other Public Company Directorships
The Corporate Governance and Nominating Committee regularly monitors shareholders’ views on the appropriate number of public company boards on which directors may serve, which the Board takes into consideration each year as it reviews its Corporate Governance Guidelines. We believe that Board service on other public companies’ boards provides us valuable governance and leadership experience and additional beneficial insights. The Board also recognizes that public board service requires significant time commitment and attention. Therefore, under our Corporate Governance Guidelines: (i) non-executive directors may not serve on the board of more than four other public companies without the prior approval of the Board; (ii) non-executive directors who serve as an executive officer of a public company may not serve on the board of more than one other publicly held company without the prior approval of the Board; and (iii) no member of the Audit and Finance Committee may serve on more than two other public company audit committees.
Non-employee directors who are being considered to serve on other public company boards are reviewed by the Corporate Governance and Nominating Committee to determine whether the new board service is compatible with continued service on the Board.
Further, pursuant to our Corporate Governance Guidelines, our CEO may not serve on the board of more than two other public companies. Our CEO and other members of senior management must seek Corporate Governance and Nominating Committee approval before accepting board memberships with for-profit entities.
Board Evaluation
The Corporate Governance and Nominating Committee assists the Board in evaluating its performance and the performance of the Board Committees. Each Committee also conducts an annual self-evaluation. The effectiveness of individual directors is considered each year when the directors stand for re-nomination.
The Corporate Governance and Nominating Committee annually reviews the evaluation process, including the evaluation format and appropriate topics. In 2022, Mr. Hachigian led the evaluation process as Lead Director, and in 2023 he will lead the process as the independent Chair of the Board. One-on-one interviews with individual directors are conducted to ensure thoughtful, candid feedback.
Board Advisors
Each Committee may, under its charter, retain its own advisors to assist in carrying out their responsibilities.
Executive Sessions
Our non-employee directors meet privately in regularly scheduled executive sessions with our independent Chair, without management present, to consider such matters as the non-employee directors deem appropriate. These executive sessions are required to be held no less than four times each year, but are regularly held at each Board meeting.
Board Refreshment and Diversity
We believe Board membership should reflect diversity in its broadest sense, and we believe that such diversity is in the best interests of the Company, its employees, its shareholders and the communities it serves. In considering candidates for director, the Board, with the support of the Corporate Governance and Nominating Committee, takes into account a broad range of factors such as skills, expertise, breadth of experience, understanding of business and financial issues, ability to exercise sound judgment, leadership, achievements and experience in matters affecting business and industry, board experience and viewpoints, including a candidate’s gender, race, ethnicity, geography and other factors that would complement the existing Board and contribute to enhancing the quality of the Board’s deliberations and decisions, recognizing that our businesses and operations are diverse and global in nature.
The Board periodically reviews and assesses its composition and takes into consideration factors that may impact Board turnover and refreshment. To promote regular refreshment, the Corporate Governance Guidelines include a policy that provides that each non-employee director must retire at the AGM immediately following the completion of 10 years of service as a director of the Board. No waivers have been granted to date.
In the last three years, we refreshed four of our Board positions with highly qualified and independent directors. Currently, five of the nine directors on our Board are gender and/or ethnically diverse directors, with three women directors and two racially or ethnically diverse directors. Further, as far as tenure, we believe the composition of the Board reflects a good balance of new and experienced directors, allowing the Board to benefit from fresh perspectives while ensuring we retain the knowledge and experience of longer-serving directors.
Director Nomination Process
The Corporate Governance and Nominating Committee reviews the composition of the full Board to identify the qualifications and areas of expertise needed to further enhance the diversity and composition of the Board, makes recommendations to the Board concerning the appropriate size and needs of the Board and, on its own or with the assistance of management, a search firm or others, identifies candidates with those qualifications.
Shareholders may recommend candidates for consideration for Board membership by sending the recommendation to the Corporate Governance and Nominating Committee, in care of the Corporate Secretary, and may also nominate directors for membership on the Board by following the notice and procedural requirements outlined on page 84. Candidates recommended by shareholders are evaluated by the Corporate Governance and Nominating Committee in the same manner as director candidates identified by any other means.
Director Onboarding and Education
All directors are expected to invest the time and energy required to quickly gain an in-depth understanding of our business and operations so that they can enhance their contributions and strategic value to the Board. We have an onboarding program for new directors and periodically review and update the orientation materials and program to ensure that new directors gain a good understanding of our business and operations, and our values in an effective, meaningful manner. Further, we provide continuing education opportunities for all directors, including membership with the National Association of Corporate Directors (“NACD”). In addition, the non-employee directors have access to management and other employees as a means of providing additional information.
Application of Non-U.S. Corporate Governance Codes
Our Corporate Governance Guidelines and general approach to corporate governance, as reflected in our Memorandum and Articles of Association and our internal policies and procedures, are guided by U.S. practice and applicable federal securities laws and regulations and NYSE requirements. Although we are an Irish public limited company, we are not listed on the Irish Stock Exchange and therefore are not subject to the listing rules of the Irish Stock Exchange or any of its governance standards or guidelines.

DIRECTOR INDEPENDENCE
Based on the recommendation of the Corporate Governance and Nominating Committee, the Board has determined that our current directors and director nominees, except Mr. Stone, who is our President and CEO, are independent under applicable NYSE listing standards and our Corporate Governance Guidelines. The Board has determined that none of the non-employee directors were found to have a direct or indirect material relationship with the Company.
In addition, the Board has determined that each of the members of the Audit and Finance Committee and Compensation and Human Capital Committee meets the heightened independence requirements specific to audit committee and compensation committee membership, respectively, as set forth under applicable SEC rules and NYSE listing requirements.

COMMUNICATION WITH DIRECTORS
Shareholders and other interested parties wishing to communicate with members of the Board, individually or as a group, including the Chair individually or a specified Committee or group, such as the non-employee directors as a group, may do so either by sending a communication to the Board and/or a particular Board member, in care of the Corporate Secretary at our registered office address Block D, Iveagh Court, Harcourt Road, Dublin 2, D02 VH 94, Ireland, or by e-mail at allegionboard@allegion.com.

CODE OF CONDUCT
We have adopted a worldwide Code of Conduct, which applies to all our officers, employees and directors. The Code of Conduct meets the requirements of a “code of ethics” as defined by item 406(b) of Regulations S-K, as well as the requirements of a “code of business conduct and ethics” under NYSE listing standards. The Code of Conduct covers topics including, but not limited to, avoiding conflicts of interest, maintaining confidentiality of information, working with suppliers, preventing bribery and corruption, avoiding insider trading, and compliance with laws and regulations. A copy of our Code of Conduct is available on our website located at www.allegion.com under the heading “About Allegion - Corporate Governance.” Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

RELATED PERSON TRANSACTIONS
We have a written related person transaction policy with respect to the review and approval of any transactions with related persons. Under this policy, all related person transactions are prohibited unless approved by the disinterested members of the Corporate Governance and Nominating Committee in accordance with the policy.
In addition, the Company’s Code of Conduct, which sets forth standards applicable to all employees, officers and directors of the Company, requires that all employees, officers and directors must disclose all potential conflicts of interest and promptly take actions to eliminate a conflict when the Company so requests.
A copy of our Related Person Transaction Policy is available on our website located at www.allegion.com under the heading “About Allegion - Corporate Governance.”
Except as described below, and other than compensation arrangements for our directors and NEOs, which are described in the sections “Executive Compensation” and “Compensation of Directors”, there have been no transactions since January 1, 2022 to which we were a participant or will be a participant, in which the amounts involved exceeded or will exceed $120,000, and any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.
In 2022, Laura Lindner, daughter of Cynthia Farrer, the Company’s Senior Vice President, Global Operations and Integrated Supply Chain who is retiring later this year, was employed as Integrated Marketing Manager for the Allegion Americas business. In 2022, Ms. Lindner received compensation in the ordinary course of business of approximately $130,000, inclusive of salary and annual bonus. Ms. Lindner’s compensation was structured the same as similarly situated employees and her hiring and placement were based on merit. This relationship was ratified and approved by the Corporate Governance and Nominating Committee under the Company’s related person transaction policy.

ANTI-HEDGING/ANTI-PLEDGING POLICY AND OTHER RESTRICTIONS
We prohibit our directors, executive officers and other employees from: (i) purchasing any financial instruments designed to hedge or offset any decrease in the market value of our securities; and (ii) engaging in any form of short-term speculative trading in our securities.
Directors, executive officers and other employees are also prohibited from pledging our securities as collateral for a loan or holding our securities in a margin account. There are no directors or executive officers who hold any Company securities that are pledged.

COMMITTEES OF THE BOARD
The Board’s role is to oversee the management and governance of the Company and to monitor senior management’s performance. The Board has three standing committees to help carry out its duties: the Audit and Finance Committee; the Compensation and Human Capital Committee; and the Corporate Governance and Nominating Committee. Each committee operates in accordance with the corresponding charter, copies of which are available on our website, www.allegion.com, under the heading “About Allegion - Corporate Governance.”
The Board has determined that the Chair and each member of all three Committees are “independent” for purposes of the applicable rules and regulations of the SEC, as defined in the NYSE listing standards and our Corporate Governance Guidelines. In addition, the Board has determined that each member of the Compensation and Human Capital Committee qualifies as a “Non-Employee Director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934.
Members of all three Committees, including each of the Committee Chairs, are independent.
The following table sets forth the current membership for each Board Committee:

	Audit and Finance	Compensation and Human Capital	Corporate Governance and Nominating
Kirk S. Hachigian	✓	✓	Chair
Steven C. Mizell	✓	Chair	✓
Nicole Parent Haughey	✓	✓	✓
Lauren B. Peters	Chair	✓	✓
Ellen Rubin	✓	✓	✓
Dean I. Schaffer	✓	✓	✓
John H. Stone
Dev Vardhan	✓	✓	✓
Martin E. Welch III	✓	✓	✓

Audit and Finance Committee
The Audit and Finance Committee has oversight over the following:
▪Integrity of the Company’s financial statements, including its accounting policies and financial reporting and disclosure practices;
▪Adequacy of the system of internal controls within the Company to support the financial and business environment;
▪Management of the Company’s financial resources and major financial strategies and transactions;
▪Company’s processes to assure its compliance with all applicable laws, regulations and corporate policy;
▪Qualification and independence of the Company’s independent auditors; and
▪Performance of the Company’s internal audit function and independent registered public accounting firm.
Key Responsibilities
Financial Reporting
▪Review and discuss with management the annual audited and quarterly financial statements, as well as disclosures under our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” under our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, with management and the independent registered public accounting firm.
▪Discuss with the independent registered public accounting firm the matters required to be discussed by the applicable auditing standards adopted by the PCAOB and approved by the SEC.
▪Review and discuss with management and the independent registered public accounting firm the earnings release, financial information and earnings guidance provided to analysts and rating agencies.
Financing
▪Consider and recommend to the Board approval of the Company’s annual financing plan, including its projected capital structure and funding requirements.
▪Consider and recommend to the Board any share purchases and the dividends to be paid on our ordinary shares.
▪Consider and recommend to the Board issuances of equity and/or debt securities, or authorizations for other financing transactions, including bank credit facilities.
Accounting
▪Consider and approve, if appropriate, major changes to the Company’s auditing and accounting principles and practices.
▪Review significant accounting and reporting issues, including recent professional and regulatory pronouncements.
Independent Auditors
▪Retain or replace the Company’s independent registered public accounting firm and approve all engagement fees and terms.
▪Review, at least annually, the qualifications and performance of the independent registered public accounting firm, including the lead audit partner, and approve their fees.
▪Review and discuss with the independent registered public accounting firm all relationships that would be thought to bear on the objectivity and independence of the independent registered public accounting firm.
▪Review and approve all auditing services to be performed by the independent registered public accounting firm.
▪Approve in advance non-audit services and related fees to be performed by the independent registered public accounting firm.
▪Set hiring policies for employees or former employees of the independent registered public accounting firm.

Risk Oversight and Internal Audit
▪Discuss with management and the independent auditors the Company’s policies regarding risk assessment and risk management, and consider and approve the Company’s risk management activities.
▪Consider and approve the Company’s policy for investment of excess cash.
▪Obtain and review periodic reports of the investment performance of the Company’s pensions and savings benefit plans.
▪Review periodically (at least annually) the objectives, activities, organizational structure, budget, staffing and qualifications of the internal audit function.
▪Review the appointment and replacement of the senior internal audit executive and establish and maintain a direct reporting relationship with such executive.
Internal Controls
▪Obtain and review periodic reports, at least annually, from management assessing the effectiveness of our internal controls and procedures for financial reporting, including results of internal control reviews of information technology, cybersecurity and privacy controls and procedures.
▪Obtain and review periodic reports, at least annually, from management assessing the effectiveness of our internal controls and procedures for financial reporting, and obtain from the independent auditors an attestation and report on the assessment made by management.
▪Review the Company’s disclosure controls and procedures and management’s assessment of them.
Legal and Compliance
▪Review with the Chief Compliance Officer: (i) ethics and compliance metrics approved by the Audit and Finance Committee; (ii) the annual report on the Company’s overall ethics and compliance program; and (iii) the Company’s periodic ethics and compliance risk assessment.
▪Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.
▪Review with the General Counsel any legal matters, including litigation and regulatory matters, which could have a significant impact on the Company’s financial statements, operations or reputation.
Other Duties
▪Review and assess the adequacy of the Audit and Finance Committee Charter and the Audit Services Charter annually.
▪Review periodically (at least annually) with the senior tax executive all tax matters affecting the Company’s financial performance.
▪Prepare and issue the report of the Audit and Finance Committee required by the rules of the SEC to be included in the Company’s Proxy Statement.
▪Report to the Board regularly including with respect to all significant issues discussed and make recommendations to be acted upon by the Board.
▪Conduct an annual evaluation of the performance of the Audit and Finance Committee.
▪Perform any other activities consistent with the Audit and Finance Committee Charter, the Company’s Articles of Association and governing law, as the Audit and Finance Committee or the Board deems necessary or appropriate.
Audit Committee Financial Literacy
The Board has determined that each of the members of the Audit and Finance Committee meets the financial literacy requirements set forth under applicable NYSE listing standards, as interpreted by the Board in its business judgement, and that each of Ms. Peters and Mr. Welch qualifies as an audit committee financial expert as defined under applicable SEC rules and NYSE listing requirements.

Compensation and Human Capital Committee (the “Compensation Committee”)
Key Responsibilities
▪Establish our executive compensation philosophy, strategies, policies and programs to enable the Company to attract, retain, deploy and motivate key talent necessary to meet current and future needs of the enterprise, and to ensure the Company’s compensation policies and programs are aligned with shareholder interests (including total shareholder return) and company performance as compared to relevant peer group companies.
▪Review and approve the compensation, including salary, annual incentives, long-term incentives, equity-based awards and all other executive benefits for the CEO. The Compensation and Human Capital Committee then reports the CEO actions taken to the full Board.
▪Has sole authority to determine the CEO’s corporate goals and objectives relevant to their compensation and evaluate their performance against those goals and objectives.
▪Review and approve compensation, including salaries, annual incentives, long-term incentives, equity-based awards and all other executive benefits for all executive officers.
▪Review and approve executive compensation and benefit programs including the Company’s executive incentive compensation plans, equity-based plans and executive pension and welfare plans.
▪Review broad-based employee benefit programs and recommend to the Board proposals for adoption, significant amendment or termination of such plans.
▪Review the potential risks associated with our compensation policies, incentive plans and programs, and whether such policies, plans and programs incentivize unnecessary and excessive risk taking. Review any material, non-recurring discretionary bonus pool programs for broad employee groups.
▪Exercise all powers and discretion vested in the Board under our equity compensation plans, including the authority to grant awards.
▪Assist the Board in its oversight of our key programs, policies and strategies related to its management of human capital resources, including recruitment, development and retention of personnel, talent management, and diversity, equity and inclusion.
▪Oversee the succession and development plans (including succession plans for emergencies) for the CEO and other executive officers. For clarity, succession and development planning (including for emergencies) for the CEO will be overseen by the independent members of the Board unless all independent directors are also members of the Compensation and Human Capital Committee.
▪Approve the content of CIC plans or arrangements for employees.
▪Issue a report to the shareholders as required by the rules of the SEC for inclusion in our proxy statement.
▪Conduct an annual evaluation of the Compensation and Human Capital Committee’s performance.
▪Review and assess the adequacy of the committee’s charter, at least annually, and recommend proposed changes to the Board.
▪Perform any other activities consistent with the Compensation and Human Capital Committee Charter, the Company’s Articles of Association and governing law, as the Compensation and Human Capital Committee or the Board deems necessary or appropriate.
For a discussion concerning the processes and procedures for determining executive compensation and the role of executive officers and compensation consultants in determining or recommending the amount or form of compensation, please see the discussion under “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee (the “Corporate Governance Committee”)
Key Responsibilities
▪Consider and review, at least annually, our corporate governance guidelines and make recommendations to the Board for changes which the Corporate Governance and Nominating Committee deems appropriate.
▪Consider and recommend the size, functions and needs of the Board in order to ensure that the Board has the requisite leadership, skills and expertise and that its membership consists of individuals with sufficiently diverse and independent backgrounds.
▪Review and recommend candidates to fill new positions or vacancies on the Board consistent with the criteria set forth in our Corporate Governance Guidelines and such other criteria which the Corporate Governance and Nominating Committee deems appropriate. The Corporate Governance and Nominating Committee shall conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates. In that connection, the Corporate Governance and Nominating Committee shall have the sole authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the Company, including the sole authority to approve the fees payable to such search firm and any other terms of retention.
▪Review Board candidates and other proposals recommended by shareholders.
▪Propose director nominees for election or re-election for recommendation by the Board to the shareholders.
▪Consider questions of independence and possible conflicts of interest of members of the Board, as well as executive officers.
▪Review and recommend Chairs and members of the Board committees, giving consideration to the requirements of the Committee Charters, our Corporate Governance Guidelines and such other factors which the Corporate Governance and Nominating Committee deems appropriate.
▪Review and make recommendations on the conduct of Board, Board committee and shareholder meetings.
▪Review and recommend non-employee director compensation.
▪Review and recommend director term and retirement policies.
▪Nominate individuals for election by the Board as corporate officers.
▪Review and approve outside board memberships of the CEO and other members of senior management with for-profit entities.
▪Assist the Board in its oversight of our ESG initiatives, strategies, goals and performance.
▪Oversee the evaluation of the performance of the Board, Board committees and management.
▪Conduct an annual evaluation of the performance of the Corporate Governance and Nominating Committee.
▪Review and assess the adequacy of the committee’s charter, at least annually, and recommend proposed changes to the Board
▪Report to the Board all significant issues discussed and make recommendations to be acted upon by the Board.
▪Perform any other activities consistent with this Charter, the Company’s Articles of Association and governing law, as the Corporate Governance and Nominating Committee or the Board deems necessary or appropriate.

Board, Committee and Annual Meeting Attendance
The Board and its committees held the following number of meetings during fiscal ended 2022:

Board	5
Audit and Finance Committee	13
Compensation and Human Capital Committee	5
Corporate Governance and Nominating Committee	5
Each of the directors nominees attended 100% of the Board meetings and at least 90% of the Committee meetings on which he or she served during 2022. Mr. Stone was appointed to the Board on July 11, 2022, Ms. Rubin was appointed to the Board on April 13, 2023 and Ms. Parent Haughey was appointed to the Audit and Finance Committee on April 13, 2023. Board and Committee meetings held prior to their respective appointment dates are not included for purposes of attendance calculations.
Pursuant to our Corporate Governance Guidelines, non-employee directors meet in executive session as necessary, but at least four times a year, to consider such matters as they deem appropriate without management being present. In 2022, the non-employee directors met regularly in executive session of the Board, holding such a session at each of the five Board meetings.
We expect all directors to attend the AGM, but from time to time, other commitments may prevent all directors from attending the meeting. All of the elected directors (except for Mr. Stone who joined the Board in July 2022) attended the 2022 AGM.

ENVIRONMENTAL, SOCIAL AND GOVERNANCE (“ESG”) HIGHLIGHTS
Our Board, together with the Corporate Governance and Nominating Committee, oversees the Company’s ESG strategy, policies, goals, initiatives, performance and reporting. The ESG Council provides regular updates to the Corporate Governance and Nominating Committee and is chaired by an ELT member and is comprised of leaders and subject matter experts across multiple functions provides regular updates to the Board’s Corporate Governance and Nominating Committee. The purpose of the ESG Council is to support our ongoing commitment to ESG matters, including health and safety, corporate responsibility, employee engagement, DEI and environmental sustainability by:
▪Developing our strategy related to ESG matters, including identifying, evaluating and monitoring ESG matters at the Company that could affect the Company’s business activities, performance and reputation;
▪Improving the Company’s understanding of ESG matters;
▪Establishing long-term ESG goals and ensuring internal and external visibility to progress toward those goals;
▪Overseeing integration of strategically significant ESG policies into the business operations and strategy; and
▪Assisting in shaping communications with employees, investors, and other stakeholders of the Company with respect to ESG matters.
Our ESG initiatives align with prominent standards and frameworks to meet the needs of our business and stakeholders. Established in 2021, our materiality matrix of ESG priorities is based on a survey conducted with key stakeholders, including our Board, leadership team, employees, investors, suppliers, customers and community partners. This matrix and our ESG initiatives are informed by the SASB framework for the Electrical & Electronic Equipment industry classification, which in turn, has been referenced by the TCFD as an appropriate framework by which to fulfill TCFD recommendations. As part of our continuous improvement process, we will continue to evaluate evolving ESG standards and recommendations as they apply to our business.
Our cross-functional ESG Council meets regularly throughout the year to review and evaluate the effectiveness and scope of our ESG strategy, policies, goals, initiatives, and key performance indicators, and then assesses progress against our goals. The ESG Council also engages with third party ESG consultants for additional input and expertise.
To recognize the importance of ESG to the Company’s strategy, business activities, performance and reputation, starting in 2023, the Company has adopted an ESG scorecard, which will be incorporated into its Annual Incentive Plan for its executive officers, and the Company’s performance against certain quantitative ESG metrics will factor into the executive officers’ individual performance scores.
Additional information about our ESG materiality matrix, efforts, policies, goals and key achievements are available on our website at www.allegion.com under the heading, “ESG.” The ESG section of our website, which is updated periodically to reflect our latest ESG initiatives and progress. The information contained on, or that may be accessed through, the Company’s websites is not incorporated by reference into, and is not part of, this Proxy Statement.
We are committed to conducting business in a safe, environmentally responsible and sustainable manner, in compliance with all applicable EHS laws and regulations - and in a manner that helps promote and protect the health and safety of our environment. This commitment is congruent with our values which include: “Be safe, be healthy,” “Do the right thing,” and “Be empowered and accountable.” We regularly monitor our facilities and processes to comply with environmental standards and regulations. We seek to operate our business with principles that support our proactive commitment, including:
▪Integrate sound EHS and sustainability strategies in all elements of our business functions, including objectives and measurements;
▪Conduct periodic, formal evaluation of our compliance status and annual review of objectives and targets;
▪Create a workplace culture where everyone at Allegion is responsible for safety;
▪Expect managers and supervisors to lead by example to ensure a safe, healthy and environmentally friendly workplace;

▪Train and expect our associates to understand the EHS and sustainability issues associated with their jobs and are empowered to report unsafe conditions;
▪Associates understand they have a duty to protect themselves, their co-workers and the environment, which is accomplished through EHS and sustainability consultation and participation during program development and/or program implementation;
▪Make continuous improvements in EHS and sustainability management systems and performance, including the reduction in the usage of natural resources, waste minimization, prevention of pollution and prevention of workplace accidents, injuries and risks;
▪Design, operate and maintain our facilities in a manner that minimizes negative EHS and sustainability impacts;
▪Use of materials responsibly, including, where feasible, the recycling and reuse of materials; and
▪Act in a way that shows sensitivity to community concerns about EHS and sustainability issues.
We take the management of climate-related risks and sustainability seriously and have set goals to strive for reductions in greenhouse gas (“GHG”) emissions intensity, water usage, and total waste to landfill, both year-over-year and as compared to our baseline year (2020). We also aim to achieve carbon neutral emissions globally by 2050 and have set interim targets to make progress toward that goal, and we support the United Nations Sustainable Development Goal to take urgent action on climate change.
We have a dedicated environmental program that is designed to reduce the utilization and generation of hazardous materials during the manufacturing process as well as to remediate identified environmental concerns. We are currently engaged in site investigations and remediation activities to address environmental cleanup from past operations at current and former production facilities. We also regularly evaluate our remediation programs and consider alternative remediation methods that are in addition to, or in replacement of, those we currently utilize based upon enhanced technology and regulatory changes.
We are proud that our EHS efforts and performance are recognized publicly. In 2021, we received the renowned Robert W. Campbell Award from the National Safety Council, which recognizes commendable leadership and excellence in integrating EHS management into the company’s business operating systems. In 2022, we were among the notable companies honored with a SEAL Business Sustainability Award, in recognition of our proactive water reduction project implemented across two of our production facilities in the Baja region of Mexico.
Throughout this Proxy Statement, we may refer to additional information that is available on our websites. The information contained on, or that may be accessed through, the Company’s websites is not incorporated by reference into, and is not part of, this Proxy Statement.
Conflict Minerals
As a leading global provider of security products and solutions that keep people safe, secure and productive, we offer an extensive and versatile portfolio of mechanical and electronic security products. While we are many layers removed from the mining of conflict minerals and do not directly purchase raw ore or unrefined conflict materials, we seek to responsibly source materials. We also expect our suppliers to source conflict minerals responsibly and to provide sufficient data, including supporting due diligence records.
Our Conflict Minerals policy and approach are posted on our website at www.allegion.com/ESG under the “Environmental” page and our Conflict Minerals Report is filed annually with the SEC as part of Form SD.

CORPORATE CITIZENSHIP
We are committed to being a good corporate citizen globally as well as creating a positive employee environment. We are also honored to support our global communities, not just with our vision to provide seamless access and a safer world, but also through the passion and service of our people. Consistent with our value to “Serve Others, Not Yourself,” we encourage and empower our employees to identify local needs and make a difference where they live and work.
Each year, our employees around the world are proud to directly support organizations and initiatives through donations, engagement and thousands of hours, collectively, of volunteerism in the communities where we live and thrive. Our community impact projects span safe and secure housing, hunger relief, domestic violence shelters, support for educators, schools and children facing health and social challenges, STEM and mentoring programs and many more needs identified by our local operations. In addition, many employees serve in volunteer board and committee leadership positions, strengthening their local non-profits.
We also encourage our employees to embrace a culture that emphasizes safe and healthy lifestyles, both at home and at work. From benefits programs for healthy choices, physical activity, stress management and mental health, healthy snacks and a focus on heart health to on-site fitness and employee-led initiatives, health is a focus at Allegion.

COMPENSATION OF DIRECTORS
Director Compensation
Our director compensation program is designed to compensate our non-employee directors fairly for work required for a company of our size and scope and align their interests with the long-term interests of our shareholders. The program reflects our desire to attract, retain and use the expertise of highly qualified people serving on the Board. The Corporate Governance and Nominating Committee, in consultation with WTW (the independent compensation consultant retained by the Compensation and Human Capital Committee), periodically reviews the compensation level of our non-employee directors and makes recommendations to the Board. Employee directors do not receive any additional compensation for serving as a director.
Our current non-employee director compensation program consists of the below elements:

Compensation Element	Compensation Value
Annual Cash Retainer	$150,000
Chair Annual Cash Retainer	$75,000
Audit and Finance Committee Chair Cash Retainer	$15,000
Compensation and Human Capital Committee Chair Cash Retainer	$12,000
Corporate Governance and Nominating Committee Chair Cash Retainer (unless also serving as the Chair)	$10,000
Additional Meetings or Unscheduled Planning Session Fees (a)	$1,500 (per meeting or session)
Annual Grant of RSUs (vests after one year as long as the director remains on the Board)	$115,000
Chair Annual Grant of RSUs (vests after one year as long as the Chair remains on the Board)	$75,000
(a) The Board has five regularly scheduled meetings each year. Under the Company’s Corporate Governance Guidelines, the Audit and Finance Committee meets at least five times a year, the Compensation and Human Capital Committee meets at least four times a year, and the Corporate Governance and Nominating Committee meets at least three times a year.

Share Ownership Requirement
To further align the interests of our directors with our shareholders, the Board has a policy providing that our non-employee directors are expected to own ordinary shares with a value equal to three times their annual cash retainer, subject to a reasonable transition period following their initial appointment as a director. Non-employee directors must hold any ordinary shares acquired until their share ownership guideline is met and must thereafter retain ordinary shares having such value until their retirement or departure from the Board. The CEO, in their capacity as an executive officer of the Company, is required to hold six times his or her salary as further described in the CD&A.
Director Product Program
In order for our non-employee directors to develop a deeper understanding of our products and services, we maintain a product program that permits our non-employee directors to receive, upon request, up to $2,000 of our products and services for their personal (including immediate family) use in any fiscal year. This $2,000 allowance covers the value of the applicable products (based on the costs to the Company) and any costs associated with the installation of the product. In the event the total costs of the product and related installation exceeds $2,000, the non-employee director shall reimburse us for the excess amount.

2022 Director Compensation
The compensation paid or credited to our non-employee directors for the fiscal year ended December 31, 2022, is summarized in the table below. As employee directors, neither Messrs. Petratis nor Stone received any additional compensation for their respective service as directors. Their compensation for fiscal 2022 is discussed in the CD&A and Executive Compensation sections of this Proxy Statement.

Name	Fees earned or paid in cash ($)	Stock Awards ($)(a)	All Other Compensation ($)(b)	Total ($)
K. S. Hachigian	168,544	115,001	2,850	286,395
S. C. Mizell	162,000	115,001	2,850	279,851
N. Parent Haughey	150,000	115,001	3,469	268,470
L. B. Peters	162,542	115,001	1,606	279,149
D. I. Schaffer	150,000	115,001	2,850	267,851
C. L. Szews (c)	69,986	—	2,850	72,836
D. Vardhan	150,000	115,001	2,850	267,851
M. E. Welch	152,458	115,001	2,850	270,309

(a)The amount represents the aggregate grant date fair value of the RSUs granted to our non-employee directors on June 2, 2022, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. Mr. Szews retired from the Board on June 2, 2022, and therefore did not receive an annual RSU grant. As of December 31, 2022, each independent, non-employee director held 1,016 unvested RSUs in relation to the annual RSU grant awarded in 2022 (excluding Mr. Szews who did not hold any RSUs as of such date).
(b)Amounts in this column include: (i) dividend equivalent payments of $1,244.15 to each Mr. Hachigian, Mr. Mizell, Ms. Parent Haughey, Mr. Schaffer, Mr. Szews, Mr. Vardhan, and Mr. Welch upon the vesting of their stock (RSU) awards; (ii) Irish tax preparation fees of $1,605.75 each for Mr. Hachigian, Mr. Mizell, Ms. Parent Haughey, Ms. Peters, Mr. Schaffer, Mr. Szews, Mr. Vardhan and Mr. Welch; and (iii) director product program reimbursement of $619.03 for Ms. Parent Haughey. The aggregate amount of perquisites and other personal benefits received by each non-employee director in 2022 was less than $10,000.
(c)Mr. Szews retired from the Board on June 2, 2022, and accordingly his cash retainer was pro-rated based on his actual dates of service in 2022.

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)
This CD&A describes our executive compensation philosophy and the key elements of our executive compensation program, practices and processes, focusing on the executive pay decisions for our Named Executive Officers (“NEOs”) listed below for fiscal 2022:

Name	Position
J. H. Stone	President and Chief Executive Officer
D. D. Petratis	Former Executive Chair, President and Chief Executive Officer
M. J. Wagnes	Senior Vice President and Chief Financial Officer
P. S. Shannon	Former Senior Vice President and Chief Financial Officer
J. N. Braun	Senior Vice President and General Counsel
T. P. Eckersley	Senior Vice President - Allegion International
D. S. Ilardi	Senior Vice President - Allegion Americas
2022 Leadership Changes
Effective March 1, 2022, Mr. Shannon transitioned from his position as the Company’s Senior Vice President and Chief Financial Officer, and Mr. Wagnes was appointed to the position of Senior Vice President and Chief Financial Officer, succeeding Mr. Shannon. Mr. Shannon retired from the Company effective May 31, 2022. On July 11, 2022, Mr. Petratis retired from his position as President and Chief Executive Officer and effective as of that date through December 31, 2022, served as Executive Chair of the Board. Mr. Stone was appointed our President and Chief Executive Officer and elected to the Board, effective July 11, 2022. Notwithstanding their respective retirements, Messrs. Petratis and Shannon are considered NEOs under the SEC’s executive compensation disclosure rules because they served as the Company’s principal executive officer or principal financial officer for a portion of fiscal 2022.

EXECUTIVE SUMMARY
In this section, we highlight our 2022 performance and decisions made by the Compensation and Human Capital Committee to further our strategic objectives and to effectively align the interests of our NEOs with shareholders and other stakeholders.
2022 Allegion Performance
Allegion achieved the highest revenues in our nine-year history, as well as record reported and adjusted operating income and adjusted earnings per share. We made our largest acquisition to date, acquiring the Access Technologies business from Stanley Black & Decker, Inc. (the “Access Technologies Acquisition”), a strategic expansion into automatic entrance solutions that’s bolstered our Americas segment with a strong services organization. We also acquired software-as-a-service workforce management company plano, underscoring Allegion’s commitment to growth and meeting customer needs through investment in software solutions. Core to Allegion’s present and future is our commitment to environmental, social and governance excellence. We have short-term and long-term goals that guide steady progress in sustainability and pride ourselves on having one of the safest workforces in the industry. Through employee engagement, diversity, equity and inclusion initiatives, as well as giving back to our communities, we’re creating a better workplace and a better world. A testament to Allegion’s continued investment in our employees’ well being, our recent Gallup survey results showcase our most engaged workforce ever – we have scored in the 77th percentile among our manufacturing peers.

We achieved the following financial performance specifically related to our executive incentive programs:

$3,092m of Adjusted Revenue	$413m Adjusted Available Cash Flow
Achieved 102% of target	Achieved 91% of target

$696m Adjusted EBITDA	$5.70 Adjusted EPS	10th Percentile TSR
Achieved 101% of target	Achieved 69% of target for the 2020-2022 performance period	TSR of -6.89% for the 2020-2022 performance period
These results led to a 89.93% of target financial performance score under the AIP (subject to region- and individual-specific performance adjustments) and a 35% of target payout of the PSUs for the 2020-2022 performance period. The Compensation and Human Capital Committee believes that these outcomes align with our pay-for-performance philosophy. The payouts for the annual and long-term incentive plans were below the target levels, but above the threshold levels.
The Compensation and Human Capital Committee recognizes that unanticipated events may positively or negatively impact the level of achievement met against goals throughout the performance period. Thus, for purposes of appropriately evaluating our incentive plans, there are pre-determined categories as approved by the Compensation and Human Capital Committee for which formulaic adjustments are permitted, including, but not limited to, the financial performance of any business or asset acquired during the performance period, costs associated with acquisitions or divestitures, unusual or non-recurring gains or losses, changes in applicable accounting principles, impairment charges in accordance with GAAP, and business restructurings, or material interruption, including facility closures, severance, professional fees, or work stoppage. As a result of these permissible adjustments, amounts shown above may differ as compared to our 2022 Form 10-K and other filings. The Compensation and Human Capital Committee determinations with respect to earned payouts for our AIP and LTI programs, along with descriptions of each measure, are detailed under “2022 Annual and Long-Term Incentive Program Designs and Payouts” beginning on page 48.
Overview of NEO Compensation
The target total direct compensation as approved by the Compensation and Human Capital Committee for our NEOs in fiscal 2022 was:

NEO	Base Salary ($)	Annual Incentive Target Value ($)	Long-term Incentive Target Value ($)	Total Direct Compensation ($)
J. H. Stone (1)	1,000,000	1,250,000	—	2,250,000
D. D. Petratis	1,058,000	1,375,400	5,075,000	7,508,400
M. J. Wagnes (2)	500,000	375,000	1,000,000	1,875,000
P. S. Shannon	584,800	438,600	1,000,000	2,023,400
J. N. Braun	469,900	281,940	825,000	1,576,840
T. P. Eckersley	530,000	371,000	825,000	1,726,000
D. S. Ilardi (2)	450,000	292,500	600,000	1,342,500
_____________
(1)Pursuant to Mr. Stone’s offer letter, his AIP target was 125% of base pay. For 2022, Mr. Stone was guaranteed a payout at target, not subject to proration or adjustment for financial or performance performance. Further, Mr. Stone was not awarded an annual equity grant in 2022, with his first grant to be made in 2023.
(2)The amounts shown above for Messrs. Wagnes and Ilardi reflect the base salary increase and annual and long-term incentive targets approved effective upon their promotions to Senior Vice President and CFO and Senior Vice President - Allegion Americas, respectively.

Pay Mix
The pay mix is based on target total direct compensation (i.e., annual base salary, annual cash incentive and long-term incentive compensation at target) and excludes one-time awards. As illustrated in the charts below, a significant percentage of each NEO’s target total direct compensation was both performance-based and at-risk over the short- and long-term in accordance with our pay-for-performance compensation philosophy. For Mr. Stone, the pay mix at target is based on his annual direct compensation agreed to pursuant to the terms of his offer letter and includes the target short- and long-term incentive awards granted in fiscal 2023.

Consideration of 2022 Advisory Vote on Executive Compensation
When making decisions about the philosophy, objectives and elements of our executive compensation programs, the Compensation and Human Capital Committee considers the views of shareholders received during our shareholder engagement efforts and as may be reflected in their annual advisory vote on our executive compensation (commonly referred to as a “say-on-pay” proposal). At our 2022 AGM, approximately 90% of the votes cast by our shareholders were voted “for” our “say-on-pay” proposal. Based on the Compensation and Human Capital Committee’s review and the outcome of the “say-on-pay” proposal and other positive feedback received from our shareholders, no material changes were made to the overall design of our executive compensation programs for fiscal 2022.
At our 2020 AGM, we held an advisory vote seeking how frequently we should submit our “say-on-pay” proposal to shareholders (commonly referred to as a “say-on-frequency” proposal). Based on the results of such advisory vote, the Company will hold “say-on-pay” votes annually. We will re-evaluate this determination after the next shareholder advisory “say-on-frequency” vote (which will be at the Company’s 2026 annual meeting of shareholders unless presented earlier).

COMPENSATION PHILOSOPHY AND DESIGN PRINCIPLES
Compensation Philosophy and Executive Compensation Program Objectives
Our executive compensation program is designed to create a pay-for-performance culture by aligning the compensation program to the achievement of our strategic business objectives and long-term shareholder value creation. Our strategic business objectives in 2022 were built on five growth pillars: (i) expand in core markets; (ii) be the partner of choice; (iii) deliver new value in access; (iv) capital allocation; and (v) enterprise excellence. We strive to provide our NEOs with a compensation package that is aligned with the market median, with the expectation that above-target performance will result in above-median pay, and below-target performance will result in below-median pay.
The primary objectives of our executive compensation program and the guiding principles for setting and awarding executive compensation are:

Create and reinforce our pay-for-performance culture
The compensation program is designed to align pay with individual and company performance. Exceptional performance results in increased compensation; below target performance results in reduced or no incentive pay. Annual reviews are conducted to ensure alignment of incentives to business results.

Align the interests of management with our shareholders and other stakeholders
To further align the interests of management with the interests of shareholders and other stakeholders, a significant portion of executive compensation is equity based, and share ownership guidelines are utilized to incentivize delivery of long-term, sustainable growth.

Attract, retain and motivate executive talent by providing competitive levels of salary and targeted total pay
Compensation is intended to be competitive with those organizations with which we compete for top talent. Highly skilled executives are essential to our long-term success and retention of talent is an important factor in the design of our compensation and benefit programs.

Provide incentive compensation that promotes desired behavior without encouraging unnecessary and excessive risk
Incentive compensation programs are designed to drive business strategy and encourage both the desired results and the right behaviors. We strive to drive business strategy and strike a balance between short-term and long-term performance, while incorporating risk-mitigating design features to discourage excessive risk-taking.

Integrate with our performance management process of goal setting and formal evaluation	Target level goals are based on our strategy and Annual Operating Plan (“AOP”) and are considered challenging, yet achievable, as appropriately established for each year.

Maintaining Best Practices Regarding Executive Compensation
The Compensation and Human Capital Committee believes that our executive compensation program is thoughtfully designed to compensate our NEOs effectively and consistent with our strategic business objectives, compensation philosophy and design principles described in the prior section. We have adopted the following compensation practices, which are intended to promote strong governance and alignment with shareholder (and other stakeholder) interests:

Compensation and Human Capital Committee Practices
Independence of Committee members	The Compensation and Human Capital Committee members satisfy the NYSE independence standards and are “non-employee directors” under SEC rules.
Independence of compensation consultant	The Compensation and Human Capital Committee retains and annually reviews the independence of its executive compensation consultant.
Annual risk assessment
The Compensation and Human Capital Committee, in consultation with the independent compensation consultant, annually reviews the Company’s compensation programs to ensure that these programs do not encourage excessive risk taking that could negatively impact the Company.

Mitigate undue risk	We mitigate undue risk in our compensation program by instituting governance policies such as capping potential payments under our incentive plans, instituting clawback provisions, utilizing multiple performance metrics, including absolute and relative metrics, striking a balance between short- and long-term incentives and adopting share ownership requirements.
Performance-based compensation	Our compensation program is designed to have a significant portion of the NEO’s compensation ‘at risk’ and linked to company performance. As a practice, we align a high percentage of targeted pay to performance-based compensation. We believe this is essential to reinforcing a pay-for-performance culture.
Target pay at the median level	We generally target total direct compensation opportunities at the competitive market median and allow performance (both operational and shareholder return) to determine actual or realized pay. Actual pay may be above or below the target median based on performance.
Stock ownership
Under the policy adopted by the Compensation and Human Capital Committee, the CEO and executive officers reporting to the CEO must hold Company ordinary shares in an amount representing a multiple of their base salary as follows:
•CEO — 6X base salary;
•CFO — 3X base salary;
•Senior Vice Presidents — 2X base salary; and
•Vice Presidents — 1X base salary.
The officer must achieve compliance with the guidelines by the fifth anniversary of his or her appointment. In assessing compliance, stock options and unvested PSUs are excluded. All of our NEOs were in compliance with or on track to achieve compliance with these obligations as of December 31, 2022.

Clawback policy	We have the right to recoup all or part of performance based compensation if there is a restatement of our financial statements for any such year which results from fraud or intentional misconduct committed by an award holder or if such forfeiture is required for the Company to comply with applicable laws or NYSE listing rules, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). To that end, we are reviewing the final rule issued by the SEC implementing the provisions of the Dodd-Frank Act and we intend to timely amend our policy to reflect the new requirements.
“Double Triggers” in change in control agreements	The NEOs and other executive officers do not receive change in control benefits unless their employment is terminated without cause (or by the executive for good reason) within a specified period following a change in control.
No tax gross ups on change in control benefits	The NEOs and other executive officers are not entitled to tax gross ups in the event that their change in control benefits are subject to the “golden parachute” excise tax under the U.S. Internal Revenue Code of 1986 (the “Code”).

HOW WE MAKE COMPENSATION DECISIONS
Decision Making Process
The Compensation and Human Capital Committee reviews and discusses the performance of the CEO and makes determinations regarding his compensation. For other NEOs, the CEO considers their individual performance and contributions and makes compensation recommendations to the Compensation and Human Capital Committee. The Compensation and Human Capital Committee reviews and discusses these and adjusts them as it deems appropriate before approving. In making compensation decisions, the Compensation and Human Capital Committee uses several resources and tools, including the advice of its independent compensation consultant, assessment of competitive market information and peer group data, Company and individual performance, and accumulated and potential equity holdings.
Use of Comparator Groups for Pay and Performance
The Compensation and Human Capital Committee primarily uses two comparator groups as part of its executive compensation process. The “Compensation Benchmarking Peer Group” is used to assess the market competitiveness of our NEOs’ target total direct compensation opportunities, and the “Performance Peer Group” is used to evaluate our relative TSR performance, one of the performance measures utilized in our LTI program. As described below, the two comparator groups vary because executive compensation levels and practices are influenced by business complexity and company size.

Compensation Benchmarking Peer Group
The Compensation and Human Capital Committee considers relevant market pay practices, among other factors, when setting executive compensation to enhance our ability to recruit and retain high performing talent. In assessing market competitiveness, the compensation of our NEOs is reviewed against executive compensation at a set of companies with which we compete for executive talent, including the Benchmarking Peer Group. The Compensation Benchmarking Peer Group consists of companies that generally:
▪Are similar to us in terms of certain factors, including one or more of the following: size (i.e., revenue, market capitalization and growth characteristics), industry, lifecycle stage, and global presence; and
▪Have NEOs whose scope of responsibilities are comparable in terms of breadth and complexity.
The Compensation and Human Capital Committee reviews the Compensation Benchmarking Peer Group on an annual basis and determines, with input from its independent compensation consultant, whether any changes are appropriate. This annual review ensures that the peer group companies remain appropriate from a business and talent perspective. For 2022, upon advice from our independent compensation consultant, the Compensation and Human Capital Committee removed Brady, Simpson Manufacturing, and Steelcase from the group of peer companies as they are no longer fully aligned with Allegion’s strategic direction. ADT Inc., Fortive Corporation, Keysight Technologies, Inc., and Vivint Smart Home, Inc. were added to the peer group companies for 2022.
For purposes of 2022 compensation decision making, the Compensation Benchmarking Peer Group was comprised of the following 20 companies:

Acuity Brands	Diebold	Lennox International	Rockwell Automation
ADT Inc.	Fortive Corporation	Masco Corp	Roper Technologies
A.O. Smith	Fortune Brands Home & Security	Masonite International	Trimble Inc.
Belden	Hubbell	National Instruments Corp	Vivint Smart Home, Inc.
Carlisle Companies	Keysight Technologies, Inc.	Owens Corning	Zebra Technologies Corp
Relative to these companies, we approximate the 20th percentile on revenue and 54th percentile on market capitalization as of December 31, 2022.

Performance Peer Group
The Compensation and Human Capital Committee utilizes a performance peer group consisting of the companies in the S&P 400 Capital Goods Index (the “Performance Peer Group”). We believe the Performance Peer Group provides an appropriate measure of our relative TSR performance because it contains companies in similar industries and that operate in similar geographical markets to us.
Role of the Independent Compensation Consultant
The Compensation and Human Capital Committee has the authority to obtain advice and assistance from independent advisors and to determine their fees and terms of engagement. For 2022, the Compensation and Human Capital Committee engaged WTW as our independent compensation consultant. WTW provided advice to the Compensation and Human Capital Committee on our compensation program for executive officers as well as incentive compensation programs for our other eligible employees.
In 2022, WTW provided approximately $475,000 in services to the Compensation and Human Capital Committee and the Corporate Governance and Nominating Committee. WTW also provides certain benefits-related services to the Company, including retirement consulting, actuarial and outsourced pension administration. For these services, WTW received approximately $3.8 million. The Compensation and Human Capital Committee was aware of these other services provided by WTW at the time of engagement but did not review and approve the provision of these services because they are of the type directly procured by management in the ordinary course of business.
Each year, the Compensation and Human Capital Committee evaluates the independence and quality of the services provided by its independent compensation consultant. In reviewing WTW’s engagement for 2022, the Compensation and Human Capital Committee considered the factors set forth in the applicable SEC rules and determined that WTW was independent and that there were no conflicts of interest with respect to WTW’s work for the committee.

COMPENSATION ELEMENTS
Primary Compensation Elements
The following table summarizes the key elements of our executive compensation program. All NEOs are eligible for each element.

	Salary	AIP	PSUs	Options	RSUs

Who Receives	All NEOs

Reason Granted	Attraction & Retention of Quality Talent	Drives annual performance and achievement to AOP	Motivate and reward on achievement to strategic business objectives and alignment with shareholders	Motivate to create shareholder value through participation in share price appreciation	Facilitate Retention

When Granted / Received	Reviewed annually	Annually for prior year performance	First quarter annually

Form of Delivery	Cash		Equity

Type of Performance	Short-term emphasis		Long-term emphasis

Performance /Service period	Ongoing	1 year	3 years

How Payout is Determined	Compensation and Human Capital Committee approves	Formulaic; Compensation and Human Capital Committee approves	Formulaic; Compensation and Human Capital Committee approves	Stock price on exercise/vest date

Most Recent Performance Measure	n/a	Mix of financial and individual goals	EPS & relative TSR	Stock price appreciation

2022 COMPENSATION DECISIONS
The Compensation and Human Capital Committee annually reviews each element of target total direct compensation for our NEOs to determine whether these programs competitively reward our NEOs for their services based on a comparison to executives in the Compensation Benchmarking Peer Group and a review of other competitive market information and to ensure alignment with our compensation philosophy noted previously.
Base Salary
None of our NEOs receive automatic annual “merit” increases to their base salaries. Instead, the Compensation and Human Capital Committee annually considers the competitive factors previously noted along with each NEO’s experience, proficiency, performance and potential to impact future business results, the NEO’s achievements relative to core competencies and key corporate values as well as the competitiveness in the market, in making future base salary decisions.
The Compensation and Human Capital Committee approved the following base salary for our NEOs, effective April 1, 2022. For those NEOs that had base salary increases, it was to better align with the applicable market median for each position and to reflect the performance of each executive, and with respect to Messrs. Stone, Wagnes and Ilardi, were made in connection with (and effective as of) their respective appointment or promotions to their current positions.

NEO	2021 Base Salary ($)(1)	2022 Base Salary ($)	Increase (%)
J. H. Stone	—	1,000,000	—%
D. D. Petratis(2)	1,000,000	1,058,000	5.8%
M. J. Wagnes	—	500,000	—%
P. S. Shannon	584,800	584,800	—%
J. N. Braun	445,400	469,900	5.5%
T. P. Eckersley	500,000	530,000	6.0%
D. S. Ilardi	—	450,000	—%
_____________
(1)Prior year amounts are not shown for Messrs. Stone, Wagnes and Ilardi as none was a NEO in the fiscal year ended December 31, 2021.
(2)Mr. Petratis was awarded an increase in his compensation to support a successful CEO transition and to retain his continued employment through December 2022.

Annual and Long-Term Incentives
The following table shows year-over-year changes in the 2022 annual and long-term target incentive opportunities for certain of the NEOs. The Compensation and Human Capital Committee increased 2022 long-term target incentive opportunities for Messrs. Petratis, Braun and Eckersley to maintain alignment with our compensation philosophy and design principles. With respect to Messrs. Wagnes and Ilardi, they received equity grants commensurate with our promotions and increased responsibilities.

NEO	2021 Target AIP (% of Base Salary) (1)	2022 Target AIP (% of Base Salary)	Target AIP Increase (%)	2021 Target LTI ($)	2022 Target LTI ($)	Target LTI Increase ($)
J. H. Stone (2)	—	125	—	—	—	—
D. D. Petratis	125	130	4.0%	4,600,000	5,075,000	475,000
M. J. Wagnes	—	75	—	—	1,000,000	—
P. S. Shannon	75	75	—	1,550,000	1,000,000	(550,000)
J. N. Braun	60	60	—	725,000	825,000	100,000
T. P. Eckersley	70	70	—	600,000	825,000	225,000
D. S. Ilardi	—	65	—	—	600,000	—
_____________
(1)Prior year amounts are not shown for Messrs. Stone, Wagnes and Ilardi as none was a NEO in the fiscal year ended December 31, 2021.
(2)Pursuant to Mr. Stone’s offer letter, his AIP target was 125% of base pay. For 2022 he was guaranteed a payout at target, not subject to proration or adjustment for financial or performance performance. He was not awarded an annual equity grant until 2023.

2022 ANNUAL AND LONG-TERM INCENTIVE PROGRAM DESIGNS AND PAYOUTS
Annual Incentive Program

Annual Incentive Plan Design
The AIP provides NEOs an opportunity to earn a cash incentive tied to both our financial performance and their individual contributions over a one-year performance period. The AIP is designed to reward executives for profitable revenue growth, the delivery of strong cash flow and individual contributions, consistent with the achievement of our financial and strategic business objectives. Individual AIP payouts are calculated as the product of (i) base salary, (ii) target percentage of base salary, (iii) the financial performance score and (iv) the individual performance score. The AIP requires that we achieve defined and objective goals before participants become eligible for an award and in no case will an AIP award exceed 200% of the NEO’s opportunity. Mr. Stone’s offer letter governs the terms of his payout in 2022.

Base Salary	X	Target Percentage	X	Financial Performance Score	X	Individual Performance Score	=	AIP Award

Financial Performance
The financial performance score is based on achievement of financial metrics established annually by the Compensation and Human Capital Committee during the first quarter of the fiscal year. The financial metrics align with key elements of our AOP. Development of our AOP is a robust process that involves input from all of our regions and is reviewed and approved by the Board.
The financial metrics are aligned with the executive’s line of sight and scope of impact. Executives serving in a corporate role are measured based on the corporate financial metrics. Regional business leaders (i.e., SVP - Americas and SVP - International) are measured based on a combination of corporate (45%) and regional (55%) financial metrics. We believe this combination focuses regional business leaders on achieving the pre-established objectives for their business unit as well as aligning their interests with corporate goals to help create sustainable shareholder value.
The financial performance score is calculated as follows for 2022:

Corporate
Adjusted Revenue	+	Adjusted EBITDA	+	Available Cash Flow (ACF)	=	Financial Performance Score
(1/3 Weight)		(1/3 Weight)		(1/3 Weight)

Regions
Adjusted Revenue	+	Adjusted Operating Income (OI)	+	Operating Cash Flow (OCF)	=	Financial Performance Score
(1/3 Weight)		(1/3 Weight)		(1/3 Weight)
Our 2022 AIP metrics and goals along with adjusted performance for our NEOs are reflected below:

	Corporate
	Pre-established Financial Targets (in millions)			Payout as a % of Target
	Adjusted Revenue(1) ($)	Adjusted EBITDA(2) ($)	ACF(2) ($)
Threshold	2,802	586	404	50%
Target	3,046	690	456	100%
Maximum	3,401	771	547	200%
Adjusted Actual Performance	3,092	696	413
Weighted Financial Achievement	34.99%	34.30%	20.64%	89.93%

	Americas
	Pre-established Financial Targets (in millions)			Payout as a % of Target
	Adjusted Revenue(1) ($)	Adjusted OI(2) ($)	OCF(3) ($)
Threshold	2,056	512	509	50%
Target	2,250	593	581	100%
Maximum	2,512	662	719	200%
Adjusted Actual Performance	2,366	622	558
Weighted Financial Achievement	43.78%	38.29%	27.81%	109.88%

	International
	Pre-established Financial Targets (in millions)			Payout as a % of Target
	Adjusted Revenue(1) ($)	Adjusted OI(2) ($)	OCF(3) ($)
Threshold	727	81	92	50%
Target	796	92	104	100%
Maximum	888	114	125	200%
Adjusted Actual Performance	726	75	64
Weighted Financial Achievement	—%	—%	—%	—%

(1)     Adjusted revenue is the revenue of the Company or business unit, as applicable, calculated in accordance with U.S. GAAP, subject to formulaic adjustment by the Compensation and Human Capital Committee based on pre-approved categories as further described below.
(2)     We report our financial results in our annual report on Form 10-K and our quarterly reports on Form 10-Q in accordance with United States generally accepted accounting principles (“GAAP”). Within the earnings press releases filed on Form 8-K accompanying our annual and quarterly reports, we also present operating income (“OI”) on both a U.S. GAAP basis and on an adjusted (non-GAAP) basis, adjusted EBITDA (a non-GAAP measures) and available cash flow (“ACF”, a non-GAAP measure). Our pre-established financial targets described above for Adjusted OI, Adjusted EBITDA and ACF may be further adjusted subject to formulaic adjustment by the Compensation and Human Capital Committee based on pre-approved categories as further described below.
(3)     Operating cash flow is Adjusted OI for the regional business unit as defined in (2), adjusted for non-cash expenses and changes in net working capital, less capital expenditures subject to formulaic adjustment by the Compensation and Human Capital Committee based on pre-approved categories as further described below.
The Compensation and Human Capital Committee reviews the financial performance following the end of the fiscal year and determines the financial performance score. The Compensation and Human Capital Committee has adopted pre-established categories of potential formulaic adjustments for items causing significant differences from the assumptions contained in the AOP, including, but not limited to, the financial performance of any business or asset acquired during the performance period, costs associated with acquisitions or divestitures, unusual or non-recurring gains or losses, changes in applicable accounting principles, impairment charges in accordance with GAAP, and business restructurings or material interruption (including facility closures, severance, professional fees or work stoppage). These potential adjustments to reported financial results are intended to better reflect executives’ line of sight and ability to affect performance results, align award payments with decisions that support the AOP, avoid artificial inflation or deflation of awards due to unusual or non-recurring items in the applicable period and emphasize long-term and sustainable growth. As a result of these permissible adjustments, amounts shown above may differ as compared to our 2022 Form 10-K and other filings. These pre-established financial targets (and results) are relevant only to our executive compensation program and should not be used or applied in other contexts.

Individual Performance
Individual objectives are established annually for the NEOs and include strategic initiatives with both financial and non-financial metrics. Participants are evaluated based upon their achievements relative to pre-established non-financial metrics including core competencies and key corporate values. The Compensation and Human Capital Committee believes that this design, combining objective and measurable financial goals and adjusting for individual performance, reinforces a culture that recognizes team achievement and individual contributions. At the end of each year, the CEO evaluates performance against the pre-established individual objectives for officers other than himself and submits a recommendation to the Compensation and Human Capital Committee. The Compensation and Human Capital Committee evaluates the CEO’s performance against his pre-established individual objectives. Based on the Compensation and Human Capital Committee’s evaluation of the CEO and the CEO’s recommendations, the Compensation and Human Capital Committee determines and approves the individual performance score for each officer.

Results of Individual Performance Evaluations
In determining the individual performance score for each NEO’s AIP award, the Compensation and Human Capital Committee considers pre-established individual performance objectives, and then evaluates actual performance relative to these objectives to determine an overall performance score. No specific weighting of individual objectives was used, although particular emphasis is given to meeting key financial goals such as business profitability, growth and efficient capital allocation.
With regard to Employee Engagement, Safety & Health and ESG-related goals and accomplishments, in 2022, these are reviewed as part of individual objectives that are set for the year and are reflected in the NEO’s individual performance evaluation, as appropriate. Allegion’s ESG strategy and framework of goals can be found on the Company’s website at www.allegion.com/ESG.

A few of the accomplishments of each NEO during the year are highlighted below, except for Mr. Shannon who retired the Company effective May 31, 2022 and Mr. Petratis who retired from the Company effective December 31, 2022. Mr. Stone was guaranteed a payout at 125% of his base pay, not subject to proration or adjustment for his individual performance in the second half of 2022, pursuant to the terms of his offer letter.
•Mr. Stone – After joining in July 2022, he delivered on the financial plan for 2022, refreshed our capital allocation philosophy, led our M&A activities including the Access Technologies integration and Allegion Ventures Investments and increased employee engagement as measured by the Gallup Engagement Consensus.
•Mr. Wagnes – He led execution of the AOP, combating inflation and supply chain headwinds, while executing margin targets and investment strategies, executed on our capital allocation strategies, led successful financial integration of the Access Technologies Acquisition, continued execution on global finance digital transformation, and increased employee engagement as measured by the Gallup Engagement Census.
•Mr. Braun – He played a leading role in the Access Technologies Acquisition, led our cross functional ESG Council and Steering Committee, continued to drive on-going risk mitigation and process improvements, specifically around cybersecurity, privacy, incident response and enterprise risk management, served as executive co-sponsor for Allegion’s Diversity, Equity & Inclusion Council, led a significant refresh of our global ethics and compliance program, and increased employee engagement as measured by the Gallup Engagement Census.
•Mr. Eckersley – He drove leadership and accountability around managing international margins despite headwinds due to volatility, inflation, exchange rate movements, and product shortages, led effective capital deployment plans including M&A activities in the region, enhanced International’s operating model driving alignment, process excellence and enhanced financial tools and resources, and increased employee engagement as measured by the Gallup Engagement Census.
•Mr. Ilardi – He delivered on Americas revenue and OI goals despite a challenging environment, played a significant role in the Access Technologies Acquisition, delivered strong progress against key areas of the long-range plan and various strategic initiatives, and increased employee as measured by the Gallup Engagement Census.

2022 AIP Awards
The Compensation and Human Capital Committee approved the following AIP awards for our NEOs:

NEO	2022 AIP Target (A)($)	Financial Performance Score (B)	AIP Earned from Financial Performance (C)=(A)x(B)($)	Individual Performance Score (D)	2022 AIP Award (E)=(C)x(D)($)
J. H. Stone (1)	—	—%	—	—%	—
D. D. Petratis	1,375,400	89.93%	1,236,897	100%	1,236,897
M. J. Wagnes (2)	354,795	91.52%	324,712	100%	324,712
P. S. Shannon (3)	181,448	89.93%	163,176	100%	163,176
J. N. Braun	281,940	89.93%	253,549	115%	291,581
T. P. Eckersley	371,000	40.47%	150,144	135%	202,694
D. S. Ilardi (2)	277,952	101.25%	281,436	105%	295,507
_____________
(1)    Mr. Stone received a payment of $1,250,000 in accordance with the terms of his offer letter and such payment is considered a bonus for 2022. Starting in 2023, Mr. Stone will participate in the AIP program in accordance with our AIP policy.
(2)    The AIP targets and financial performance scores for Messrs. Wagnes and Ilardi were prorated based on time worked in current and prior positions, in accordance with our AIP policy.
(3)    The target AIP amount for Mr. Shannon was prorated upon his retirement on May 31, 2022 in accordance with our AIP policy.

Long-Term Incentive Program

Long-Term Incentive Program Design
The long-term incentive program provides NEOs an opportunity to earn an equity incentive tied to our financial performance over a three-year performance period and is comprised 50% of PSUs, 25% of stock options, and 25% of RSUs. The PSU portion of the award is designed to motivate and reward executives for achievement of a financial goal based on our strategic business objectives and align NEOs with shareholder interest by rewarding value creation over the long-term by positioning 50% of the opportunity on the financial goal and the other 50% on relative TSR. The stock option portion is designed to motivate NEOs to create shareholder value by allowing NEOs to participate in share price appreciation over the long-term. RSUs are designed to facilitate NEO retention. We grant executives a mix of equity awards in order to provide an effective balance between incentivizing and rewarding long-term financial performance and retention. LTI targets are expressed in dollar amounts which are converted to a number of shares based on the fair value of the award on the grant date.
Performance Stock Units: PSUs are designed to reward 50% on achievement of our absolute EPS (from continuing operations) goal and 50% on relative TSR as compared to the Performance Peer Group companies over a three-year performance period. PSUs will vest at the end of the three-year performance period and the NEO will earn a number of shares based upon achievement of the performance levels shown below. If TSR is not positive over the performance period, payout cannot exceed the target level for the TSR portion of the award. Such TSR review will occur after the conclusion of the final year of the performance period. Upon vesting, PSUs convert into our ordinary shares on a one-for-one basis.

EPS Performance(1)	% of Target PSUs Earned(2)
Below Threshold	No award earned
Threshold	50%
Target	100%
Maximum	200%

TSR Performance Relative to S&P 400 Capital Goods Index	% of Target PSUs Earned(2)
< 25th Percentile	No award earned
25th Percentile	50%
50th Percentile	100%
>= 75th Percentile	200%
(1)    EPS is calculated in accordance with GAAP, subject to formulaic adjustment by the Compensation and Human Capital Committee based on pre-approved categories.
(2)    Results are interpolated between percentiles achieved. The Compensation and Human Capital Committee retains the authority and discretion to make downward adjustments to the calculated PSU award payouts regardless of actual performance.
Dividend equivalents are accrued on outstanding PSU awards at the same time and at the same rate as dividends paid to shareholders. Dividend equivalents are not earned until the PSUs vest and are payable in cash at the time of vesting. The actual dividend equivalents paid are determined by the actual number of PSUs earned at the end of the performance period.
Stock Options/RSUs: Stock options and RSUs are considered by the Compensation and Human Capital Committee to be “at risk” performance-based compensation and aligned with our shareholders’ interests over the long term. Stock options are considered “at-risk” because there is no value unless the stock price appreciates during the term of the option. RSUs are considered at-risk because the ultimate value of the shares underlying the award will fluctuate based on our stock price performance. RSUs provide strong retentive value, while still providing alignment with shareholder value creation. Both stock options and RSUs granted annually to our NEOs vest ratably in three equal annual increments over a three-year period beginning on the first anniversary of the grant date. Stock options expire on the tenth anniversary of the grant date. Dividend equivalents are accrued on outstanding RSU awards at the same time and at the same rate as dividends are paid to shareholders. Dividend equivalents on RSUs are only payable if the underlying RSU award vests. At the time of vesting, one ordinary share is issued for each

RSU and any accrued dividend equivalents are paid in cash. No dividends are payable on unvested or exercisable stock options.

2022 Equity Granted
In the first quarter of 2022, the Compensation and Human Capital Committee approved the target annual LTI award values for each NEO as shown in the following table. The actual value of the 2022-2024 awards will depend upon our performance relative to pre-established performance goals and price of our ordinary shares at the time the awards are settled.

NEO	2022-2024 PSU (at Target) ($)	2022-2024 PSU (at Target) (#)	Stock Option Award ($)	Stock Option Award (#)	RSU Award ($)	RSU Award (#)
J. H. Stone (1)	—	—	2,000,016	72,675	5,500,100	52,035
D. D. Petratis (2)	2,711,747	22,002	1,268,767	44,378	1,268,800	11,001
M. J. Wagnes	534,412	4,336	250,020	8,745	250,046	2,168
P. S. Shannon (3)	—	—	—	—	1,000,070	8,671
J. N. Braun	440,865	3,577	206,277	7,215	206,335	1,789
T. P. Eckersley	440,865	3,577	206,277	7,215	206,335	1,789
D. S. Ilardi	320,696	2,602	150,012	5,247	150,051	1,301
_____________
(1)With respect to Mr. Stone, in accordance with the terms of his offer letter, on August 1, 2022, the Compensation and Human Capital Committee approved a one-time grant of RSUs valued at $5,500,100 and stock options valued at $2,000,016. The RSUs vest 25% on each of the second and third anniversaries of the grant date, with the remaining 50% vesting on the fourth anniversary of the grant date. The stock options vest in three equal installments beginning on the first anniversary after the grant date, subject to continued employment.
(2)Upon retirement, Mr. Petratis’ outstanding PSUs were prorated based on time worked during the performance period; outstanding RSUs and stock options will continue to vest in accordance with the original vesting schedule.
(3)In anticipation of his retirement, Mr. Shannon was granted RSUs in 2022 but not PSUs.

PSU Payouts for 2020 - 2022 Performance Period
The PSUs earned for the 2020-2022 performance period were based on the Company’s (i) EPS performance against pre-established goals and (ii) TSR performance relative to the Peer Performance Group companies, with each of these performance metrics weighted at 50%. For the 2020-2022 performance period, our EPS attainment was 92%, resulting in a payout of 69% and our TSR performance was below the threshold gold resulting in no payout. The performance metrics, when combined, resulted in an overall payout of 35% of target.

Performance Metric	Threshold	Target	Maximum	Actual	% Payout Earned
EPS(1) (50%)	$5.39	$6.21	$7.11	$5.70	69
TSR (50%)	25th percentile	50th percentile	>= 75th percentile	10th percentile (-6.9% TSR)	—
(1)    EPS is calculated in accordance with GAAP, and was adjusted according to the pre-established adjustments noted previously and addressed: (i) restructuring charges and acquisition and integration expenses, including non-cash charges for certain purchase accounting adjustments; (ii) debt financing costs; (iii) environmental costs related to a site formerly owned by the Company and (iv) the loss on the divestiture of a business. In addition, consistent with prior year, the Compensation and Human Capital Committee made an adjustment to exclude the non-cash fair value remeasurement gains related to Allegion Ventures investments.

As a result of the foregoing performance, the PSUs vested at 35% of target, with our NEOs earning the following shares with respect to the PSUs previously granted to them for the 2020-2022 performance period. Messrs. Stone, Wagnes and Ilardi are not included in the table below as they were not NEOs at the time the 2020-2022 PSU awards were granted.

NEO	Target PSUs Awarded (#)	PSUs Earned (#)
D. D. Petratis	16,625	5,820
P. S. Shannon (1)	5,027	1,418
J. N. Braun	2,417	847
T. P. Eckersley	2,320	812
_____________
(1)Mr. Shannon’s 2020-2022 target PSU award was prorated upon his retirement on May 31, 2022 based on time worked during the performance period.

2023 TOTAL DIRECT COMPENSATION AT TARGET
The Compensation and Human Capital Committee annually reviews the total direct compensation at target for each NEO. Based on recommendations from our CEO and in accordance with our compensation philosophy, the Compensation and Human Capital Committee approved the 2023 total direct compensation at target for all continuing NEOs, as shown in the table below:

NEO	2023 Base Salary ($)	2023 AIP (as a % of Base Salary)	2023 LTI ($)	2023 TDC
J. H. Stone	1,040,000	125	5,500,000	7,840,000
M. J. Wagnes	585,000	85	1,500,000	2,582,250
J. N. Braun	488,700	60	825,000	1,606,920
T. P. Eckersley	551,200	75	830,000	1,794,600
D. S. Ilardi	495,000	75	745,000	1,611,250
In addition, starting in 2023, the Company has adopted an ESG scorecard, which will be incorporated into its Annual Incentive Plan for its executive officers, and the Company’s performance against certain quantitative ESG metrics will factor into each such executive officer’s individual performance scores.

OTHER COMPENSATION AND TAX MATTERS
Retirement Programs and Other Benefits
A qualified defined contribution 401(k) plan called the Employee Savings Plan (“ESP”) is available for the U.S. salaried and hourly non-union workforce. The ESP provides a dollar-for-dollar match on the first 6% of the employee’s eligible contributions to the ESP. The ESP has a number of investment options and is a retirement savings program. We also maintain qualified and nonqualified defined benefit pension plans intended to provide fixed benefits upon retirement based on the individual’s age and number of years of service, however, these plans are closed to new participants. Refer to the Pension Benefits table on page 65 for additional details on these plans and those NEOs that are eligible to participate.
Employees who were actively employed prior to July 1, 2012 were given a one-time choice between continuing to participate in the defined benefit plan until December 31, 2022 or moving to an enhanced version of the ESP effective January 1, 2013 under which they would receive an employer core contribution of 2% of eligible pay in addition to the matching contribution and no longer accrue benefits under the defined benefit plan after December 31, 2012. Employees hired on or after July 1, 2012 were automatically covered under the enhanced version of the ESP and do not participate in the defined benefit plan. Employees hired after December 1, 2013 are not eligible for the 2% employer core contribution. Effective as of December 31, 2022, accruals in the qualified defined benefit plan ceased for all employees, except to the extent of any collective bargaining agreements. Employees whose accruals ceased in the qualified defined benefit plan effective December 31, 2022, began receiving an employer core contribution of 2% of eligible pay effective January 1, 2023.

The Company also offers a U.S. nonqualified, defined contribution plan called the Supplemental Employee Savings Plan (the “Supplemental ESP”). Please refer to the Executive Compensation section under the heading “Nonqualified Deferred Compensation” for a description of the Supplemental ESP.
Through 2018, our nonqualified Executive Deferred Compensation Plan (“EDCP”) allowed eligible employees to defer receipt of a part of their annual salary, AIP award and PSU award. Cash deferrals were invested in select mutual fund investments and PSU award deferrals were required to be invested in our ordinary shares. Please refer to the Nonqualified Deferred Compensation table for additional details on the deferred compensation plans. As of January 1, 2019, this plan was frozen to new participants and deferrals.
We also provide certain other benefits believed to be competitive with prevailing market and peer company practices. For these benefits, we may also provide tax assistance on the income imputed to the executives. These other benefits and their incremental costs to the Company are reported in the “All Other Compensation” column of the Summary Compensation Table.
Severance Arrangements
We have not adopted a formal severance policy that is specific to our NEOs and other executives. In connection with recruiting certain officers, we may enter into arrangements that provide for severance payments upon certain termination events, other than in the event of a CIC (which are addressed in our CIC Plan as described under the section “Change-In-Control Plan” below).
Change in Control Plan
All NEOs participate in the change in control plan (“CIC Plan”). The CIC Plan was adopted to mitigate the concern those involved in considering the transaction might otherwise be motivated to act in their own interests rather than the best interests of our shareholders and to assure continuity of management in circumstances that reduce or eliminate job security and might otherwise lead to accelerated departures. The CIC Plan provides cash severance benefits if a CIC occurs and an officer is terminated within two years for reasons other than cause. Cash severance benefits in the event of a qualifying termination will be based on an individually defined multiple ranging from 1.5 for executive officers to 3.0 for the CEO (the “Severance Multiple”). Individual cash severance benefits will include: (i) base salary in effect at termination times the Severance Multiple; (ii) current cash target incentive award times the Severance Multiple; and (iii) a target incentive award in the year of termination pro-rated for the portion of the performance cycle completed through the date of termination. Cash severance benefits under the CIC Plan will be reduced by severance-related benefits provided through any other Allegion severance program. Certain NEOs will also immediately vest in their Elected Officer Supplemental Program (“EOSP”) and Key Management Supplemental Pension Plan (“KMP”) benefits following a CIC, as applicable. In addition, participants in the CIC Plan will, in the event of a qualifying termination, receive continued health benefits for a term of years equal to the Severance Multiple and outplacement benefits of up to $25,000.
The CIC Plan does not provide for payment of, or reimbursement for, any tax payments or other tax gross ups related to the severance benefits. However, the CIC Plan does provide for cash severance benefits to be adjusted so participants will receive the better after tax benefit treatment (“Best of Net” approach) between (i) cash severance payments paid in full, with the executive responsible for all taxes incurred, or (ii) cash severance payments reduced to avoid triggering excise taxes.
Under the 2013 Incentive Stock Plan (the “2013 Stock Plan”), as well as the 2023 Stock Plan for which we are seeking shareholder approval at the AGM, outstanding unvested stock options and RSUs will not immediately vest and become exercisable or payable, as applicable, following a CIC if an alternate award is provided by the acquiring company. Such awards will immediately vest and become exercisable or payable, as applicable, if an alternate award is not provided. PSUs will be deemed to have earned a pro-rata award based on the target award opportunity and total number of months worked in the applicable performance period.
Senior Executive Performance Plan
The Senior Executive Performance Plan (“SEPP”) is a shareholder approved plan that funds the annual cash incentive awards that may be granted to each of the NEOs under the AIP. Under the SEPP, the maximum amount of cash incentive that can be paid to the CEO is 1.5% of Consolidated OI from Continuing Operations, as defined in the SEPP, and the maximum amount of cash incentive that can be paid to any other covered executive is 0.6% of Consolidated OI from Continuing Operations. The Compensation and Human Capital Committee may

exercise its discretion to pay less than the maximum amount to the NEOs, after considering the factors described in the AIP.
Tax and Accounting Considerations
The Company is subject to Section 162(m) of the Code, as amended, which limits deductibility of compensation in excess of $1 million paid to covered employees, including our NEOs. In determining compensation program designs, the Compensation and Human Capital Committee considers tax and accounting implications (e.g., Section 162(m) and 409A of the Code), and the Company adheres to these tax and accounting regulations as they are amended over time. While tax and accounting regulations are considered, the forms of compensation utilized and amounts are determined primarily by their effectiveness in creating maximum alignment between key strategic objectives and the interests of shareholders and other stakeholders.
Timing of Awards
In 2022, we granted annual equity awards following our earnings release for the fourth quarter and full year results for 2021. We intend to continue to regularly follow this practice. The equity grant date is never selected or changed to increase the value of equity awards for executives.

COMPENSATION AND HUMAN CAPITAL COMMITTEE REPORT
We have reviewed and discussed with management the CD&A contained in this Proxy Statement.
Based on our review and discussion, we recommended to the Board that the CD&A be included in this Proxy Statement as well as the 2022 Form 10-K.
COMPENSATION AND HUMAN CAPITAL COMMITTEE
Steven C. Mizell (Chair)
Kirk S. Hachigian
Nicole Parent Haughey
Lauren B. Peters
Dean I. Schaffer
Dev Vardhan
Martin E. Welch III

EXECUTIVE COMPENSATION
The following table provides certain information regarding the compensation earned by each of our NEOs for fiscal 2022, and to the extent required under the SEC’s executive compensation disclosure rules, each of the fiscal years ended December 31, 2021 and 2020.

2022 SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
J. H. Stone	2022	480,769	1,250,000	5,500,100	2,000,016	—	—	94,593	9,325,478
President and CEO
D. D. Petratis	2022	1,043,723	—	3,980,547	1,268,767	1,236,897	—	366,823	7,896,757
Former Chair, President and CEO	2021	1,000,000	—	3,549,344	1,150,015	1,466,378	226,748	295,758	7,688,243
	2020	1,038,462	—	3,559,311	1,075,015	712,000	2,012,295	388,502	8,785,585
M. J. Wagnes	2022	473,941	—	784,458	250,020	324,712	—	66,732	1,899,863
Senior Vice President and CFO
P. S. Shannon	2022	240,668	—	1,000,070	—	163,176	291,662	66,265	1,761,841
Former Senior Vice President and CFO	2021	584,800	—	1,196,101	387,520	529,084	—	81,016	2,778,521
	2020	600,997	—	1,076,295	325,015	249,827	2,179,800	103,381	4,535,315
J. N. Braun	2022	463,869	—	647,200	206,277	291,581	—	75,820	1,684,747
Senior Vice President and General Counsel	2021	445,400	—	559,483	181,252	313,500	—	67,005	1,566,640
	2020	458,986	—	517,520	156,256	152,220	—	76,898	1,361,880
T. P. Eckersley	2022	522,615	—	647,200	206,277	202,694	—	83,112	1,661,898
Senior Vice President - Allegion International	2021	500,000	—	1,962,994	150,015	572,924	—	67,236	3,253,169
	2020	509,123	—	496,689	150,005	89,705	1,120,226	88,539	2,454,287
D. S. Ilardi	2022	416,497	—	470,747	150,012	295,507	—	64,534	1,397,297
Senior Vice President - Allegion Americas
______________
(e)    The amounts shown in this column reflect the aggregate grant date fair value of PSU awards and any RSU awards granted during the respective fiscal year calculated in accordance with ASC Topic 718 and do not reflect amounts paid to or realized by the NEOs in respect of those awards. In determining the aggregate grant date fair value of the PSU awards, the awards are valued assuming target level performance achievement. If the maximum level performance achievement is assumed, the aggregate grant date fair value of the PSU awards granted in 2022 would be as follows:

Name	Maximum Grant Date Value of PSU Awards ($)
J. H. Stone	—
D. D. Petratis (1)	5,423,493
M. J. Wagnes	1,068,824
J. N. Braun	881,731
T. P. Eckersley	881,731
D. S. Ilardi	641,392
(1)    Upon his retirement, Mr. Petratis’ PSUs were prorated based on time worked during the performance period

For a discussion of the assumptions made in determining the ASC 718 values, see Note 15, “Share-Based Compensation,” to our consolidated financial statements contained in the Company’s 2022 Form 10-K. Please see also the Grants of Plan-Based Awards table for additional details of the 2022 grants included in this column.
(f)    The amounts in this column reflect the aggregate grant date fair value of stock options granted during the respective fiscal year calculated in accordance with ASC 718 and do not reflect amounts paid to or realized by the NEOs in respect of those awards. For a discussion of the assumptions made in determining the ASC 718 values, see Note 15, “Share-Based Compensation,” to our consolidated financial statements contained in the 2022 Form 10-K.
(g)    This column reflects the amounts earned for the respective fiscal year under our AIP program. AIP awards are paid in cash. For more information about our AIP program, please see the section entitled “2022 AIP Awards” within the CD&A.
(h)    Amounts reported in this column reflect the aggregate change in the actuarial present value of the accumulated benefits under our qualified defined benefit pension plan (the “Pension Plan”), Supplemental Pension Plan, KMP, EOSP and EDCP, as applicable. The change in pension benefits value is attributable to the additional year of service and age, the annual AIP award and any annual salary increase and any changes in the interest rates used to value the benefits. For Mr. Eckersley, the Key Management Plan decreased by $193,413, the Supplemental Pension Plan decreased $156,298, and the Qualified Pension Plan decreased $50,512. For Mr. Petratis, the Elected Officer Plan decreased by $428,768. For Mr. Wagnes, the Supplemental Pension Plan decreased $2,339 and the Qualified Pension Plan decreased $34,436. For Mr. Ilardi, the Supplemental Pension Plan decreased $26,307. For Messrs. Eckersley, Petratis and Ilardi, since the aggregate change was negative, it was limited to $0 for 2022. For additional information, see the “2022 Pension Benefits” table later in this section. The plans do not permit above-market or preferential earnings on any nonqualified deferred compensation.
(i)    The following table summarizes the components of the amounts reported for each NEO in this column for fiscal 2022:

Name	Company Matching Contributions ($)(1)	Relocation ($)(2)	Tax Assistance ($)(2)	Other Benefits ($)(3)	Total ($)
J. H. Stone	10,546	69,141	14,906	—	94,593
D. D. Petratis	200,808	—	—	166,015	366,823
M. J. Wagnes	56,394	—	—	10,338	66,732
P. S. Shannon	46,185	—	—	20,080	66,265
J. N. Braun	62,190	—	—	13,630	75,820
T. P. Eckersley	65,732	—	—	17,380	83,112
D. S. Ilardi	45,121	—	—	19,413	64,534
_____________
(1)Represents matching contributions under our ESP and Supplemental ESP plans.
(2)Represents the value of Company-paid relocation expense and the related tax assistance provided to Mr. Stone in accordance with our relocation program. The tax assistance provided is consistent with our practice for all employees covered under our relocation program.
(3)The other benefits the NEOs received in 2022 are:

Name	Aircraft Use ($)(i)	Other ($)(ii)	Total ($)
J. H. Stone	—	—	—
D. D. Petratis	145,000	21,015	166,015
M. J. Wagnes	—	10,338	10,338
P. S. Shannon	—	20,080	20,080
J. N. Braun	—	13,630	13,630
T. P. Eckersley	—	17,380	17,380
D. S. Ilardi	—	19,413	19,413
(i)    Represents the aggregate incremental costs, including flight time, fuel surcharge, catering, taxes, peak travel adjustment fees, and ground transportation to/from the airport, as applicable, of the hired aircraft for personal travel by Mr. Petratis, up to a total of $145,000 per year, as approved by the Compensation and Human Capital Committee. On occasion, Mr. Petratis’ and any other NEO’s family or other personal guests may accompany them on the hired aircraft used for business purposes, provided that certain conditions under the Company’s aircraft policy are met. To the extent such occasions arise, Mr. Petratis and the other NEOs are subject to imputed taxable income at the Standard Industry Fare Level (“SIFL”) rates for any personal passengers on that flight and the Company does not provide tax gross-ups for such imputed income. Personal aircraft usage was discontinued in 2023.
(ii)    Represents: (a) auto allowance; (b) financial counseling services; (c) officer physical reimbursement program; and (d) product rebate program reimbursements, as relevant. Auto allowances for executive officers was discontinued in 2022.

2022 GRANTS OF PLAN-BASED AWARDS
The following table provides certain information regarding plan-based awards granted to the NEOs during fiscal 2022.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
J. H. Stone(1)
RSUs	8/1/2022	—	—	—	—	—	—	52,035	—	—	5,500,100
Options	8/1/2022	—	—	—	—	—	—	—	72,675	105.700	2,000,016
D. D. Petratis
AIP	2/3/2022	687,700	1,375,400	2,750,800	—	—	—	—	—	—	—
RSUs	2/17/2022	—	—	—	—	—	—	11,001	—	—	1,268,800
PSUs (2022-2024)	2/17/2022	—	—	—	11,001	22,002	44,004	—	—	—	2,711,747
Options	2/17/2022	—	—	—	—	—	—	—	44,378	115.335	1,268,767
M. J. Wagnes
AIP(2)	2/3/2022	177,397	354,795	709,589	—	—	—	—	—	—	—
RSUs	2/17/2022	—	—	—	—	—	—	2,168	—	—	250,046
PSUs (2022-2024)	2/17/2022	—	—	—	2,168	4,336	8,672	—	—	—	534,412
Options	2/17/2022	—	—	—	—	—	—	—	8,745	115.335	250,020
P. S. Shannon
AIP	2/3/2022	90,724	181,448	362,896	—	—	—	—	—	—	—
RSUs	2/17/2022	—	—	—	—	—	—	8,671	—	—	1,000,070
J. N. Braun
AIP	2/3/2022	140,970	281,940	563,880	—	—	—	—	—	—	—
RSUs	2/17/2022	—	—	—	—	—	—	1,789	—	—	206,335
PSUs (2022-2024)	2/17/2022	—	—	—	1,789	3,577	7,154	—	—	—	440,865
Options	2/17/2022	—	—	—	—	—	—	—	7,215	115.335	206,277
T. P. Eckersley
AIP	2/3/2022	185,500	371,000	742,000	—	—	—	—	—	—	—
RSUs	2/17/2022	—	—	—	—	—	—	1,789	—	—	206,335
PSUs (2022-2024)	2/17/2022	—	—	—	1,789	3,577	7,154	—	—	—	440,865
Options	2/17/2022	—	—	—	—	—	—	—	7,215	115.335	206,277
D. S. Ilardi
AIP(2)	2/3/2022	138,976	277,952	555,904	—	—	—	—	—	—	—
RSUs	2/17/2022	—	—	—	—	—	—	1,301	—	—	150,051
PSUs (2022-2024)	2/17/2022	—	—	—	1,301	2,602	5,204	—	—	—	320,696
Options	2/17/2022	—	—	—	—	—	—	—	5,247	115.335	150,012
___________________
(1)As part of Mr. Stone’s offer of employment, the amounts shown for him represent a guaranteed bonus payout of $1,250,000; and a one-time, sign-on award of RSUs and stock options granted on August 1, 2022, to compensate him for the forfeiture of unvested long-term awards from his prior employer.
(2)Messrs. Wagnes and Ilardi were promoted March 1, 2022. In accordance with the AIP Plan, their target amounts were prorated based on time worked in their current and prior positions.

OUTSTANDING EQUITY AWARDS AT 2022 YEAR-END
The following table shows, for each of the NEOs, all equity awards that were outstanding as of December 31, 2022.

Name		Option Awards				Stock Awards
	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (a)	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date (b)	Number of Shares or Units of Stock that have Not Vested (#)(c)	Market Value of Shares or Units of Stock that have Not Vested ($)(d)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have Not Vested ($)(d)
J.H. Stone	8/1/2022	—	72,675	105.700	8/1/2032	52,035	5,477,204	—	—
D.D. Petratis	2/17/2022	—	44,378	115.335	12/31/2027	11,001	1,157,965	7,328	771,345
	2/18/2021	15,339	30,680	109.140	12/31/2027	7,025	739,452	14,050	1,478,903
	2/20/2020	27,973	13,987	129.325	12/31/2027	2,771	291,675	5,820	214,415
	2/21/2019	49,796	—	88.080	12/31/2027	—	—	—	—
	2/22/2018	42,861	—	86.930	12/31/2027	—	—	—	—
	2/13/2017	45,966	—	71.835	2/13/2027	—	—	—	—
M.J. Wagnes	2/17/2022	—	8,745	115.335	2/17/2032	2,168	228,204	4,336	456,407
	2/18/2021	667	1,334	109.140	2/18/2031	611	64,314	459	48,314
	2/20/2020	1,301	651	129.325	2/20/2030	258	27,157	136	5,010
	2/21/2019	1,597	—	88.080	2/21/2029	—	—	—	—
	2/22/2018	1,468	—	86.930	2/22/2028	—	—	—	—
	2/13/2017	1,716	—	71.835	2/13/2027	—	—	—	—
	2/16/2016	1,577	—	57.850	2/16/2026	—	—	—	—
P.S. Shannon	2/17/2022	—	—	—	—	8,671	912,709	—	—
	2/18/2021	5,169	10,338	109.140	5/31/2027	2,368	249,256	3,347	352,305
	2/20/2020	8,457	4,229	129.325	5/31/2027	838	88,208	1,418	52,241
	2/21/2019	14,045	—	88.080	5/31/2027	—	—	—	—
	2/22/2018	11,743	—	86.930	5/31/2027	—	—	—	—
J.N. Braun	2/17/2022	—	7,215	115.335	2/17/2032	1,789	188,310	3,577	376,515
	2/18/2021	2,417	4,836	109.140	2/18/2031	1,108	116,628	3,322	349,674
	2/20/2020	4,066	2,033	129.325	2/20/2030	403	42,420	847	31,204
	2/21/2019	7,342	—	88.080	2/21/2029	—	—	—	—
	2/22/2018	2,055	—	86.930	2/22/2028	—	—	—	—
T.P. Eckersley	2/17/2022	—	7,215	115.335	2/17/2032	1,789	188,310	3,577	376,515
	2/18/2021	2,001	4,002	109.140	2/18/2031	916	96,418	2,749	289,360
	3/10/2021	—	—	—	—	4,341	456,934	6,511	685,348
	2/20/2020	3,903	1,952	129.325	2/20/2030	387	40,736	812	29,915
	2/21/2019	7,661	—	88.080	2/21/2029	—	—	—	—
	2/22/2018	7,046	—	86.930	2/22/2028	—	—	—	—
	2/13/2017	5,047	—	71.835	2/13/2027	—	—	—	—
D. S. Ilardi	2/17/2022	—	5,247	115.335	2/17/2032	1,301	136,943	2,602	273,887
	2/18/2021	300	601	109.140	2/18/2031	887	93,366	207	21,789
	2/20/2020	553	277	129.325	2/20/2030	110	11,579	59	2,174
	2/21/2019	728	—	88.080	2/21/2029	—	—	—	—
	2/22/2018	631	—	86.930	2/22/2028	—	—	—	—
	2/13/2017	549	—	71.835	2/13/2027	—	—	—	—
	2/16/2016	789	—	57.850	2/16/2026	—	—	—	—
_____________
(a) These columns represent stock option awards. These awards become exercisable in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment or retirement.
(b)    Stock option awards expire on the tenth anniversary of the grant date. The expiration dates were modified to the earlier of the original expiration date or five years from the retirement date for Messrs. Petratis and Shannon.
(c)    This column represents unvested RSUs. RSUs vest in three equal installments beginning on the first anniversary after the date of grant, subject to continued employment or retirement except for Mr. Stone. Mr. Stone’s RSUs vest

25% on each of the second and third anniversaries of the grant date, with the remaining 50% vesting on the fourth anniversary of the grant date.
(d)    The market value was computed based on $105.26 per share, the closing market price of our ordinary shares on December 30, 2022, as reported on the NYSE.
(e)    PSUs generally vest upon the completion of a three-year performance period and the NEO’s continued employment. The number of shares received is based on achievement of performance goals as certified by the Compensation and Human Capital Committee. The amounts reported in this column represent the number of unvested and unearned PSUs based on the target performance level. In February 2023, the Compensation and Human Capital Committee certified the level of performance achievement with respect to the PSUs granted to certain NEOs in February 2020 relating to the performance period ended December 31, 2022, the number of shares reported in this table represent 35% of the target number of shares underlying the PSU awards, with the market value determined based on the closing market price of ordinary shares on December 30, 2022, as reported on the NYSE. For Messrs. Petratis and Shannon outstanding PSUs were prorated based on time worked during the performance period and reported as such in this table.

2022 OPTION EXERCISES AND STOCK VESTED
The following table provides certain information regarding the exercise of stock options and the vesting of stock awards for each of the NEOs, as applicable, during the fiscal year ended December 31, 2022.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. H. Stone	—	—	—	—
D. D. Petratis	—	—	26,357	3,075,598
M. J. Wagnes	—	—	3,941	423,222
P. S. Shannon	23,487	1,152,489	7,685	896,221
J. N. Braun	—	—	3,918	457,126
T. P. Eckersley	—	—	6,105	704,761
D. S. Ilardi	—	—	780	89,736

2022 PENSION BENEFITS
Each of the NEOs (other than Messrs. Stone and Braun) participate in one or more of the following defined benefit plans:
▪the Qualified Pension Plan;
▪the Supplemental Pension Plan; and
▪the EOSP or the KMP.
The Pension Plan is a funded, tax qualified, non-contributory defined benefit plan that covers eligible U.S. employees hired prior to July 1, 2012. The Pension Plan provides for normal retirement at age 65. A participant becomes vested in the benefit: (i) after five years of service, or (ii) while employed, the participant (a) attains age 65, (b) dies or (c) becomes disabled. The formula to determine the lump sum benefit under the Pension Plan is 5% of final average pay (the five highest consecutive years out of the last ten years of eligible compensation) for each year of credited service. A choice for distribution between various annuity options and a lump sum option is available. The Pension Plan was closed to new participants on July 1, 2012, and no further benefits will accrue to any Pension Plan participant for service performed after December 31, 2022. Certain participants made an election in 2012 to forego accruing further benefits for service performed after December 31, 2012, and, in lieu, receive a non-elective employer contribution equal to 2% of eligible compensation in the ESP. Messrs. Wagnes and Ilardi made this election. NEOs hired on July 1, 2012 through and including December 1, 2013 and eligible to participate in the ESP received the non-elective employer contribution. Employees whose accruals ceased effective December 31, 2022 in the Qualified Pension Plan, began receiving an employer core contribution of 2% of eligible pay in the ESP effective January 1, 2023.

The Supplemental Pension Plan is an unfunded, nonqualified, non-contributory defined benefit restoration plan. Since the IRS limits the annual compensation recognized when calculating benefits under the qualified Pension Plan, the Supplemental Pension Plan restores what is lost in the Pension Plan due to these limits. The Supplemental Pension Plan covers all our employees who participate in the Pension Plan and who are impacted by the IRS’ compensation limits. A participant must meet the vesting requirements of the qualified Pension Plan to vest for benefits under the Supplemental Pension Plan. Benefits under the Supplemental Pension Plan are available only as a lump sum distribution after termination and paid in accordance with Section 409A of the Code. As a result of the 2012 changes to the Pension Plan, the Supplemental Pension Plan was closed to employees hired on or after July 1, 2012, and no further benefits will accrue to any Supplemental Pension Plan participant for service performed after December 31, 2022 or after December 31, 2012 to the extent the participant made an election to forgo accruing further benefits as previously described.
The EOSP, which is closed to new participants, is an unfunded, nonqualified, non-contributory defined benefit plan, designed to replace a percentage of an officer’s final average pay based on the officer’s age and years of service at the time of retirement. Messrs. Petratis and Shannon are vested in the EOSP. Final average pay is defined as the sum of the officer’s current annual salary plus the average of the officer’s three highest annual incentive awards during the most recent six years. No other elements of compensation (other than salary and annual incentive awards) are included in final average pay. The EOSP provides a benefit pursuant to a formula in which 1.9% of an officer’s final average pay is multiplied by the officer’s years of service (up to a maximum of 35 years) and then reduced by the value of other retirement benefits the officer will receive that are provided by us under certain qualified and nonqualified retirement plans as well as Social Security. Vesting occurs, while the officer is employed, at the earlier of the attainment of age 55 and the completion of 5 years of service or age 62. Unreduced benefits under the EOSP are available at age 62 and benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code.
The KMP, which is closed to new participants, is an unfunded, nonqualified, non-contributory defined benefit plan designed to replace a percentage of an employee’s final average pay based on the employee’s age and years of service at the time of retirement. Mr. Eckersley is vested in the KMP. Final average pay is defined as the sum of the employee’s current annual salary plus the average of the employee’s three highest annual incentive awards during the most recent six years. No other elements of compensation (other than salary and AIP awards) are included in final average pay. The KMP provides a benefit pursuant to a formula in which 1.7% of an employee’s final average pay is multiplied by years of service (up to a maximum of 30 years) and then reduced by the value of other retirement benefits the employee will receive that are provided by us under certain qualified and nonqualified retirement plans as well as Social Security. Vesting occurs at the earlier of the attainment of age 55 and the completion of 5 years of service or age 65. Benefits are only available as a lump sum after termination and paid in accordance with Section 409A of the Code.

Pension Benefits
The table below represents the estimated present value of defined benefits for the plans in which each NEO participates.

Name	Plan Name	Number of Years Credited Service (#)(a)	Present Value of Accumulated Benefit ($)(b)	Payments During Last Fiscal Year ($)
J. H. Stone (c)	—	—	—	—
D. D. Petratis (d)	EOSP	9.42	7,504,600	—
M. J. Wagnes	Qualified Pension Plan	6.75	44,053	—
	Supplemental Pension Plan	6.75	2,305	—
P. S. Shannon (e)	Qualified Pension Plan	20.08	—	398,923
	Supplemental Pension Plan	20.08	1,120,040	—
	EOSP	21.00	7,106,253	—
J. N. Braun (c)	—	—	—	—
T. P. Eckersley	Qualified Pension Plan	15.17	220,183	—
	Supplemental Pension Plan	15.17	483,559	—
	KMP	15.17	2,464,229	—
D. S. Ilardi	Qualified Pension Plan	10.50	25,571	—
____________
(a)For officers or managers first covered under the EOSP or KMP plans prior to May 19, 2009 by Ingersoll Rand, a full year of service is credited for any year in which they work at least one day, otherwise, the number of years of credited service under the EOSP or KMP is based on elapsed time (i.e., credit is given for each month in which a participant works at least one day). The number of years of credit service in the Qualified Pension Plan and Supplemental Pension Plan are based on elapsed time. No additional credited service will be earned under the Qualified and Supplemental Pension Plans effective December 31, 2022.
(b)The amounts in this column reflect the estimated present value of each NEO’s accumulated benefit under the plans indicated. The calculations reflect the value of the benefits assuming that each NEO was fully vested under each plan. The benefits were computed as of December 31, 2022, consistent with the assumptions described in Note 12, “Defined Benefit Plans,” to our consolidated financial statements contained in the 2022 Form 10-K.
(c)Messrs. Stone and Braun do not participate in any Company defined benefit plan.
(d)Mr. Petratis retired as CEO on July 11, 2022 and served as our Executive Chair until December 31, 2022, at which point he retired from the Company. Mr. Petratis will receive a lump sum distribution from the EOSP in July 2023.
(e)Mr. Shannon ceased to be an executive officer of the Company on March 1, 2022 and retired from the Company on May 31, 2022. Mr. Shannon received a distribution from the Qualified Pension Plan in November 2022. He received the balance of distributions from the Supplemental Pension Plan and EOSP in January 2023.

NONQUALIFIED DEFERRED COMPENSATION
The following is a description of our nonqualified deferred compensation plans.
The EDCP is an unfunded, nonqualified plan that permitted certain employees, including the NEOs, to defer receipt of up to 50% of their annual salary and up to 100% of their AIP awards and PSU awards received upon commencement of employment. Elections to defer were made prior to the beginning of the performance period. Amounts deferred under the EDCP are unsecured contractual obligations that are paid from our general assets and are available to creditors in the event of the Company’s insolvency.
Participants are offered a range of investment options that best suit the participants’ goals, time horizon and risk tolerance. As of January 1, 2019, the EDCP was frozen to new participants and deferrals. Existing balances remain in place and will be subject to the elections on file. Participants have the ability to make distribution changes or investment elections for current deferred assets. Participants are 100% vested in all amounts deferred and bear the risk of any earnings and losses on such deferred amounts.
Generally, deferred amounts may be distributed following termination of employment or at the time of a scheduled in-service distribution date chosen by the participant. If a participant has completed five or more years of service at the time of termination, or is terminated due to long-term disability, death or retirement, the distribution is paid in accordance with the participant’s election. If a participant terminates without meeting these requirements, the account balance for all plan years will be paid in a lump sum in the year following the year of termination. A participant can elect to receive distributions at termination over a period of 5, 10, or 15 annual installments, or in a single lump sum. A participant can elect to receive scheduled in-service distributions in future years that are at least two years after the end of the plan year for which they are deferring. In-service distributions can be received in two to five annual installments, or if no election is made, in a lump sum. For those participants who have investments in Company ordinary shares, the distribution of these assets will be in the form of ordinary shares, not cash.
Additionally, we offer a U.S. nonqualified, defined contribution plan called the Supplemental Employee Savings Plan (the “Supplemental ESP”). The Supplemental ESP is an unfunded plan that makes up matching and core contributions that cannot be made to the ESP due to Internal Revenue Service (“IRS”) or plan limitations. The Supplemental ESP is deemed invested in funds selected by participants and includes the same funds available in the ESP except for a self-directed brokerage account, which is not available in the Supplemental ESP.

Nonqualified Deferred Compensation
The following table provides information regarding contributions, distributions, earnings and balances for each NEO under our nonqualified deferred compensation plans:

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year ($)(a)	Aggregate Earnings in Last Fiscal Year ($)(b)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(c)
J. H. Stone
Supplemental ESP	—	10,546	(44)	—	10,502
D. D. Petratis
EDCP	—	—	(698,336)	—	3,261,347
Supplemental ESP	—	176,408	(282,357)	—	1,826,697
M. J. Wagnes
Supplemental ESP	—	31,994	(35,138)	—	201,740
P. S. Shannon
EDCP	—	—	(961,637)	—	3,512,056
Supplemental ESP	—	27,885	(237,208)	—	1,188,429
J. N. Braun
Supplemental ESP	—	37,790	(54,299)	—	328,271
T. P. Eckersley
EDCP	—	—	(353,375)	(355,963)	1,261,719
Supplemental ESP	—	47,432	(112,735)	—	724,554
D. S. Ilardi
Supplemental ESP	—	20,721	(1,586)	—	29,235
____________
(a)The amounts in this column are included in the All Other Compensation column of the Summary Compensation Table.
(b)This column represents gains and losses on investments, as well as dividends on ordinary shares or ordinary share equivalents. The earnings or losses reported in this column are not included in the Summary Compensation Table.
(c)This column includes the amounts reflected in the table below which are also reported in the Summary Compensation Table this year or have been reported in the Summary Compensation Table for previous years.

Name	EDCP ($)	Supplemental ESP ($)
J. H. Stone	—	10,546
D. D. Petratis	2,597,289	1,511,893
M. J. Wagnes	—	31,994
P. S. Shannon	—	424,761
J. N. Braun	—	252,357
T. P. Eckersley	1,122,594	371,129
D. S. Ilardi	—	20,721

POTENTIAL POST-EMPLOYMENT PAYMENTS
The following table describes the payments and other benefits to which each of the NEOs would be entitled in the event of a termination of such executive’s employment on December 31, 2022, including a qualifying termination following a CIC. The potential payments were determined under the terms of our plans and arrangements in effect on December 31, 2022. The table does not include any pension benefits or nonqualified deferred compensation amounts that would be paid to an NEO, which are set forth in the Pension Benefits table and the Nonqualified Deferred Compensation table, except to the extent that the NEO is entitled to an additional benefit as a result of the specified termination scenario. The amounts reported are merely estimates, as we are not able to determine actual amounts unless and until an applicable scenario occurs.
Information for Messrs. Petratis and Shannon is only included with respect to retirement in the following table, as each retired from the Company effective prior to or on December 31, 2022.

	Retirement ($)	Involuntary without Cause ($)	Change in Control ($)	Disability ($)	Death ($)
J. H. Stone
Severance (a)	—	—	6,750,000	—	—
2022 Earned but Unpaid AIP Award(s) (b)	—	1,250,000	1,250,000	1,250,000	1,250,000
PSU Award Payout (c)	—	—	—	—	—
Value of Unvested Equity Awards (d)	—	5,477,204	5,477,204	5,477,204	5,477,204
Outplacement (e)	—	—	25,000	—	—
Health Benefits (f)	—	—	76,063	—	—
Total	—	6,727,204	13,578,267	6,727,204	6,727,204
D.D. Petratis
Severance (a)	—	—	—	—	—
2022 Earned but Unpaid AIP Award(s) (b)	1,236,897	—	—	—	—
PSU Award Payout (c)	2,862,862	—	—	—	—
Value of Unvested Equity Awards (d)	1,897,417	—	—	—	—
Outplacement (e)	—	—	—	—	—
Health Benefits (f)	—	—	—	—	—
Total	5,997,176	—	—	—	—
M. J. Wagnes
Severance (a)	—	324,712	1,750,000	—	—
2022 Earned but Unpaid AIP Award(s) (b)	—	198,661	324,712	324,712	324,712
PSU Award Payout (c)	—	135,364	198,661	198,661	198,661
Value of Unvested Equity Awards (d)	—	—	314,622	314,622	314,622
Outplacement (e)	—	—	25,000	—	—
Health Benefits (f)	—	—	52,377	—	—
Total	—	658,737	2,665,372	837,995	837,995
P. S. Shannon
Severance (a)	—	—	—	—	—
2022 Earned but Unpaid AIP Award(s) (b)	163,176	—	—	—	—
PSU Award Payout (c)	426,935	—	—	—	—
Value of Unvested Equity Awards (d)	1,213,648	—	—	—	—
Outplacement (e)	—	—	—	—	—
Health Benefits (f)	—	—	—	—	—
Total	1,803,759	—	—	—	—

	Retirement ($)	Involuntary without Cause ($)	Change in Control ($)	Disability ($)	Death ($)
J. N. Braun
Severance (a)	—	—	1,503,680	—	—
2022 Earned but Unpaid AIP Award(s) (b)	291,581	291,581	291,581	291,581	291,581
PSU Award Payout (c)	447,776	447,776	447,776	447,776	447,776
Value of Unvested Equity Awards (d)	331,358	331,358	331,358	331,358	331,358
Outplacement (e)	—	—	25,000	—	—
Health Benefits (f)	—	—	38,024	—	—
Total	1,070,715	1,070,715	2,637,419	1,070,715	1,070,715
T. P. Eckersley
Severance (a)	—	—	1,802,000	—	—
2022 Earned but Unpaid AIP Award(s) (b)	202,694	202,694	202,694	202,694	202,694
PSU Award Payout (c)	403,883	860,781	860,781	860,781	860,781
Value of Unvested Equity Awards (d)	366,200	823,133	823,133	823,133	823,133
Outplacement (e)	—	—	25,000	—	—
Health Benefits (f)	—	—	32,601	—	—
Total	972,777	1,886,608	3,746,209	1,886,608	1,886,608
D. S. Ilardi
Severance (a)	—	—	1,485,000	—	—
2022 Earned but Unpaid AIP Award(s) (b)	—	295,507	295,507	295,507	295,507
PSU Award Payout (c)	—	112,032	112,032	112,032	112,032
Value of Unvested Equity Awards (d)	—	103,821	241,887	241,887	241,887
Outplacement (e)	—	—	25,000	—	—
Health Benefits (f)	—	—	51,776	—	—
Total	—	511,360	2,211,202	649,426	649,426
___________
(a)Please refer to the description of how severance is calculated under the heading below titled Change in Control.
(b)Amounts represent the actual award earned for the 2022 performance period.
(c)For “Involuntary Without Cause,” this assumes group termination or job elimination. For the “Change in Control,” “Death” and “Disability,” these amounts represent a pro-rata portion of the outstanding PSUs. Amounts are based on $105.26 per share, the closing market price of our shares on December 30, 2022 as reported on the NYSE.
(d)    The amounts shown represent (i) the value of eligible unvested RSUs, which is calculated based on the number of unvested RSUs multiplied by the closing market price of our shares on December 30, 2022, which was $105.26 per share and (ii) the intrinsic value of the unvested stock options, which is calculated based on the difference between the closing market price on December 30, 2022, and the relevant exercise price. For purposes of a CIC, we assume that an alternate award is not provided and the vesting of the unvested awards accelerate. For retirement eligible employees, the eligible equity awards do not accelerate but continue to vest on the same basis as active employees.
(e)    For the CIC column, the amount represents the maximum expenses we would reimburse the NEO for professional outplacement services.
(f)    Represents our cost of continued active coverage for thirty-six months for the CEO and twenty-four months for the other NEOs.

The following discussion describes the payments and other benefits to which each NEO would be entitled in the event of termination of such executive’s employment, including a qualifying termination following a CIC.
Employment Arrangements and Severance. All of the NEOs are entitled to certain severance benefits upon a qualifying termination of their employment following a CIC as provided under the CIC Plan.
Further, our equity award agreements generally provide that upon termination for:
▪Death or disability - RSUs and stock options shall immediately vest and the stock options remain exercisable for a period of three years or the original expiration date, whichever is earlier;
▪Retirement - RSUs and stock options shall continue to vest in accordance with their original vesting schedule and the stock options remain exercisable for a period of five years;
▪Group termination - RSUs and stock options immediately vest in the portion of the awards that would have vested within twelve months of termination and all vested stock options remain exercisable for a period of three years following termination or the original expiration date, whichever is earlier;
▪Retirement - Group Termination or Job Elimination, PSUs vest pro-rata based on the time worked during the performance period and the achievement of performance goals through the end of the performance period; and
▪Death or disability - PSUs vest pro-rata based on target level performance during the performance period.
Change in Control. Our CIC Plan covers certain officers, including the NEOs. The CIC Plan provides for certain payments if a NEO’s employment is terminated by the Company without “cause” (as defined in the CIC Plan) or by the NEO for “good reason” (as defined in the CIC Plan), in each case, within two years following a CIC of the Company. The CIC Plan does not provide for a payment to cover the impact to the executive of certain incremental taxes incurred in connection with the payments made following a CIC. Any amounts payable under the CIC Plan will be reduced to avoid the payment of any excise taxes.
If a NEO’s employment is terminated by the Company “without cause” or by the NEO for “good reason” following a CIC, the NEO is entitled to the following:
▪any accrued but unpaid base salary;
▪an amount equal to the NEO’s target annual bonus for the year in which the termination occurred, pro-rated for the months of service and based on the Company’s actual performance for the year; and
▪a lump sum severance payment equal to three times (CEO) or two times (other NEOs) the sum of:
▪the NEO’s annual salary in effect on the termination date, or, if higher, the annual salary in effect immediately prior to the event that constitutes “good reason;” and
▪the NEO’s target annual incentive award for the year of termination.
In addition to the foregoing, the NEOs would be eligible to receive welfare employee health benefits for the severance period (three years for the CEO) and (two years for the other NEOs). Specifically, the Company will pay the COBRA premium for the first eighteen months and any remaining coverage would be on a reimbursement basis for coverage elected outside of the Company. The Company would also provide each NEO with up to $25,000 of outplacement services.
With respect to awards granted under the 2013 Stock Plan (and, if approved by our shareholders, future awards granted under the 2023 Stock Plan), outstanding unvested stock options and RSUs will not immediately vest and become exercisable or payable, as applicable, following a CIC if an alternate award is provided by the acquiring company. Such awards will immediately vest and become exercisable or payable, as applicable, if an alternate award is not provided. PSUs will be deemed to have earned a pro-rata award based on the target award opportunity and total number of months worked in the applicable performance period.
A “change in control” is defined as the occurrence of any of the following events: (i) any person unrelated to the Company becomes the beneficial owner of 30% or more of the combined voting power of the Company’s voting stock; (ii) the directors serving at the time the CIC plan was adopted (or the directors subsequently elected by the shareholders of the Company whose election or nomination was duly approved by at least two-thirds of the then serving directors) fail to constitute a majority of the Board; (iii) consummation of any transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an affiliate; (iv)

any sale or transfer of all or substantially all of the Company’s assets, other than a sale or transfer with a corporation where the Company owns at least 80% of the combined voting power of such corporation or its parent after such transfer; or (v) any other event that the continuing directors determine to be a CIC; provided however, with respect to (i), (iii) and (v) above, there shall be no CIC if shareholders of the Company own more than 50% of the combined voting power of the voting securities of the Company or the surviving entity or any parent immediately following such transaction in substantially the same proportion to each other as prior to such transaction.

CEO PAY RATIO
Under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are required to disclose the median of the annual total compensation of our employees, the annual total compensation of our CEO at December 31, 2022, Mr. Stone, and the ratio of these two amounts (such ratio, the “CEO Pay Ratio”).
In 2022, our CEO’s annual total compensation was $7,815,557, which was calculated using the compensation provided to Mr. Petratis and Mr. Stone during the portion of the year that they served as the CEO in accordance instruction 10 to Item 402(u)(i) of Regulation S-K. For purposes of calculating the CEO’s LTI payments, we used the full year grant provided to Mr. Petratis of $5,249,314, as Mr. Stone was not eligible to receive an LTI grant in 2022. Our median employee’s annual total compensation for 2022 was $70,739. As a result, the CEO Pay Ratio for 2022 was 110 to 1.
In December 2022, we had 12,376 employees. To identify the 2022 “median employee” from our employee population, we defined our employee population, by excluding a total of 549 employees in India, Spain and Thailand, as permitted by the de minimis exclusion. We used base salary as our consistently applied compensation measure. We calculated the median pay and used a pay range of +/- 1% to identify the median employee population. The median employee was identified in December 2022 and is located in North America and works in operations.

PAY VERSUS PERFORMANCE
In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officer (“PEO”) and Non-PEO NEOs and Company performance for the fiscal years listed below. The Compensation and Human Capital Committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for D.D. Petratis(1) ($)	Summary Compensation Table Total for J.H. Stone (1) ($)	Compensation Actually Paid to D.D. Petratis(1)(2)(3) ($)	Compensation Actually Paid to J.H. Stone (1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1)(2)(3) ($)	Value of Initial Fixed $100 Investment Based On:		Net Income ($ Millions)	Adjusted (Non-GAAP) EPS (5)
							TSR (4) ($)	Peer Group TSR (4) ($)
2022	7,896,758	9,325,478	3,240,794	9,622,314	1,681,129	1,025,209	87.90	137.67	458.3	$5.69
2021	7,688,243	—	8,958,625	—	2,941,196	3,071,809	108.85	153.00	483.3	$5.19
2020	8,785,585	—	6,646,515	—	2,149,045	1,423,831	94.61	119.84	314.5	$5.11
_____________
(1)Mr. Petratis was our PEO for each year presented until July 11, 2022 and remained employed through the end of the year. Mr. Stone became our PEO in July 2022. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2020	2021	2022
Patrick Shannon	Patrick Shannon	Patrick Shannon
Timothy Eckersley	Timothy Eckersley	Michael Wagnes
Jeffrey Braun	Jeffrey Braun	Jeffrey Braun
Lucia Veiga Moretti	Luis Orbegoso	Timothy Eckersley
Chris Muhlenkamp		David Ilardi
(2)The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3.

(3)Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEO and the Non-PEO NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards column are the totals from the Stock Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for D.D. Petratis ($)	Exclusion of Change in Pension Value for D.D. Petratis ($)	Exclusion of Stock Awards and Option Awards for D.D. Petratis ($)	Inclusion of Pension Service Cost for D.D. Petratis ($)	Inclusion of Equity Values for D.D. Petratis ($)	Compensation Actually Paid to D.D. Petratis ($)
2022	7,896,758	—	(5,249,314)	403,313	190,037	3,240,794
2021	7,688,243	(226,748)	(4,699,359)	362,054	5,834,435	8,958,625
2020	8,785,585	(2,012,295)	(4,634,326)	436,721	4,070,830	6,646,515

Year	Summary Compensation Table Total for J.H. Stone ($)	Exclusion of Change in Pension Value for J.H. Stone ($)	Exclusion of Stock Awards and Option Awards for J.H. Stone ($)	Inclusion of Pension Service Cost for J.H. Stone ($)	Inclusion of Equity Values for J.H. Stone ($)	Compensation Actually Paid to J.H. Stone ($)
2022	9,325,478	—	(7,500,116)	—	7,796,952	9,622,314
2021	—	—	—	—	—	—
2020	—	—	—	—	—	—

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Change in Pension Value for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Pension Service Cost for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,681,129	(58,332)	(872,452)	125,291	149,573	1,025,209
2021	2,941,196	—	(1,739,758)	198,897	1,671,474	3,071,809
2020	2,149,045	(684,450)	(746,796)	131,481	574,551	1,423,831

The amounts in the Inclusion of Equity Values in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for D.D. Petratis ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for D.D. Petratis ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for D.D. Petratis ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for D.D. Petratis ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for D.D. Petratis ($)	Total - Inclusion of Equity Values for D.D. Petratis ($)
2022	4,645,390	(3,510,613)	—	(944,740)	—	190,037
2021	6,466,470	(296,314)	—	(335,721)	—	5,834,435
2020	3,871,158	(440,627)	—	640,299	—	4,070,830

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for J.H. Stone ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for J.H. Stone ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for J.H. Stone ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for J.H. Stone ($)	Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for J.H. Stone ($)	Total - Inclusion of Equity Values for J.H. Stone ($)
2022	7,796,952	—	—	—	—	7,796,952
2021	—	—	—	—	—	—
2020	—	—	—	—	—	—

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Unvested Equity Awards for Non-PEO NEOs ($)	Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Forfeited During Year for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2022	595,075	(328,003)	194,664	(192,435)	(119,728)	149,573
2021	1,305,652	(45,185)	460,012	(49,005)	—	1,671,474
2020	584,947	(106,741)	—	96,345	—	574,551
(4)The Peer Group TSR set forth in this table utilizes the Performance Peer Group, which we also utilize in the stock performance graph required by Item 201(e) of Regulation S-K included in our Annual Report for the year ended December 31, 2022. The comparison assumes $100 was invested for the period starting December 31, 2019, through the end of the listed year on the same cumulative basis as used in Item 201(e) off Regulation S-K. Historical stock performance is not necessarily indicative of future stock performance.
(5)We determined Adjusted (Non-GAAP) EPS to be the most important financial performance measure used to link Company performance to Compensation Actually Paid to our PEOs and Non-PEO NEOs in 2022. This performance measure may not have been the most important financial performance measure for years 2021 and 2020 and we may determine a different financial performance measure to be the most important financial performance measure in future years.
Adjusted (Non-GAAP) EPS was derived from reported EPS, and adjusted according to preestablished adjustments, which in 2022 included: (i) restructuring charges and acquisition and integration expenses; (ii) debt financing costs; (iii) a loss on the divestiture of a business; and (iv) non-operating investment gains and losses.

Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)
The following chart sets forth the relationship between compensation actually paid to our PEOs, the average of compensation actually paid to our other NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.
Description of Relationship Between PEO and Other NEO Compensation Actually Paid and Net Income
The following chart sets forth the relationship between compensation actually paid to our PEOs, the average of compensation actually paid to our other NEOs, and our Net Income during the three most recently completed fiscal years.

Description of Relationship Between PEOs and Other NEO Compensation Actually Paid and Non-GAAP Operating Profit
The following chart sets forth the relationship between compensation actually paid to our PEOs, the average of compensation actually paid to our other NEOs, and our Adjusted (Non-GAAP) EPS during the three most recently completed fiscal years. Adjusted Non-GAAP EPS was derived from Reported EPS, and adjusted according to preestablished adjustments, which in 2022 included: (i) restructuring charges and acquisition and integration expenses; (ii) debt financing costs; (iii) a loss on the divestiture of a business; and (iv) non-operating investment gains and losses.
Description of Relationship Between Company TSR and Peer Group TSR
The following chart compares our cumulative TSR over the three most recently completed fiscal years to that of the Performance Peer Group over the same period.

Tabular List of Most Important Financial and Non-Financial Performance Measures
The following table presents the financial and non-financial performance measures that the Company considers to have been the most important in linking Compensation Actually Paid to our PEOs and other NEOs for 2022 to Company performance. The measures in this table are not ranked.

Adjusted (Non-GAAP) EPS
Adjusted (Non-GAAP) EBITDA
Adjusted (Non-GAAP) Operating Income
Available Cash Flow (Non-GAAP)
Revenue

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2022 with respect to our ordinary shares that may be issued under equity compensation plans:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity compensation plans approved by security holders (1)	5,810,391	$100.21	2,189,609
Equity compensation plans not approved by security holders (2)	70,332	—	—
Total	5,880,723	$100.21	2,189,609
____________

(1)	Represents the 2013 Stock Plan. The weighted average exercise price represents the stock options outstanding under the 2013 Stock Plan. Shares underlying unvested PSU awards are included assuming the maximum level of performance.
(2)	Represents the EDCP. Plan participants acquire our shares under the EDCP as a result of the deferral of salary, annual incentive awards and PSUs.

INFORMATION CONCERNING VOTING AND SOLICITATION
Why Did I Receive This Proxy Statement?
We sent you this Proxy Statement or a Notice of Internet Availability of Proxy Materials (“Notice”) because our Board of Directors is soliciting your proxy to vote at the AGM. This Proxy Statement summarizes the information you need to know to vote on each of the proposals to be presented at the AGM on an informed basis.
Why Are There Two Sets of Financial Statements Covering the Same Fiscal Period?
U.S. securities laws (to which we are subject by virtue of having our ordinary shares traded on the NYSE) require us to send you our 2022 Form 10-K, which includes our financial statements prepared in accordance with U.S. GAAP. These financial statements are included in the mailing of this Proxy Statement. Irish law also requires us to provide you with our Irish Statutory Accounts for our 2022 fiscal year, including the reports of our directors and independent registered public accounting firm thereon, which accounts have been prepared in accordance with Irish law. The Irish Statutory Accounts will be available on or around April 30, 2023 and posted on our website at www.allegion.com/irishstatutoryaccounts and will be laid before the AGM.
How Do I Attend the Annual General Meeting?
All shareholders are invited to attend the AGM. In order to be admitted, you must present a form of personal identification and evidence of share ownership.
If you are a shareholder of record, evidence of share ownership will be either: (1) an admission ticket, which is attached to the proxy card and must be separated from the proxy card and kept for presentation at the meeting if you vote your proxy by mail; or (2) a Notice.
If you own your shares through a bank, broker or other holder of record (commonly known as a “street name” holder), evidence of share ownership will be either: (1) your most recent bank or brokerage account statement; or (2) a Notice. If you would rather have an admission ticket, you can obtain one in advance by mailing a written request, along with proof of your ownership of our ordinary shares, to:
Corporate Secretary
Allegion plc
Block D
Iveagh Court
Harcourt Road
Dublin 2 D02 VH94, Ireland
No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted at the AGM.
Who May Vote?
You are entitled to vote if you beneficially owned our ordinary shares at the close of business on April 13, 2023, the Record Date. At that time, there were 87,946,355 of our ordinary shares outstanding and entitled to vote. Each ordinary share that you own entitles you to one vote on all matters to be voted on a poll at the AGM.
How Do I Vote?
Shareholders of record can cast their votes by proxy by:
▪Using the Internet and voting at www.proxyvote.com;
▪Calling 1-800-690-6903 and following the telephone prompts to vote by proxy; or
▪Completing, signing and returning a proxy card by mail. If you received a Notice of Internet Availability of Proxy Materials and did not receive a proxy card, you may request a printed set of proxy materials via sendmaterial@proxyvote.com.
The Notice is not a proxy card and it cannot be used to vote your shares.
If you vote by proxy by telephone, your use of that telephone system, and in particular the entry of your personal identification number or other unique identifier, will be deemed to constitute your appointment, in writing and under hand, for all purposes of the Companies Act of 2014 of Messrs. Stone, Wagnes and Braun, or any of

them, or any other person appointed by the Board as your proxies to vote your shares in accordance with your telephone instructions.
Shareholders of record may also vote their shares directly by attending the AGM and casting their vote in person or appointing a proxy (who does not have to be a shareholder) to attend the AGM and casting votes on their behalf in accordance with their instructions.
Street name holders must vote their shares in the manner prescribed by their bank, brokerage firm or nominee. Street name holders who wish to vote in person at the AGM must obtain a legal proxy from their bank, broker or other nominee. Street name holders will need to bring the legal proxy with them to the AGM and hand it in with a signed ballot that is available upon request at the meeting. Street name holders will not be able to vote their shares at the AGM without a legal proxy and a signed ballot.
Even if you plan to attend the AGM, we recommend that you vote your shares as described above so that your vote will be counted if you later decide not to attend the meeting.
In order to be timely processed, your vote must be received by 11:59 p.m. U.S. Eastern Time on June 7, 2023 (or, if you are a street name holder, such earlier time as your bank, broker or other nominee may require).
May I Revoke My Proxy?
If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the AGM in any of the following ways:
▪By notifying the Company’s Secretary in writing: c/o Allegion plc, Block D, Iveagh Court, Harcourt Road, Dublin 2 D02 VH94, Ireland;
▪By submitting another properly signed proxy card with a later date or another Internet or telephone proxy at a later date but prior to the close of voting described above; or
▪By voting in person at the AGM.
Street name holders (shareholders who hold shares through a bank or broker) should contact their bank, broker or other nominee instructions on how to change their vote. Merely attending the AGM does not revoke your proxy. To revoke a proxy, you must take one of the actions described above.
How Will My Proxy Get Voted?
If your proxy is properly submitted, your proxy holder (one of the individuals named on the proxy card) will vote your shares as you have directed. If you are a street name holder, the rules of the NYSE permit your bank, broker or other nominee to vote your shares in its discretion on Items 4, 5 and 6 (each of which are considered routine matters) if it does not receive instructions from you. However, your bank, broker or other nominee may not vote your shares on Items 1, 2 or 3 (each of which are considered non-routine matters) if it does not receive instructions from you (“broker non-votes”). Broker non-votes will not be counted as votes cast for or against the election of any director nominees or for or against approval of any other non-routine matters, and therefore will have no effect on the outcome of those matters.
If you are a shareholder of record and you do not specify on the signed proxy card you send to the Company (or when giving your proxy over the Internet or by telephone) how you want to vote your shares, then the Company-designated proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the AGM.
What Constitutes a Quorum?
The presence (in person or by proxy) of shareholders entitled to exercise a majority of the voting power of the Company on the Record Date is necessary to constitute a quorum for the conduct of business. Abstentions and broker non-votes (to the extent voted utilizing the bank or broker’s discretionary authority as explained previously) are treated as “shares present” for the purposes of determining whether a quorum exists.

What Vote Is Required to Approve Each Proposal?
A majority of the votes cast at the AGM is required to approve Items 1, 2, 3, 4 and 5. A majority of the votes cast means that the number of votes cast “for” an Item must exceed the number of votes cast “against” that Item. Item 6 is considered a special resolution under Irish law and requires 75% of the votes cast for approval.
Although abstentions and broker non-votes are counted as “shares present” at the AGM for the purpose of determining whether a quorum exists, they are not counted as votes cast either “for” or “against” the resolution and, accordingly, will not affect the outcome of the vote.
Who Pays the Expenses of This Proxy Statement?
We have hired D.F. King & Co., Inc. to assist in the solicitation of proxies for a fee estimated at $14,000, plus out-of-pocket expenses. Proxies will be solicited on behalf of our Board of Directors by mail, in person, by telephone and through the Internet. We will bear the cost of soliciting proxies. We will also reimburse brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to the persons for whom they hold shares.
How Will Voting On Any Other Matter Be Conducted?
Although we do not know of any matters to be presented or acted upon at the AGM other than the items described in this Proxy Statement, if any other matter is proposed and properly presented at the AGM, the proxy holders will vote on such matters in accordance with their best judgment.
What Happens if a Change to the Annual General Meeting is Necessary Due to Exigent Circumstances?
While we have every intention of holding the AGM as indicated in the “Notice of 2023 Annual General Meeting of Shareholders,” if exigent and unexpected circumstances such as a global health crisis prevent the Company from holding the AGM as planned, we may have to make alternative arrangements (such as a change in location and/or time), as appropriate. In such case, shareholders in Ireland may still participate in the AGM at the Company’s headquarters located in Dublin, Ireland. If the Company needs to take such action on an exceptional basis, the Company plans on: (1) issuing a press release notifying as such, including confirmation of the meeting details and any relevant instructions; (2) filing the press release and amended notice of the AGM as definitive additional soliciting materials with the SEC (on EDGAR); and (3) taking reasonable steps necessary to inform other intermediaries in the proxy process such as our proxy service provider of any changes to the AGM.
Any such decision by the Company has no impact on your ability to provide your proxy by using the Internet or telephone as explained in this Proxy Statement or by completing, signing, dating and mailing your proxy card. If you hold your shares through a bank, broker, trustee or other nominee in “street name,” you are a beneficial stockholder, and you will receive a notice or voting instruction form from your bank, broker or other nominee seeking instruction from you as to how your shares should be voted. You must follow the instructions from your bank, broker or other nominee on how to vote the shares you hold as a beneficial stockholder. Your proxy must be received by 11:59 p.m. U.S. Eastern Time on June 7, 2023.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth as of the Record Date, the beneficial ownership of our ordinary shares by (i) each director and director nominee of the Company, (ii) each executive officer of the Company named in the Summary Compensation Table, and (iii) all directors and executive officers of the Company as a group:

Name	Ordinary Shares (a)	Notional Shares (b)	Options Exercisable or RSUs Vesting Within 60 Days (c)
K. S. Hachigian	8,493	—	1,016
S.C. Mizell	1,730	—	1,016
N. Parent Haughey	3,410	—	1,016
L. B. Peters	—	—	1,016
E. Rubin (d)	—	—	—
D. I. Schaffer	8,285	—	1,016
D. Vardhan	594	—	1,016
M. E. Welch	8,022	—	1,016
J. H. Stone	12,500	—	—
D. D. Petratis (e)	117,617	19,564	226,054
M. J. Wagnes	9,672	—	12,558
P. S. Shannon (f)	45,173	22,380	48,812
J. N. Braun	10,035	—	22,735
T. P. Eckersley	26,882	3,185	32,015
D. S. Ilardi	1,810	—	5,875
All directors and executive officers as a group (21 persons) (g)	345,795	45,129	404,883
____________

(a)Represents ordinary shares held directly.
(b)Represents ordinary shares and ordinary share equivalents notionally held under the EDCP that are not distributable within 60 days of the Record Date.
(c)Represents ordinary shares as to which the respective directors and executive officers had stock options currently exercisable or exercisable within 60 days of the Record Date or ordinary shares underlying RSUs held by the respective directors and executive officers that vest within 60 days of the Record Date.
(d)Ms. Rubin was appointed to the Board on April 13, 2023.
(e)Under Ordinary Shares, amount includes 17,786 shares held by Mr. Petratis’ wife and 51,141 shares held by irrevocable trusts for the benefit of each of Mr. Petratis’ daughters. Mr. Petratis disclaims beneficial ownership over the securities held by his wife and his daughters’ trusts, except to the extent of his pecuniary interest therein, if any. Mr. Petratis retired from the Company effective December 31, 2022. Accordingly, the number of ordinary shares reported as beneficially owned by Mr. Petratis is based solely on the Company’s records and representations made by Mr. Petratis to the Company as of such date.
(f)Mr. Shannon retired from the Company on May 31, 2022. Accordingly, the number of shares reported as beneficially owned by Mr. Shannon is based solely on the Company’s records and representations made by Mr. Shannon to the Company as of such date.
(g)The number of ordinary shares beneficially owned by all current directors and executive officers individually and as a group (including shares issuable under exercisable options or vesting RSUs) aggregated less than 1% of the total outstanding ordinary shares as of the Record Date.

The following table sets forth each shareholder which is known by us to be the beneficial owner of more than 5% of the outstanding ordinary shares of the Company based solely on the information filed by such shareholder on Schedule 13G under the Exchange Act:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class (a)
The Vanguard Group 100 Vanguard Blvd Malvern, Pennsylvania 19355	10,559,262 (b)	12.01%
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	7,454,642 (c)	8.48%
APG Asset Management US Inc. 666 Third Avenue 2nd Floor New York, New York 10017	5,419,482 (d)	6.16%
____________
(a)The ownership percentages set forth in this column are based on the Company’s outstanding ordinary shares on the Record Date and assumes that each of the beneficial owners continued to own the number of shares reflected in the table above on such date.
(b)Information regarding The Vanguard Group and its shareholdings was obtained from a Schedule 13G/A filed with the SEC on February 9, 2023. The filing indicated that, as of December 31, 2022, Vanguard had shared voting power as to 129,327 shares, sole dispositive power as to 10,192,916 shares and shared dispositive power as to 366,342 shares.
(c)Information regarding Black Rock, Inc. and its shareholdings was obtained from a Schedule 13G/A filed with the SEC on February 3, 2023. The filing indicated that, as of December 31, 2022, BlackRock had sole voting power as to 6,807,392 shares and sole dispositive power as to 7,454,642 shares.
(d)Information regarding APG Asset Management US Inc. and its shareholdings was obtained from a Schedule 13G/A filed with the SEC on January 12, 2023. The filing indicated that, as of December 31, 2022, APG Asset Management US Inc. had shared voting power as to 5,419,482 shares and shared dispositive power as to 5,419,482 shares.

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our directors, executive officers, and persons who beneficially own more than 10% of the Company’s ordinary shares to file reports of holdings and reports of certain transactions in the Company’s ordinary shares with the SEC. To the Company’s knowledge, based solely on its records and written representations that no other reports were required to be filed, all Section 16(a) beneficial ownership reports during fiscal year 2022 were timely filed by each person who was, at any time during the year, a director, executive officer or 10% beneficial owner, except for one delinquent Form 4 filing for Mr. Vincent Wenos to report a sale of 40 ordinary shares on August 22, 2022, due to administrative oversight by his financial advisor. Upon discovery of the error, the sale transaction was promptly reported on a Form 5, which was filed with the SEC on February 9, 2023.
SHAREHOLDER PROPOSALS AND NOMINATIONS
Any proposal by a shareholder intended to be presented at the 2024 AGM of the Company must be received by the Company at its registered office at Block D, Iveagh Court, Harcourt Road, Dublin 2 D02 VH94, Ireland, Attn: Corporate Secretary, no later than December 24, 2023, for inclusion in the proxy materials relating to that meeting. Any such proposal must meet the requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, in order for such proposals to be eligible for inclusion in our 2024 Proxy Statement.
Our Articles of Association set forth procedures to be followed by shareholders who wish to nominate candidates for election to the Board in connection with AGMs or pursuant to written shareholder consents or who wish to bring other business before a shareholders’ general meeting. All such nominations must be accompanied by certain background and other information specified in the Articles of Association. In connection with the 2024 AGM, written notice of a shareholder’s intention to make such nominations or bring business before the AGM must be given to the Corporate Secretary not later than March 11, 2024. If the date of the 2024 AGM occurs more than 30 days before, or 60 days after, the anniversary of the 2023 AGM, then the written notice must be provided to the Corporate Secretary no later than the seventh day after the date on which notice of such AGM is given. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also provide written notice to the Corporate Secretary that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2024.
The Corporate Governance and Nominating Committee will consider all shareholder recommendations for candidates for Board membership, which should be sent to the Committee, care of the Corporate Secretary, at the Company’s registered address. In addition to considering candidates recommended by shareholders, the Corporate Governance and Nominating Committee considers potential candidates recommended by current directors, director search firms, Company officers, employees and others. As stated in our Corporate Governance Guidelines, the Corporate Governance and Nominating Committee considers the entirety of each candidate’s credentials and believes that, at a minimum, each nominee should satisfy the following criteria: highest character and integrity, independent mindset, personal and professional ethics, business judgment, experience and understanding of strategy and policy setting, financial literacy, ability and willingness to devote sufficient time to Board matters, and no conflict of interest that would interfere with performance as a director. For more details, see “Director Nomination Process” on page 26 of this Proxy Statement. Candidates recommended by shareholders are evaluated in the same manner as director candidates identified by any other means.
In order for you to bring other business before an AGM, timely notice must be received by the Corporate Secretary within the time limits described above. The notice must include a description of the proposed item, the reasons you believe support your position concerning the item, and other specified matters. These requirements are separate from, and in addition to, the requirements you must meet to have a proposal included in our Proxy Statement. The foregoing time limits also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority.
If a shareholder wishes to communicate with the Board for any other reason, all such communications should be sent in writing, care of the Corporate Secretary, or by email at allegionboard@allegion.com.

WHERE TO FIND ADDITIONAL INFORMATION
We are subject to the informational requirements of the Exchange Act, and in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. Such information may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov. We are an electronic filer, and the SEC maintains an Internet site at www.sec.gov that contains the reports and other information we file electronically. Our website address is https://www.allegion.com. Please note that our website address is provided as an inactive textual reference only. We make available free of charge, through our website, our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and all amendments to those reports as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. The information provided on or accessible through our website is not part of this Proxy Statement. We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of 2022 Form 10-K, as filed with the SEC, including the financial statements and schedules thereto, excluding exhibits. Requests for copies of such report should be sent to Schlage Lock Company LLC, 11819 N. Pennsylvania Street, Carmel, Indiana 46032. Copies of any exhibit to the 2022 Form 10-K will be forwarded upon receipt of a written request to our Investor Relations department at such address, subject to a reasonable charge for copying and mailing.
HOUSEHOLDING
SEC rules permit a single Notice of Internet Availability of Proxy Materials or set of proxy materials to be sent to shareholders sharing the same last name and household mailing address, unless contrary instructions are provided by the impacted shareholders prior to the mailing date. Each shareholder continues to receive a separate proxy card. This procedure is referred to as householding. While the Company does not household its mailings to its shareholders of record, a number of brokerage firms with account holders who are Company shareholders have instituted householding. In these cases, a single Notice of Internet Availability of Proxy Materials will be delivered to multiple shareholders sharing the same last name and household mailing address unless contrary instructions have been received from the affected shareholders. Any shareholder can receive a pare or emailed copy of this Proxy Statement and the 2022 Form 10-K by (i) contacting the Company at its registered office at Block D, Iveagh Court, Harcourt Road, Dublin 2 D02 VH94, Ireland, Attention: Corporate Secretary, (ii) telephone at +(353) (1) 2546200 or (iii) accessing it on our website at www.allegion.com.
Once a shareholder has received notice from his or her broker that the broker will be householding communications to the shareholder’s address, householding will continue until the shareholder is notified otherwise or until the shareholder revokes his or her consent. If at any time a shareholder no longer wishes to participate in householding and would prefer to receive a separate proxy statement and annual report, he or she should notify his or her broker. Shareholders who hold their shares through a bank, broker or other nominee who currently receive multiple copies of our proxy materials at their address and would like to request householding of their communications should contact their broker.

Dated: April 27, 2023

ANNEX A
ALLEGION PLC
INCENTIVE STOCK PLAN OF 2023
(adopted by the Board of Directors on February 9, 2023)

1. Purpose of the Plan
The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key Service Providers and to motivate such Service Providers to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Awards. The Company expects that it will benefit from the added interest which such key Service Providers will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.
2. Definitions
The following capitalized terms used in the Plan have the respective meanings set forth in this Section 2, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.
(a)Affiliate: With respect to the Company, any Person or entity directly or indirectly controlling, controlled by, or under common control with, the Company or any other Person or entity designated by the Board in which the Company or an Affiliate has an interest. The Board shall have the authority to determine the time or times at which “Affiliate” status is determined within the foregoing definition, consistent with the requirements of Applicable Laws.
(b)Applicable Accounting Standards: Generally Accepted Accounting Principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.
(c)Applicable Laws: The requirements relating to the administration of equity-based and cash-based awards, as applicable, and the related issuance of Shares under (i) the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder and applicable provisions of the corporate and other laws of Ireland; (ii) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. or non-U.S., federal, state or local and other applicable laws of any jurisdiction where Awards are, or will be, granted under the Plan; and (iii) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.
(d)Associate: With respect to a specified Person:
(i)any company, corporation, partnership, or other organization of which such specified Person is an officer or partner;
(ii)any trust or other estate in which such specified Person has a substantial beneficial interest or as to which such specified Person serves as trustee or in a similar fiduciary capacity;
(iii)any relative or spouse of such specified Person, or any relative of such spouse who has the same home as such specified Person, or who is a director or officer of the Company or any of its Subsidiaries; and
(iv)any Person who is a director, officer, or partner of such specified Person or of any company (other than the Company or any wholly-owned Subsidiary), corporation, partnership or other entity which is an Affiliate of such specified person.
(e)Award: An Option, an award of Restricted Shares, Restricted Share Unit, Share Appreciation Right, or Other Share-Based Award granted pursuant to the Plan or, for purposes of Section 3(b), the Prior Plan.

(f)Award Agreement: Any written agreement, contract, or other instrument or document evidencing the terms and conditions of an Award, including through electronic medium.
(g)Beneficial Owner: A “beneficial owner”, as such term is defined in Rule 13d-3 under the Exchange Act (or any successor rule thereto) provided, however, that any individual, corporation, partnership, group, association or other Person or entity which has the right to acquire any of the Company’s outstanding securities entitled to vote generally in election of directors at any time in the future, whether such right is contingent or absolute, pursuant to any agreement, arrangement or understanding or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed the Beneficial Owner of such securities.
(h)Board: The Board of Directors of the Company.
(i)Cause: Unless otherwise provided in an Award Agreement or determined by the Committee, (i) any action by the Participant involving willful malfeasance or willful gross misconduct having a demonstrable adverse effect on the Company or an Affiliate; (ii) the Participant being convicted of, or entering a plea of guilty or “no contest to”, a felony under the laws of the United States or any state or district or any similar offense under the laws of a non-U.S. jurisdiction; or (iii) any material violation of the Company’s code of conduct, as in effect from time to time.
(j)Change in Control: The date:
(i)any individual, corporation, partnership, group, association or other person or entity, together with its Affiliates and Associates (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Affiliate) is or becomes the Beneficial Owner of securities of the Company representing 30% or more of the combined voting power of the Company’s Voting Securities;
(ii)the Continuing Directors fail to constitute a majority of the members of the Board;
(iii)of consummation of any reorganization, merger, takeover, scheme of arrangement, statutory share exchange, consolidation, or similar corporate transaction or series of transactions under which the Company is merged or consolidated with any other company which is not an Affiliate;
(iv)of any sale, lease, exchange or other transfer, in one transaction or a series of related transactions, of all, or substantially all, of the assets of the Company, other than any sale, lease, exchange or other transfer to any Person or entity where the Company owns, directly or indirectly, at least 80% of the combined voting power of the Voting Securities of such Person or entity or its parent corporation after any such transfer; or
(v)of any other event that the Continuing Directors determine to be a Change in Control;
provided, however, that in the case of a transaction described in (i), (iii) or (v) above, there shall not be a Change in Control if the shareholders of the Company immediately prior to any such transaction own (or continue to own by remaining outstanding or by being converted into Voting Securities of the surviving entity or parent entity) more than 50% of the combined voting power of the Voting Securities of the Company, the surviving entity or any parent of either immediately following such transaction, in substantially the same proportion to each other as prior to such transaction; and provided, further, that a transaction shall not constitute a Change in Control if it is effected solely for the purpose of changing the place of incorporation, tax residency or form of organization of the ultimate parent entity (including where the ultimate parent entity is succeeded by an entity incorporated under the laws of another state, country or non-U.S. jurisdiction for such purpose and whether or not the former ultimate parent entity remains in existence following such transaction).Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in this Section 2(j) with respect to such Award (or portion thereof) shall constitute a Change in Control for purposes of the payment timing of such Award only if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
(k)Code: The U.S. Internal Revenue Code of 1986, as amended, including rules, regulations and guidance promulgated thereunder and successor provisions and rules and regulations thereto.
(l)Committee: The Compensation and Human Capital Committee of the Board (or a subcommittee thereof), or the delegate to which the Board or the Committee has delegated its authority pursuant to Section 4(a) hereof, or such other committee of the Board (including, without limitation, the full Board) to which the Board has delegated power to act under or pursuant to the provisions of the Plan.
(m)Company: Allegion plc, an Irish public limited company and any successor thereto.
(n)Continuing Directors: A director who either was a member of the Board on the Effective Date or who became a member of the Board subsequent to such date and whose election, or nomination for election by the Company’s shareholders, was Duly Approved by the Continuing Directors on the Board at the time of such nomination or election, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the Board in which such person is named as nominee for director, without due objection to such nomination, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or entity other than the Board.
(o)Director: A member of the Board.
(p)Disability: Unless otherwise provided in an Award Agreement or determined by the Committee, a Participant shall have a Disability if the Participant would qualify to receive benefit payments under the long-term disability plan or policy, as it may be amended from time to time, of the Company or the Affiliate to which the Participant provides Service, regardless of whether the Participant is covered by such plan or policy, or the plan or policy of the Company, if an Affiliate does not maintain such a plan or policy. A Participant shall not be considered to have incurred a Disability unless the Participant furnishes proof of such impairment sufficient to satisfy the Committee (or its delegate) in its discretion. Notwithstanding the foregoing: (i) for purposes of ISOs granted under the Plan, “Disability” means that the Participant is disabled within the meaning of Section 22(e)(3) of the Code and (ii) with respect to an Award that is subject to Section 409A of the Code where the Award will be paid by reference to the Participant’s Disability, solely for purposes of determining the timing of payment, no such event will constitute a Disability for purposes of the Plan or any Award Agreement unless such event also constitutes a “disability” as defined under Section 409A of the Code.
(q)Dividend Equivalent Right: A right to receive the equivalent value of dividends paid on the Shares with respect to Shares underlying Restricted Share Units or an Other Share-Based Award that is a Full Value Award prior to vesting of the Award, subject to the additional requirements of Section 10(b) hereof. Such Dividend Equivalent Right shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Committee.
(r)Duly Approved by the Continuing Directors: An action approved by the vote of at least two-thirds of the Continuing Directors then on the Board.
(s)Effective Date: The date that the Plan becomes effective upon approval by the shareholders of the Company at the Company's 2023 annual general meeting of shareholders on June 8, 2023.
(t)Employee: A full-time or part-time employee of the Company or any Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or Affiliate for the relevant period or is otherwise providing services as an employee to the Company or an Affiliate. Neither services as a Director nor payment of a director’s fee by the Company or an Affiliate shall be sufficient to constitute “employment” by the Company or an Affiliate.
(u)Exchange Act: The U.S. Securities Exchange Act of 1934, as amended, or any successor thereto.
(v)Fair Market Value: On a given date,
(i)if there should be a public market for the Shares on such date, the average between the high and low price of the Shares as reported on such date on the principal national securities exchange on which such Shares are listed or admitted to trading, or, if no sale occurred on such date, the first trading date immediately prior to such date during which a sale occurred; or
(ii)if the Shares are not listed or admitted on any national securities exchange but are regularly quoted on a national market or other quotation system, the arithmetic mean of the per Share closing bid price and per Share closing asked price on such date as quoted on such market or system, or, if no sale occurred on such date, then on the immediately preceding date on which sales have been so reported or quoted; or
(iii)if there should not be a public market for the Shares on such date, the Fair Market Value shall be the value established by the Committee in good faith under a reasonable methodology and reasonable application in compliance with Section 409A of the Code to the extent such determination is necessary for Awards under the Plan to comply with, or be exempt from, Section 409A of the Code.
Notwithstanding the foregoing, for income tax reporting and/or withholding purposes under any Applicable Laws and for such other purposes as the Committee deems appropriate, including, without limitation, where Fair Market Value is used in reference to exercise, vesting, settlement or payout of an Award, the Fair Market Value shall be determined by the Company in accordance with uniform and nondiscriminatory standards adopted by it from time to time.
(w)Full Value Award: Any Award other than an (i) Option, (ii) Share Appreciation Right or (iii) other Award for which the Participant pays (or the value or amount payable under the Award is reduced by) an amount equal to or exceeding the Fair Market Value of the Shares, determined as of the date of grant.
(x)Good Reason: With respect to Section 11(b) hereof, unless otherwise provided in an Award Agreement or determined by the Committee:
(i)a substantial diminution in the Participant’s job responsibilities or a material adverse change in the Participant’s title or status; provided, however, that performing the same job for a smaller organization following a Change in Control shall not constitute Good Reason hereunder;
(ii)a reduction of the Participant’s base salary or target bonus (provided, however, a reduction of the Participant’s base salary or target bonus shall not constitute Good Reason hereunder if there is a broad-based reduction in the base salary or target bonus applicable to employees in the Company) or the failure to pay Participant’s base salary or bonus when due, or the failure to maintain on behalf of the Participant (and his or her dependents) benefits which are at least comparable in the aggregate to those prior to the completion of a Change in Control; or
(iii)the relocation of the principal place of Participant’s employment by more than fifty (50) miles from the Participant’s principal place of employment immediately prior to the completion of a Change in Control;
provided, however, that any of the events described in clauses (i) - (iii) above shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good

Reason; and provided further, that such Participant shall cease to have a right to terminate due to Good Reason on the 90th day following the later of the occurrence of the event or the Participant’s knowledge thereof, unless the Participant has given the surviving entity following a Change in Control (or other Affiliate thereof employing the Participant) notice thereof prior to such date.
(y)ISO: An Option that is also an incentive stock option granted pursuant to Section 5(e) of the Plan.
(z)Option: A stock option granted pursuant to Section 5 of the Plan.
(aa)Option Price: The purchase price (or exercise price) per Share of an Option, as determined pursuant to Section 5(b) of the Plan.
(ab)Other Share-Based Awards: Awards granted pursuant to Section 9 of the Plan.
(ac)Participant: A Service Provider who is selected by the Committee to participate in the Plan.
(ad)Performance-Based Award: An Award that vests, in whole or in part, based on the attainment of a Performance Goal.
(ae)Performance Criteria: The criteria that the Committee selects for purposes of establishing the Performance Goal(s) for a Participant during a Performance Period. The Performance Criteria that will be used to establish Performance Goals may include, but are not limited to, the following: (i) consolidated earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization); (ii) net income; (iii) operating income; (iv) operating income margin; (v) gross margin; (vi) earnings per Share; (vii) book value per Share; (viii) return on shareholders’ equity; (ix) expense management; (x) return on invested capital; (xi) improvements in capital structure; (xii) profitability of an identifiable business unit or product; (xiii) maintenance or improvement of profit margins or revenue; (xiv) Share price; (xv) market share; (xvi) revenues or sales; (xvii) costs; (xviii) available cash flow; (xix) working capital; (xx) return on assets; (xxi) total shareholder return, (xxii) productivity ratios, (xxiii) economic value added and (xxiv) environmental, social and governance criteria. The Performance Criteria may be calculated in accordance with Applicable Accounting Standards or on an adjusted basis.
(af)Performance Goals: For a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, the performance of an Affiliate, the performance of a division or a business unit of the Company or an Affiliate, the performance of an individual or team or in terms of such other measurement criteria as determined by the Committee. The Performance Goals may be measured either in absolute or relative terms. The Committee, in its sole discretion, may provide that one or more adjustments shall be made to one or more of the Performance Goals.
(ag)Performance Period: One or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.
(ah)Person: A “person”, as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act (or any successor section thereto), including any Affiliate or Associate of the Company.
(ai)Plan: This Allegion plc Incentive Stock Plan of 2023, as from time to time amended and then in effect.
(aj)Prior Plan: The Allegion plc Incentive Stock Plan of 2013. Upon the Effective Date, the Prior Plan shall terminate, and no new awards may be granted thereunder after the Effective Date.

(ak)Restricted Shares: Shares awarded to a Participant pursuant to Section 8 of the Plan that are subject to certain restrictions and may be subject to risk of forfeiture.
(al)Restricted Share Unit: An Award granted pursuant to Section 7 of the Plan that shall be evidenced by a bookkeeping entry representing the equivalent of one Share.
(am)Securities Act: The U.S. Securities Act of 1933, as amended, or any successor thereto.
(an)Service: Except as otherwise determined by the Committee in its sole discretion, a Participant’s Service terminates when the Participant ceases to actively provide services to the Company or an Affiliate. The Committee shall determine which leaves shall count toward Service and when Service terminates for all purposes under the Plan. Further, unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides Service to the Company or an Affiliate, or a transfer between entities (i.e., the Company or any Affiliates), provided, however, that there is no interruption or other termination of Service in connection with the Participant’s change in capacity or transfer between entities (except as may be required to effect the change in capacity or transfer between entities). For purposes of determining whether an Option is entitled to ISO status, an Employee’s Service shall be treated as terminated ninety (90) days after such Employee goes on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract.
(ao)Service Provider: An Employee or Director.
(ap)Shares: Ordinary shares in the capital of the Company, par value US $0.01 per Share, and such other securities of the Company that may be substituted for the Shares pursuant to Section 11 of the Plan.
(aq)Share Appreciation Right: A share appreciation right granted pursuant to Section 6 of the Plan.
(ar)Subsidiary: A subsidiary corporation, as defined in Section 424(f) of the Code (or any successor section thereto).
(as)Substitute Award: An Award granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity directly or indirectly acquired by the Company or with which the Company combines. Substitute Awards may be granted on such terms as the Committee deems appropriate, notwithstanding limitations on Awards in the Plan.
(at)Tax-Related Items: Any federal, state, provincial, municipal and/or local or other taxes imposed by any applicable jurisdiction (including, without limitation, income tax, social insurance contributions, social security contributions, fringe benefits tax, payment on account, stamp tax and any other taxes for which a Participant is liable as a result of participation in the Plan).
(au)Voting Securities: The outstanding securities entitled to vote generally in the election of Directors.
3. Shares Subject to the Plan
(a)Number of Shares: Subject to Section 11, the total number of Shares which may be issued under the Plan is 2,675,000 plus any additional Shares which may become available again under Section 3(b). The maximum number of Shares for which ISOs may be granted is 2,675,000. Except as provided below in Section 3(b) or 3(d), the number of Shares remaining available for issuance shall be reduced by the number of Shares subject to Awards that are granted hereunder.
(b)Award Shares Reissuable Under Plan: The following Shares, whether relating to Awards granted under the Plan or the Prior Plan, shall be available again for grants of Awards under the Plan: (i) Shares that are not issued (or, in the case of Restricted Shares, are reacquired by the Company) as a result of the termination, cancellation, expiration or lapsing of any Award for any reason; (ii) Shares subject to an Award that are not issued because the Award is settled in cash; (iii) Shares covered by a Full Value Award that are retained or are otherwise not issued by the Company in order to satisfy withholding obligations for Tax-Related Items in connection with the Full Value Award; and (iv) Shares subject to an Award that is converted to an award covering shares of another entity (other than an Affiliate) in connection with a recapitalization, reorganization, merger, consolidation, takeover, split-up, spin-off, scheme of arrangement, combination, exchange of shares or other similar event.
(c)Award Shares Not Reissuable Under Plan: Notwithstanding the foregoing, the following Shares shall be counted against the maximum number of Shares available for issuance pursuant to Section 3(a) and shall not be returned to the Plan: (i) Shares subject to an Option or Share Appreciation Right that are retained or otherwise not issued by the Company in order to satisfy withholding obligations for Tax-Related Items in connection with the Option or Share Appreciation Right or in payment of the exercise or purchase price of the Option; (ii) Shares that are not issued or delivered as a result of the net-settlement of an outstanding Option or Share Appreciation Right; (iii) Shares that are repurchased or redeemed on the open market with the proceeds of the exercise of an Option, or (iv) Shares withheld by the Company from a grant of Restricted Shares to satisfy withholding obligations for Tax-Related Items.
(d)Shares Not Counted Against Share Pool Reserve: Notwithstanding anything contained in Section 3 to the contrary, (i) Substitute Awards shall not reduce the overall limit on Shares available for grant under the Plan; provided, however, that Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as ISOs shall reduce the aggregate number of Shares available for Awards of ISOs under the Plan; and (b) subject to applicable securities exchange requirements, available shares under a shareholder approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or combination transaction) may be used for Awards under the Plan and shall not reduce the number of Shares available for delivery under the Plan.
(e)Individual Award Limits: The maximum amount of Awards that may be granted during a calendar year to any Participant shall be: (i) Options or Share Appreciation Rights with respect to an aggregate of 750,000 Shares and (ii) Full Value Awards with an aggregate grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of $15,000,000.
(f)Director Compensation Limit: Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding compensation payable to a Director of the Company who is not an Employee (“Non-Employee Director”), the sum of the grant date fair value (determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all Awards payable in Shares and the maximum cash value of any other Award granted under the Plan to an individual as compensation for services as a Non-Employee Director, together with cash compensation paid to such Non-Employee Director in the form of Board and Committee retainer, meeting or similar fees, during any calendar year shall not exceed $1,000,000; provided, however, that the foregoing limit shall be increased by $200,000 as the Board may deem necessary to compensate a Non-Employee Director for service on a special purpose committee or for other special or extraordinary service, as determined in the discretion of the members of the Board excluding any Non-Employee Directors receiving such additional compensation. For avoidance of doubt, compensation will count towards this limit for the calendar year in which it was granted or earned, and not later when distributed, in the event it is deferred. The foregoing limit may not be increased without the approval of the shareholders of the Company.
4. Administration
(a)Committee: The Plan shall be administered by the Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof consisting solely of at least two individuals who are intended to qualify as “Non-Employee Directors” within the meaning of Rule 16b-3 under the Exchange Act (or any successor rule thereto) and “independent directors” within the meaning of the New York Stock Exchange’s listed company rules. Additionally, the Committee may delegate the authority to take any of the actions set forth in Section 4(b) hereof, including the authority to grant Awards under the Plan to any Service Provider or group of Service Providers; provided, however, that in no event shall the Committee delegate the authority to grant awards to, or amend awards held by individuals who are subject to Section 16 of the Exchange Act; provided, further, that any delegation of authority shall be permitted only if such delegation and grants are consistent with Applicable Laws and guidelines established by the Committee from time to time. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, except with respect to matters which under Rule 16b-3 under the Exchange Act or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. The Committee may appoint such agents as it deems necessary or advisable for the proper administration of the Plan; provided, however, that such appointment is consistent with Applicable Laws and guidelines established by the Committee from time to time.
(b)Authority of Committee: The Committee has the exclusive power, authority and discretion to:
(i)Designate Participants to receive Awards;
(ii)Determine the type or types of Awards to be granted to each Participant;
(iii)Determine the number of Awards to be granted and the number of Shares to which an Award will relate;
(iv)Determine the terms and conditions of any Award granted pursuant to the Plan, including, without limitation, the Option Price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;
(v)Determine whether, to what extent, and pursuant to what circumstances (A) an Award may be settled in, or the purchase price of an Award may be paid in, cash, Shares, other Awards, or other property, (B) the vesting, exercisability or forfeiture restrictions applicable to an Award may be accelerated or waived, including, without limitation, in connection with the Participant’s retirement or other termination or other event, (C) or an Award may be cancelled, forfeited, or surrendered;
(vi)Prescribe the form of each Award Agreement, which need not be identical for each Participant and may vary for Participants in different jurisdictions;
(vii)Decide all other matters that must be determined in connection with an Award;
(viii)Establish, adopt, or revise any rules and regulations including adopting sub-plans to the Plan as it may deem necessary or advisable to facilitate participation in the Plan by Participants in various jurisdictions and/or to take advantage of tax-qualified treatment for Awards that may be available in certain jurisdictions;
(ix)Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;
(x)Correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable; and
(xi)Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan.
(c)Decisions Binding: Any decision of the Committee or its delegate pursuant to Section 4(a) hereof shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries or successors).
5. Terms and Conditions of Options
(a)Option Type: Options granted under the Plan shall be, as determined by the Committee, non-qualified or ISOs, as evidenced by the related Award Agreements, and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine:
(b)Option Price: The Option Price per Share shall be determined by the Committee, but shall not be less than 100% of the Fair Market Value of a Share on the date an Option is granted (other than in the case of Substitute Awards).
(c)Exercisability: Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted. The Committee shall specify the date or dates on which the Options shall become fully vested, and may specify such conditions to vesting, if any, as it deems appropriate. The vesting conditions, if any, may be based on, among other conditions, a Participant’s continued Service or the attainment of Performance Goals.

(d)Exercise of Options: Except as otherwise provided in the Plan or in an Award Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable. For purposes of Section 5 hereof, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company or its designee or administrative agent in the form and manner satisfactory to the Company and, if applicable, the date payment is received by the Company or its designee or administrative agent in accordance with the following sentence. The purchase price for the Shares as to which an Option is exercised shall be paid to the Company as designated by the Committee, pursuant to one or more of the following methods: (i) in cash or its equivalent (e.g., by personal check), (ii) if there is a public market for the Shares underlying the Options at such time, through the delivery of irrevocable instructions to a broker to sell Shares obtained upon the exercise of the Option and to deliver promptly to the Company an amount out of the proceeds of such sale equal to the aggregate Option Price for the Shares being purchased, or (iii) any other method of payment authorized by the Committee.
(e)ISOs: The Committee may grant Options under the Plan that are intended to be ISOs. Such ISOs shall comply with the requirements of Section 422 of the Code (or any successor section thereto). ISOs shall be granted only to Participants who are employees of the Company and its Subsidiaries. No ISO may be granted to any Participant who at the time of such grant, owns more than 10% of the total combined voting power of all classes of shares of the Company or of any Subsidiary, unless (i) the Option Price for such ISO is at least 110% of the Fair Market Value of a Share on the date the ISO is granted and (ii) the date on which such ISO terminates is a date not later than the day preceding the fifth anniversary of the date on which the ISO is granted. Any Participant who disposes of Shares acquired upon the exercise of an ISO either (A) within two years after the date of grant of such ISO or (B) within one year after the transfer of such Shares to the Participant, shall notify the Company of such disposition and of the amount realized upon such disposition. All Options granted under the Plan are intended to be nonqualified stock options, unless the applicable Award Agreement expressly states that the Option is intended to be an ISO. If an Option is intended to be an ISO, and if for any reason such Option (or portion thereof) shall not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a nonqualified stock option granted under the Plan; provided, however, that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to nonqualified stock options. In no event shall any member of the Committee, the Company or any of its Affiliates (or their respective employees, officers or directors) have any liability to any Participant (or any other Person) due to the failure of an Option to qualify for any reason as an ISO.
(f)Rights with Respect to Shares: No Participant shall have any rights to dividends or other rights of a shareholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares and, if applicable, has satisfied any other conditions imposed by the Committee pursuant to the Plan.
6. Terms and Conditions of Share Appreciation Rights
(a)Grants: The Committee may grant (i) a Share Appreciation Right independent of an Option or (ii) a Share Appreciation Right in connection with an Option, or a portion thereof. A Share Appreciation Right granted pursuant to clause (ii) of the preceding sentence (A) may only be granted at the time the related Option is granted, (B) shall cover the same number of Shares covered by an Option (or such lesser number of Shares as the Committee may determine) and (C) shall be subject to the same terms and conditions as such Option except for such additional limitations as are contemplated by this Section 6 (or such additional limitations as may be included in an Award Agreement). Payment shall be made in Shares or in a cash amount with a value equal to the aggregate Fair Market Value of the applicable number of Shares, at the discretion of the Committee.
(b)Terms: The exercise price per Share of a Share Appreciation Right shall be an amount determined by the Committee but in no event shall such amount be less than the Fair Market Value of a Share on the date the Share Appreciation Right is granted (other than in the case of Substitute Awards); provided, however, that in the case of a Share Appreciation Right granted in conjunction with an Option, or a portion thereof, the exercise price may not be less than the Option Price of the related Option. Each Share Appreciation Right granted independent of an Option shall entitle a Participant upon exercise to a number of Shares equal to an amount that is (i) the excess of (A) the opening price of the Shares on the exercise date of one Share (the “Opening Price”) over (B) the exercise price per Share, multiplied by (ii) the number of Shares covered by the Share Appreciation Right, divided by (2) the Opening Price. Each Share Appreciation Right granted in conjunction with an Option, or a portion thereof, shall entitle a Participant to surrender to the Company the unexercised Option, or any portion thereof, and to receive from the Company in exchange therefore a number of Shares equal to an amount that is (i) the excess of (A) the Opening Price over (B) the Option Price per Share, multiplied by (ii) the number of Shares covered by the Option, or portion thereof, which is surrendered, divided by the Opening Price. Share Appreciation Rights may be exercised from time to time upon actual receipt by the Company or its designee or administrative agent of written notice of exercise in the form and manner satisfactory to the Company stating the number of Shares with respect to which the Share Appreciation Right is being exercised. The date a notice of exercise is received by the Company shall be the exercise date. No fractional Shares will be issued in payment for Share Appreciation Rights, but instead the number of Shares will be rounded downward to the next whole Share. The Committee shall specify the date or dates on which the Share Appreciation Rights shall become fully vested, and may specify such conditions to vesting, if any, as it deems appropriate. The vesting conditions, if any, may be based on, among other conditions, a Participant’s continued Service or the attainment of Performance Goals.
(c)Limitations: The Committee may impose, in its discretion, such conditions regarding the exercisability of Share Appreciation Rights as it may deem fit, but in no event shall a Share Appreciation Right be exercisable more than ten years after the date it is granted.
7. Terms and Conditions of Restricted Share Units
(a)Restricted Share Units: The Committee is authorized to grant Restricted Share Units to Participants in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose.
(b)Vesting Restrictions: The Committee shall specify the date or dates on which the Restricted Share Units shall become fully vested and non-forfeitable, and may specify such conditions to vesting, if any, as it deems appropriate. The vesting conditions, if any, may be based on, among other conditions, a Participant’s continued Service or the attainment of Performance Goals.
(c)Form and Timing of Payment: The Committee shall specify the settlement date applicable to each grant of Restricted Share Units, which date shall not be earlier than the date or dates on which the Restricted Share Units shall become fully vested and non-forfeitable, or such settlement date may be deferred to any later date, subject to compliance with Section 409A of the Code, as applicable. On the settlement date, the Company shall, subject to satisfaction of applicable Tax-Related Items (as further set forth in Section 20 hereof), deliver to the Participant one Share for each Restricted Share Unit scheduled to be paid out on such date and not previously forfeited. Alternatively, settlement of a Restricted Share Unit may be made in cash (in an amount reflecting the Fair Market Value of the Shares that otherwise would have been issued) or any combination of cash and Shares, as determined by the Committee, in its sole discretion, in either case, less applicable Tax-Related Items (as further set forth in Section 20 hereof). Until a Restricted Share Unit is settled, the number of Restricted Share Units shall be subject to adjustment pursuant to Section 11 hereof.
(d)Forfeiture: Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, any Restricted Share Units that are not vested as of the date of the Participant’s termination of Service shall be forfeited.
(e)General Creditors: A Participant who has been granted Restricted Share Units shall have no rights other than those of a general creditor of the Company. Restricted Share Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement evidencing the grant of the Restricted Share Units.
8. Terms and Conditions of Restricted Share Awards
(a)Grant of Restricted Shares: The Committee is authorized to grant Restricted Shares to Service Providers selected by the Committee in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Committee shall impose.
(b)Purchase Price: At the time of the grant of Restricted Shares, the Committee shall determine the price, if any, to be paid by the Participant for each Share subject to the Award. The purchase price of Shares acquired pursuant to the Award shall be paid either: (i) in cash at the time of purchase; (ii) at the sole discretion of the Committee, by Service rendered or to be rendered to the Company or an Affiliate; or (iii) in any other form of legal consideration that may be acceptable to the Committee in its sole discretion and in compliance with Applicable Laws.
(c)Issuance and Restrictions: Restricted Shares shall be subject to such restrictions, if any, on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Shares or the right to receive dividends or repayment of capital on the Restricted Shares).

The restrictions, if any, may be based on, among other conditions, a Participant’s continued Service or the attainment of Performance Goals. These restrictions, if any, may lapse separately or in combination at such times, pursuant to such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.
(d)Dividends: Any dividends that are distributed with respect to Restricted Shares shall be paid in accordance with the applicable Award Agreement, subject to the provisions of Section 10(b)(ii) hereof.
(e)Forfeiture: Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of Service during the applicable restriction period, Restricted Shares that are at that time subject to restrictions shall be forfeited.
(f)Certificates for Restricted Shares: Restricted Shares granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Shares are registered in the name of the Participant, certificates shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
9. Other Share-Based Awards
(a)Grants of Other Share-Based Awards: Subject to limitation under Applicable Laws, the Committee is authorized under the Plan to grant Awards (other than Options, Restricted Share Units, Restricted Shares and Share Appreciation Rights) to Service Providers subject to the terms and conditions set forth in this Section 9 and such other terms and conditions as may be specified by the Committee that are not inconsistent with the provisions of the Plan and that, by their terms, involve or might involve the issuance of, consist of, or are denominated in, payable in, valued in whole or in part by reference to, or otherwise relate to, Shares. The Committee may also grant Shares as a bonus, or may grant other Awards in lieu of obligations of the Company or an Affiliate to pay cash or other property under the Plan or other plans or compensatory arrangements. The terms and conditions applicable to such other Awards shall be determined from time to time by the Committee and set forth in an applicable Award Agreement. The Committee may establish one or more separate programs under the Plan for the purpose of issuing particular forms of Awards to one or more classes of Participants on such terms and conditions as determined by the Committee from time to time.
(b)Form of Payment: Payments with respect to any Awards granted under this Section 9 shall be made in cash or cash equivalent, in Shares or any combination of the foregoing, as determined by the Committee.
(c)Vesting Conditions: The Committee shall specify the date or dates on which the Awards granted pursuant to this Section 9 shall become fully vested and non-forfeitable, and may specify such conditions to vesting as it deems appropriate. The vesting conditions may be based on, among other vesting conditions, a Participant’s continued Service or the attainment of Performance Goals.
(d)Term: Except as otherwise provided herein, the term of any Award granted pursuant to this Section 9 shall be set by the Committee in its discretion; provided, however, that the term of any Award granted pursuant to this Section 9 shall not exceed ten (10) years.
10. Provisions Applicable to All Awards
(a)Award Agreement: Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award, not inconsistent with the Plan, which may include, without limitation, the term of an Award, the provisions applicable in the event the Participant’s Service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.
(b)Dividends and Dividend Equivalent Rights:
(i)The Committee in its sole discretion may provide a Participant as part of an Restricted Share Unit or Other Share-Based Award that is a Full Value Award with Dividend Equivalent Rights, on such terms and conditions as may be determined by the Committee in its sole discretion. For the avoidance of doubt, no dividends or Dividend Equivalent Rights shall be payable in respect of Options or Share Appreciation Rights.
(ii)Notwithstanding anything to the contrary herein, any Dividend Equivalent Right provided in connection with an Award that is subject to vesting shall either (i) not be paid or credited or (ii) be accumulated and subject to the same vesting restrictions applicable to the underlying Award. For Restricted

Shares subject to vesting, dividends shall be accumulated and subject to any restrictions and risk of forfeiture to which the underlying Restricted Shares are subject.
(c)Limits on Transfer: Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under Applicable Laws, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate.
Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than ISOs) to be transferred by a Participant, without consideration, in connection with estate planning or charitable transfers, subject to compliance with Applicable Laws and such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(d)Minimum Vesting: Notwithstanding any provision of the Plan to the contrary, all Awards granted under the Plan shall have a minimum vesting period of one year measured from the date of grant of the applicable Award; provided, however, that up to 5% of the Shares authorized for issuance under the Plan may be granted without such minimum vesting period. Nothing in this Section 10(d) shall limit the Company’s ability to grant Awards that contain rights to accelerated vesting on a termination of Service or to otherwise accelerate vesting to the extent permitted under the Plan. In addition, the minimum vesting requirement set forth in this Section 10(d) shall not apply to: (i) Substitute Awards; (ii) Awards that may be settled only in cash; or (iii) Awards granted to a Non-Employee Director which vest on the earlier of the one-year anniversary of the date of grant and the next annual general meeting of the Company’s shareholders (which is at least 50 weeks after the immediately preceding year’s annual general meeting). Further, this Section 10(d) shall not limit the provisions of Section 11 hereof.
11. Adjustments Upon Certain Events
Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Awards granted under the Plan:
(a)Generally: In the event of any change in the outstanding Shares (including to the price of the Shares) after the Effective Date by reason of any reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares other than regular cash dividends, bonus issue, share split or any transaction similar to the foregoing, the Committee shall make such substitution or adjustment, as it deems, in its sole discretion and without liability to any person, to be equitable (subject to Section 18 hereof), as to (i) the number or kind of Shares or other securities issued or reserved for issuance pursuant to the Plan or pursuant to outstanding Awards, (ii) the maximum number of Shares for which Options or Stock Appreciation Rights may be granted during a calendar year to any Participant, (iii) the Option Price or exercise price of any Share Appreciation Right and/or (iv) any other affected terms of such Awards, including, without limitation, any affected Performance Goals. In the event of any change in the outstanding Shares after the Effective Date by reason of any share split (forward or reverse) or any share dividend, all adjustments described in the preceding sentence shall occur automatically in accordance with the ratio of the bonus issue, share split or share dividend, unless otherwise determined by the Committee.
(b)Change in Control: The provisions of this Section 11(b) shall apply in the event of a Change in Control, unless otherwise determined by the Committee in connection with the grant of an Award as reflected in the applicable Award Agreement or upon the occurrence of a Change in Control.
(i)Treatment of Service-Based Awards: Notwithstanding Section 11(a) hereof, immediately prior to a Change in Control, a Participant’s Awards that vest based solely on the Participant’s continued Service shall become fully vested and, to the extent applicable, exercisable and all forfeiture restrictions on such Awards shall lapse, except to the extent that an Alternate Award is provided with respect to any such Award, in which case there shall be no acceleration of vesting or exercisability. For purposes of the foregoing, an “Alternate Award” shall be deemed to be provided in respect of an affected Award if such Award is assumed or substituted by the surviving entity following the Change in Control in a manner that will substantially preserve the otherwise applicable terms of the affected Award, as determined by the Committee in its sole discretion prior to the occurrence of a Change in Control, provided, however, that any such Alternate Award must (A) be based on stock which is traded on an established securities market; (B)

provide a Participant with rights and entitlements substantially equivalent to or better than the rights, terms and conditions applicable under such Award, including, but not limited to, an identical or better exercise or vesting schedule and identical or better timing and methods of payment (subject to Section 424 of the Code, as applicable); (C) have substantially equivalent economic value to such Award (determined at the time of the Change in Control in accordance with principles applicable under Section 424 of the Code); and (D) vest in full upon any termination of a Participant’s employment or service with the surviving entity (or applicable Affiliate thereof) of such Change in Control by such entity without Cause or by such Participant with Good Reason, in each case on or within twenty-four (24) months following such Change in Control.
(ii)Treatment of Performance-Based Awards: With respect to Awards that vest based on the attainment of Performance Goals, the Performance Periods applicable to such Performance-Based Awards shall lapse and a Participant shall be deemed to have earned a pro rata Award equal to the product of (A) such Participant’s target award opportunity for the Performance Period in question and (B) a fraction, the numerator of which is the number of full plus partial months that have elapsed since the beginning of the Performance Period to the date on which the Change in Control occurs, and the denominator of which is the total number of months in such Performance Period. Unless an Alternate Award is provided for any remaining portion of a performance-based Award that does not vest pursuant to this Section 11(b)(ii), any such remaining portion of a Performance-Based Award shall terminate and cease to be outstanding as of the Change in Control.
(c)Other Requirements: Prior to any payment or adjustment contemplated under this Section 11, the Committee may require a Participant to (i) represent and warrant as to the unencumbered title to the Participant’s Awards; (ii) bear such Participant’s pro rata share of any post-closing indemnity obligations, and be subject to the same post-closing purchase price adjustments, escrow terms, offset rights, holdback terms, and similar conditions as the other holders of Shares, subject to any limitations or reductions as may be necessary to comply with Section 409A of the Code; and (iii) deliver customary transfer documentation as reasonably determined by the Committee.
(d)Fractional Shares: Any adjustment provided under this Section 11 may provide for the elimination of any fractional share that might otherwise become subject to an Award.
12. No Right to Employment or Awards
The granting of an Award under the Plan shall impose no obligation on the Company or any Affiliate to continue the employment or service of a Participant and shall not lessen or affect the Company’s or Affiliate’s right to terminate the employment or service of such Participant. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).
13. Successors and Assigns
The Plan shall be binding on all successors and assigns of the Company and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.
14. Amendments or Termination
(a)Amendment and Termination of the Plan: The Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if (i) it would materially increase the number of securities which may be issued under the Plan or granted to any Participant (except for increases pursuant to Section 11 hereof); (ii) it materially expands the types of Awards available under the Plan or materially expands the class of persons eligible to receive Awards under the Plan; (iii) such approval is necessary to comply with any regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company may be listed or quoted), or (iv) the Committee determines that such approval is otherwise required or advisable to facilitate compliance with Applicable Laws; provided, however, that, subject to Section 18 hereof or unless required or advisable to facilitate compliance with Applicable Laws, as determined in the sole discretion of the Committee, any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.
(b)Amendment of Award Agreements: The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively (including after a Participant’s termination of employment or service with the Company); provided, however, that, subject to Section 18 hereof or unless required or advisable to facilitate compliance with Applicable Laws, as determined in the sole discretion of the Committee, any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant.
(c)No Repricing of Awards: Subject to Section 11 hereof, in no event shall the Committee or the Board take any action without approval of the shareholders of the Company that would (i) reduce the exercise price of any Option or Share Appreciation Right; (ii) result in the cancellation of any outstanding Option or Share Appreciation Right and replacement with a new Option or Share Appreciation Right with a lower exercise price or with a cash payment or other Award at a time when the Option or Share Appreciation Right has a per Share exercise price that is higher than the Fair Market Value of a Share; or (iii) result in any other action that would be considered a “repricing” for purposes of the shareholder approval rules of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or quoted.
15. Choice of Law
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware without regard to such state's conflict of laws principles.
16. Severability
If any provision of the Plan or the application of any provision hereof to any person or circumstance is held to be invalid or unenforceable, the remainder of the Plan and the application of such provision to any other person or circumstance shall not be affected, and the provisions so held to be unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.
17. Effectiveness and Term of the Plan
This Plan shall be effective as of the Effective Date and shall remain in effect, subject to the right of the Board or the Committee to amend or terminate the Plan at any time as provided in this Plan, until all Shares subject to the Plan shall have been purchased or acquired according to the Plan’s provisions. In no event, however, may an ISO be granted under the Plan more than ten years after the date the Plan was approved by the Board. Any Awards that are outstanding on the date that the Plan is terminated shall remain in force according to the terms of the Plan and the applicable Award Agreement.
18. Section 409A
Notwithstanding other provisions of the Plan or any Award Agreement thereunder, no Award shall be granted, deferred, accelerated, extended, paid out or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. In the event that it is reasonably determined by the Committee that, as a result of Section 409A of the Code, payments in respect of any Award under the Plan may not be made at the time contemplated by the terms of the Plan or the relevant Award Agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code.
Without limiting the generality of the foregoing, to the extent applicable, notwithstanding anything herein to the contrary, this Plan and Awards issued hereunder shall be interpreted in accordance with Section 409A of the Code and U.S. Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. Further, no payment that constitutes deferred compensation under Section 409A of the Code that would otherwise be made under the Plan or an Award Agreement upon a Participant’s termination of Service will be made or provided unless and until such termination is also a “separation from service,” as determined in accordance with Section 409A of the Code, if applicable, and further, notwithstanding anything in the Plan or any Award Agreement, if a Participant is a

“specified employee” within the meaning of Section 409A of the Code at the time of such separation from service, then solely to the extent necessary to avoid the imposition of any additional tax under Section 409A of the Code, such payment (or the commencement thereof, if applicable) may not occur prior to the date that is six months after the date of such Participant’s separation from service or, if earlier, the date of the Participant’s death. Notwithstanding any provision of the Plan to the contrary, in the event that the Committee determines that any amounts payable hereunder will be taxable to a Participant under Section 409A of the Code and related U.S. Department of Treasury guidance prior to payment to such Participant of such amount, the Company may (a) adopt such amendments to the Plan and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Plan and Awards hereunder and/or (b) take such other actions as the Committee determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code. However, in no event shall the Committee or Board (or any member thereof), or the Company (or its employees, officers, directors or Affiliates) have any liability to Participant or to any other party for any tax liability incurred by a Participant or any other party under Section 409A of the Code.
19. Clawback/Recoupment Policy
Notwithstanding anything contained herein to the contrary, all Awards (including any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any grant, exercise or settlement of any Award or upon the receipt or resale of any Shares underlying the Award) granted under the Plan shall be subject to forfeiture and/or repayment to the Company to the extent and in the manner required (a) to comply with any requirements imposed under Applicable Laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or (b) under the terms of any incentive compensation clawback or recoupment policy currently in effect or as may be adopted by the Committee or the Board and, in each case, as may be amended from time to time, whether or not such policy or guideline was in place at the time of grant of an Award (and such requirements shall be deemed incorporated into this Plan without the consent of Participant). No such policy adoption or amendment shall in any event require the prior consent of any Participant.
20. Tax-Related Items
The Company or any Affiliate, as applicable, shall have the authority and the right to deduct or withhold, or to require a Participant to remit to the Company, an amount sufficient to satisfy the obligation for Tax-Related Items with respect to any taxable or tax withholding event concerning a Participant arising as a result of the Participant’s participation in the Plan or to take such other action as may be necessary or appropriate in the opinion of the Company or an Affiliate, as applicable, to satisfy withholding obligations for the payment of Tax-Related Items by one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation; (b) withholding from the proceeds of sale of Shares underlying an Award, either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf, without need of further authorization; (c) in the Committee’s sole discretion, by withholding Shares otherwise issuable under an Award (or allowing the return of Shares) sufficient, as determined by the Committee in its sole discretion, to satisfy such Tax-Related Items; or (d) by such other withholding method as set forth in an Award Agreement. No Shares or other payment shall be delivered pursuant to an Award to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Committee to satisfy the obligations for Tax-Related Items with respect to any taxable or tax withholding event concerning the Participant or such other person arising as a result of an Award.
21. Government and Other Regulations
The obligation of the Company to make payment of Awards in Shares or otherwise shall be subject to all Applicable Laws, and to such approvals by government agencies, including government agencies in any applicable jurisdiction, in each case as may be required or as the Company deems necessary or advisable. Without limiting the foregoing, the Company shall have no obligation to issue or deliver evidence of title for Shares subject to Awards granted hereunder prior to: (i) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable, and (ii) completion of any registration or other qualification with respect to the Shares under any Applicable Law or ruling of any governmental body that the Company determines to be necessary or advisable or at a time when any such registration or qualification is not current, has been suspended or otherwise has ceased to be effective. The inability or impracticability of the Company to obtain or maintain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained and shall constitute circumstances in which the Committee may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the affected Participant. The Company shall be under no obligation to register pursuant to the Securities Act any of the Shares paid pursuant to the Plan. If the Shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such Shares in such manner as it deems advisable to ensure the availability of any such exemption.
22. No Shareholders Rights
Except as otherwise provided herein, a Participant shall have none of the rights of a shareholder with respect to Shares covered by any Award, including the right to vote or receive dividends, until the Participant or its nominee/broker becomes the record owner of such Shares, notwithstanding the exercise of an Option or Share Appreciation Right or vesting of another Award.

ALLEGION

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D98800-P86875

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ALLEGION PLC

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:	For	Against	Abstain
1a. Kirk S. Hachigian	☐	☐	☐
1b. Steven C. Mizell	☐	☐	☐
1c. Nicole Parent Haughey	☐	☐	☐
1d. Lauren B. Peters	☐	☐	☐
1e. Ellen Rubin	☐	☐	☐
1f. Dean I. Schaffer	☐	☐	☐
1g. John H. Stone	☐	☐	☐
1h. Dev Vardhan	☐	☐	☐
1i. Martin E. Welch III	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

IF YOU PLAN TO ATTEND THE ANNUAL GENERAL MEETING, PLEASE BRING, IN ADDITION TO THIS ADMISSION TICKET, A PROPER FORM OF IDENTIFICATION.

ADMISSION TICKET

ALLEGION PLC
ANNUAL GENERAL MEETING OF SHAREHOLDERS

JUNE 8, 2023
4:30 p.m., local time
The Shelbourne
27 St. Stephen's Green
Dublin 2 Ireland

THIS ADMISSION TICKET ADMITS ONLY THE NAMED SHAREHOLDER AND ONE GUEST.

NOTE: VIDEO, STILL PHOTOGRAPHY AND RECORDING DEVICES ARE NOT PERMITTED AT THE ANNUAL GENERAL MEETING. YOUR COOPERATION IS APPRECIATED.

D98801-P86875

ALLEGION PLC
Annual General Meeting of Shareholders
June 8, 2023 4:30 p.m., local time
This proxy is solicited by the Board of Directors

The undersigned hereby appoint(s) John H. Stone, Michael J. Wagnes and Jeffrey N. Braun, or any of them, or any other person appointed by the Company's Board of Directors, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all ordinary shares of ALLEGION PLC (the "Company") which the undersigned is entitled to vote at the Annual General Meeting of Shareholders to be held at The Shelbourne, 27 St. Stephen's Green, Dublin 2 Ireland, on Thursday, June 8, 2023 at 4:30 p.m., local time, or at any adjournments or amended locations and/or times thereof, with all the powers the undersigned would possess, if then and there personally present, upon the matters described in the Notice of Annual General Meeting of Shareholders and Proxy Statement, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournments.

Any shareholder entitled to attend and vote at the Annual General Meeting may appoint one or more proxies, who need not be shareholder(s) of the Company. If you wish to appoint a person other than the designated officers of the Company, please contact the Corporate Secretary and also note that your nominated proxy must attend the Annual General Meeting in person in order for your votes to be voted. A proxy is required to vote in accordance with any instructions given to him/her. Completion of a form of proxy will not preclude a member from attending and voting at the meeting in person.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO CONTRARY SPECIFICATIONS ARE MADE ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED IN THE MANNER RECOMMENDED BY THE COMPANY'S BOARD OF DIRECTORS ON ALL MATTERS AND IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL GENERAL MEETING OF SHAREHOLDERS.

Continued and to be signed on reverse side